UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

EQM TECHNOLOGIES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	25-5894890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Carillon Boulevard
Cincinnati, Ohio 45240
(Address of principal executive offices) (Zip Code)

(513) 825-7500
(Registrant's telephone number, including area code)

Copies to:

Adam W. Finerman, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

(212) 451-2300

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

EQM TECHNOLOGIES & ENERGY, INC

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  You should assume that the information contained in this document is accurate as of the date of this Form 10 only.

As used in this Form 10, unless the context otherwise requires the terms “we,” “us,” “our,” and “EQM” refer to EQM Technologies & Energy Inc., a Delaware corporation, and its subsidiaries.

FORWARD LOOKING STATEMENTS

The statements contained in this document that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Although we believe that the expectations reflected in such forward-looking statements, including those regarding future operations, are reasonable, we can give no assurance that such expectations will prove to be correct.  Forward-looking statements are not guarantees of future performance and they involve various risks and uncertainties.  Forward-looking statements contained in this document include statements regarding our proposed services, market opportunities and acceptance, expectations for revenues, cash flows and financial performance, and intentions for the future.  Such forward-looking statements are included under Item 1.  “Business” and Item 2.  “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement.  It is important to note that such statements may not prove to be accurate and that our actual results and future events could differ materially from those anticipated in such statements.  Among the factors that could cause actual results to differ materially from our expectations are those described under Item 1.  “Business,” Item 1A. “Risk Factors” and Item 2.  “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section and other factors included elsewhere in this document.

Item 1.    Business

A.	Overview

EQM Technologies & Energy, Inc. is a U.S. based provider of engineering and environmental consulting services to government and commercial business, and a producer of high quality biodiesel fuel. We have an extensive knowledge base in environmental services, process design and engineering, remediation, and construction management services. Our mission is to help private and public organizations manage and control their environmental risks and comply with regulatory requirements.

We operate our business through two segments – Environmental Services and Biodiesel Production. Through our Environmental Services segment, we provide a broad range of environmental related engineering, consulting, remediation and construction services to the public and industrial sectors. We have longstanding relationships and multi-year contracts with numerous federal agencies, including the U.S. Environmental Protection Agency (“EPA”) and the U.S. Department of Defense (including the Air Force Center for Engineering and the Environment, Naval Facilities Engineering Command, and the U.S. Army Corps of Engineers), as well as private sector clients across numerous industries. Through our Biodiesel Production segment, we operate a production facility designed and constructed to produce high quality biodiesel from a broad range of inputs and feedstocks (“Biodiesel Production Facility”) and sell finished biodiesel to regional refiners and blenders. We acquired the Biodiesel Production Facility in February 2011 in connection with the Beacon Merger (defined below), at which time the Biodiesel Production Facility was not in operation. The Biodiesel Production Facility was successfully restarted by us in April 2011.

Our common stock is quoted on the OTC Pink Market, also known as the “Pink Sheets,” under the symbol “EQTE”. We are headquartered in Cincinnati, OH with satellite offices and operations in 10 states. We have approximately 223 employees of which 148 are full time and 75 are part time. The mailing address of our headquarters is 1800 Carillon Boulevard, Cincinnati, OH 45240, and the telephone number at that location is (513) 835-7500. Our corporate website is located at www.EQM.com .

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B.	Corporate History

Environmental Quality Management, Inc. (“EQ”), an Ohio corporation, was formed on September 24, 1990 under the name “Professional Environmental Quality, Inc.” and changed its name to “Environmental Quality Management, Inc.” on September 26, 1990. On February 7, 2011, pursuant to a merger agreement dated as of January 25, 2011 (the “Beacon Merger Agreement”), EQ consummated a “reverse merger” transaction with Beacon Energy Holdings, Inc. (“Beacon”), a Delaware corporation, and Beacon Acquisition, Inc. (“Acquisition Sub”), an Ohio corporation and a wholly-owned subsidiary of Beacon. EQ merged with and into Acquisition Sub with the result that, on February 7, 2011, EQ became a subsidiary of Beacon (the “Beacon Merger”).

Following the Beacon Merger, Beacon changed its name to “EQM Technologies & Energy, Inc.” (“EQM” or the “Company”). As a result of the Beacon Merger, EQ’s former stockholders acquired a majority of EQM’s common stock and EQ’s officers and directors became officers and directors of EQM. For accounting purposes, the Beacon Merger has been treated as an acquisition of Beacon by EQ and a recapitalization of EQ. The historical consolidated financial statements prior to February 7, 2011 are those of EQ. In connection with the Beacon Merger, EQ has restated its statements of stockholders’ equity and redeemable preferred stock on a recapitalization basis so that all equity accounts are now presented as if the recapitalization had occurred as of the beginning of the earliest period presented.

Beacon Merger

Pursuant to the terms of the Beacon Merger Agreement, the former stockholders of EQ were issued a total of 33,185,049 shares of the Company’s common stock, including 11,433,858 shares held in escrow pursuant to the terms of the Beacon Merger Agreement (the “Escrow Shares”), and 952,381 shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”), in exchange for their shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock. The Escrow Shares were released to their holders on February 7, 2012 in accordance with the terms of the Beacon Merger Agreement and the related escrow agreement.

On February 7, 2011, in connection with the Beacon Merger, the holders of $1,650,000 aggregate principal amount of secured promissory notes of Beacon, accruing interest at 15% per annum interest rate and due and payable on April 10, 2012 (the “Old Beacon Notes”), were issued (i) in exchange for the aggregate principal amount outstanding under the Old Beacon Notes, new subordinated convertible promissory notes in the aggregate principal amount of $1,650,000, accruing interest at 10% per annum and due and payable on February 7, 2014 (the “Beacon Merger Notes”), and (ii) in exchange for the accrued but unpaid interest under the Old Beacon Notes, a total of 311,780 shares of our common stock. The principal and accrued interest of the Beacon Merger Notes are convertible, at the option of the holder, into a total of 1,187,174 and 135,950 shares, as of March 31, 2012, of the Company’s common stock at an exercise price of $1.3899 per share (subject to adjustment in accordance with the terms of the Beacon Merger Notes), are subordinate to our obligations to our senior lender, and are secured by a lien on the Biodiesel Production Facility. The Beacon Merger Notes provide for customary events of default, the occurrence of which may result in all of the Beacon Merger Notes then outstanding becoming immediately due and payable.

In connection with the Beacon Merger, we acquired the net assets of Beacon, consisting principally of the Biodiesel Processing Facility. The purchase price for the acquisition of Beacon was determined based upon the fair value of the consideration exchanged in the Beacon Merger.

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C.	Mission

Our mission is to be a premier national environmental engineering, consulting, and remediation and construction firm that helps private and public organizations manage and control their environmental risks and comply with regulatory requirements, and helps the advancement of renewable fuels. The following core principles guide how we operate our business:

•	Recruit and Retain a Highly Skilled and Dedicated Workforce. We strive to hire and train the very best scientists, engineers and consultants, and leverage their skills to deliver value added solutions to our clients. Our workforce is diverse and includes leading experts in our fields. Our entrepreneurial nature and commitment to success provide challenges and opportunities for our employees.
•	Provide Efficient and Cost Effective Solutions. We leverage the skills and talents of our dedicated resources with those of our strategic partners, to deliver high quality and competitively priced services and solutions throughout our business segments.
•	Deliver Professionalism and Excellence. We incorporate superior and disciplined project management and excellence in safety and quality in all of our services.
•	Uphold Ethics and Integrity. We conduct our business with honesty and integrity, in compliance with all laws and regulations.

D.	Our Environmental Services Segment

Our Environmental Services segment is a leading full service provider of environmental consulting, engineering, program management, clean technology, remediation and construction management and technical services. Our solutions span the entire life cycle of consulting and engineering projects and are designed to help public and private sector organizations manage and control their environmental risks and comply with regulatory requirements.

Our Environmental Services segment is managed out of our Cincinnati, OH office and has approximately 203 employees, including approximately 85 engineers and scientists, 63 administrative personnel, including personnel who provide executive and administrative support for the corporate office, and 55 field employees. In addition to supporting customers from our headquarters in Cincinnati, OH, we provide services from several field offices throughout the United States.

Environmental Services Segment Offices
Cincinnati, OH (headquarters)	Quad Cities, IL/IA
Chicago, IL	Roanoke, VA
Durham, NC	Sacramento, CA
New Orleans, LA	San Antonio, TX
Seattle, WA

Leveraging our extensive knowledge base in environmental services, cleantech technology, process design and engineering, government contracting, and biofuels, we offer a wide range of services, including evaluation and conceptual design, detailed final process and engineering design, turn-key design build projects, project and construction management, and logistics management. Our focus areas include air and emissions, water and wastewater, industrial hygiene and safety, community relations support and emergency response and hazardous waste site cleanup. We also offer services for alternative energy and fuels production projects and have supported projects that include biodiesel and ethanol production, co-generation, waste-to-fuel, and energy and fuel production from biomass.

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Our Environmental Services segment has longstanding relationships and multi-year contracts with numerous federal agencies including the EPA, the U.S. Air Force, U.S. Navy and U.S. Army Corps of Engineers, as well as private sector clients in the cement, steel, food, consumer products, industrial production, and transportation industries.

Industry and Market Opportunity

Since the 1970s, there has been a significant increase in environmental legislation. The most significant of these include:

•	Clean Air Act – designed to govern and control air emissions and pollution; includes provisions governing the minimum annual volume of renewable fuel to be used in the United States (see description of “Renewable Fuel Standard” in the description of our Biodiesel Production segment)

•	National Environmental Policy Act (NEPA) of 1969 – established procedural requirements for all federal government agencies to prepare Environmental Assessments (EAs) and Environmental Impact Statements (EISs) that detail the environmental impact of major federal actions; virtually all federal agencies are subject to NEPA, and most state agencies have requirements similar to NEPA

•	Comprehensive Environmental Response, Compensation, And Liability Act of 1980 (CERCLA) / Superfund –authorizes the federal government to order responsible parties to study and clean up / remediate sites that are contaminated with hazardous substances, or, to itself undertake and fund such activities

•	The Resource Conservation And Recovery Act of 1976 (RCRA) – governs the disposal of solid and hazardous waste and imposes performance, testing and record keeping requirements on persons who generate, transport, treat, store, or dispose of hazardous wastes, with “cradle to grave” coverage

•	Safe Drinking Water Act of 1996 (SDWA) – designed to ensure safe drinking water for the public, by requiring the EPA to set standards for drinking water quality and oversee all states, localities, and water suppliers who implement these standards

•	Federal Water Pollution Control Amendments of 1972 (Clean Water Act (CWA)) –governs water pollution

•	Occupational Safety and Health Act of 1970 (OSHA) – designed to ensure that employees are provided with work environments free from recognized hazards, such as exposure to toxic chemicals, excessive noise levels, mechanical dangers, heat or cold stress, or unsanitary conditions

These and other environmental regulations have benefitted the environmental services industry substantially. As compliance with these laws is mandatory and violations can be punitive, environmental services have become more strategic and mission critical activities for companies and public agencies. We believe that organizations are increasingly evaluating, identifying, quantifying and managing elements of environmental risk on a more proactive basis to avoid the costs, liabilities, and other adverse effects of being found in noncompliance with regulations, as opposed to purely reacting to critical events, catastrophes, or violations. This in turn has helped drive demand and growth for environmental services to help prevent, mitigate, and navigate such risks.

We categorize the environmental services industry into three primary service areas:

•	Environmental Consulting

These services are designed to help government and industry protect the environment and natural resources and comply with regulations and laws. They include environmental engineering and consulting services to industry and government, air and water quality consulting, industrial hygiene, environmental modeling and risk assessments, regulatory compliance and multimedia permitting.

•	Remediation and Construction

These services are designed to help sustain the safety of natural resources by creating / rehabilitating infrastructure and restoring environments damaged by natural disasters and manmade activities. They include support to the U.S. federal government, state and local governments and commercial clients for environmental engineering, remediation and construction, infrastructure development, and alternative energy.

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•	Design Engineering

These services are designed to help industries operate using environmentally sustainable, responsible, and efficient means. Serving primarily the private sector, they include engineering evaluation and process optimization services to address environmental matters surrounding plants, processes, and pollution.

Our Strategy

Our strategy is to develop and maintain strong relationships with a broad range of private and public sector customers that have ongoing needs for environmental services. Our goal is to be recognized as a premier supplier of environmental services with a reputation for excellent quality, customer service, reliability, and integrity. The main elements of our strategy are the following:

Build Upon our Proven History, Experience, and Reputation to Win New Business. We have a long history in the environmental services industry and have been successfully serving our customers over the past 17 years. Our excellent relationships and long reference list of customers, including the EPA, U.S. Department of Defense, and the U.S. Army Corps of Engineers, provide us with the credibility and track-record to attract and aggressively compete for new business opportunities.

Capitalize on our Extensive Technical and Multi-Disciplinary Knowledge Base to Deliver a Full Portfolio of Services.   Since our inception, we have provided innovative consulting and engineering services to a plethora of industries and addressed a broad spectrum of projects and activities. This experience has enabled us to build a significant knowledge base across several critical environmental service disciplines. As a result, this knowledge base well positions us to serve as a “one stop shop” to address numerous facets of a customer’s environmental services needs with a broad range of services.

Provide National Coverage and Local Delivery.    Although nationwide marketing and sales coverage are key to our growth and to identifying and securing new business opportunities, we believe that regional presence and local proximity to our clients is instrumental to thoroughly understanding their needs and delivering comprehensive services. As a result, we have significantly broadened our geographic presence in recent years through strategic alliances and internal growth, and will continue to pursue geographic expansion, organically and via acquisitions, to regions where we believe our presence would be strategic.

Identify and Expand into New Service Areas.  We believe that our Environmental Services segment is particularly strong in air and emissions, water and wastewater, industrial hygiene and safety, and emergency response and hazardous waste site cleanup. We will seek to complement these core competencies by adding expertise in additional disciplines via organic growth or acquisition, in an effort to expand the breadth of services offered to our customers and increase revenue opportunities.

Actively Attract, Recruit and Retain Strategic Hires.   We focus on attracting and retaining top-quality individuals who provide technical skills, innovative thinking, teamwork, and dedication to maintaining long-term client relationships. We believe that our full-service capabilities, internal coordination and networking programs, entrepreneurial environment, focus on technical excellence and global project portfolio help to attract and retain highly qualified individuals who support our long-term growth.

Utilize Comprehensive Information Technology and Control Systems. As a result of our long and successful track-record of providing services to the U.S. Government, we are required to maintain strict internal controls, policies, and systems that are subject to regular audits and reviews by federal agencies. Building upon this history and experience with the federal government, we take a proactive approach to implementing and maintaining information technology and control systems throughout our organization to provide our management team with the visibility to drive efficiencies in operations, and ensure compliance with regulations and laws.

Invest in Strategic Acquisitions.    We believe that strategic acquisitions will allow us to continue our growth in selected business areas, broaden our service offerings, extend our geographic presence, and drive strategic and financial synergies. We continuously evaluate the marketplace for strategic acquisition opportunities and intend to make acquisitions that will help establish our position in certain emerging business areas or further strengthen our position in our more established service offerings. We believe that our reputation and publicly traded equity make us an attractive partner and platform for such acquisitions.

Environmental Service Business Overview

We deliver environmental services through three primary service groups: Environmental Consulting, Remediation & Construction, and Design Engineering.

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Environmental Consulting

The Environmental Consulting service group employs a staff of 50 and operates primarily out of Cincinnati, Ohio.

Through our Environmental Consulting service group, we provide the following services:

•	Air Services – Air Quality & Air Pollution Control, Air Emission Testing, Modeling
•	Community Relations – communications assistance to industry, utilities, government and non-profit clients on a wide range of environmental, health and safety issues
•	Environmental Due Diligence – comprehensive environmental site assessments to assess environmental conditions and risks associated with properties
•	Environmental, Health, Safety & Security Auditing – environmental, health, safety and security audits to assess the compliance status with an array of environmental, health, safety and security regulations
•	Greenhouse Gases Consulting – management services including carbon footprint analysis and strategy development
•	Industrial Hygiene & Safety – evaluate and develop controls for workplace chemical substances, microbiological agents, physical agents (e.g., noise), and process-related safety hazards
•	Multimedia Environmental Compliance Assessment Services – environmental assistance to ensure compliance with permit conditions and overall regulatory compliance.
•	Wastewater and Storm Water Engineering – design and construction of wastewater treatment systems
•	Water Management / Wastewater Engineering – preparation of direct and indirect wastewater discharge permit applications, construction permits for wastewater treatment systems, and permit negotiation

These services are delivered to customers across a wide range of industries including food processors, consumer products manufacturers, steel producers, technology and capital equipment producers, electric utilities and transportation companies.

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Remediation and Construction

The Remediation and Construction service group employs a staff of 98 and operates primarily out of five offices in Cincinnati, Ohio, Chicago, Illinois, New Orleans, Louisiana, Seattle, Washington, and Sacramento, California.

Through our Remediation & Construction group, we provide the following services:

•	Construction Management – construction, sustainment, restoration, conversion and modernization of facilities and infrastructure
•	Disaster Recovery – recovery following natural (e.g., hurricanes, typhoons, tornados, floods) or man-made (e.g., spills, aircraft accidents or terrorist actions) disasters
•	Environmental Remediation – design and construction/installation of remediation measures to clean up contaminated sites to meet standards approved by federal, state, or local regulatory agencies
•	Environmental Studies & Investigations – determine extent of potential contamination (type of contaminates and physical dimensions) from previous or ongoing site activities
•	Hazardous Materials and Hazardous Waste Management – sample, collect, and dispose of hazardous materials or waste
•	Support of Remedial Systems – long-term monitoring/operations and maintenance of remedial systems for contaminated soil, sediment, and groundwater

The cleanup and remediation work we perform is designed to provide many direct benefits to our customers and to the properties and communities where the work is completed. These include the containment and removal of the hazardous conditions that were threatening local environments and human health, the return of blighted properties back to beneficial land use, and the reduction of our customers’ overall environmental program costs.

During the past 15 years a total of 51 major Federal contracts have been won and successfully performed by this service group. Our primary customers include various Federal agencies, including the U.S. EPA, U.S. Army Corps of Engineers, U.S. Air Force, and U.S. Navy. We occasionally perform work for other Federal agencies (e.g. Forest Service, Fish and Wildlife, Bureau of Land Management) and also for various state and local governments and selected industrial customers.

EPA – We have had a long standing and very strong business relationship with our largest customer, the EPA, which dates back to 1993. In addition to providing the same services that are available to all Remediation and Construction clients, we deliver several specialized and time critical services to the EPA including: emergency and time critical cleanup of hazardous waste sites; cleanup of petroleum and hazardous materials spills on waterways; emergency response and cleanup actions related to natural disasters (e.g., hurricanes, tornados, and floods) and manmade incidents of national importance (e.g., biological, chemical, and nuclear terrorists incidents); and remediation of contaminated sediments from lakes, rivers and streams and related habitat restoration. These services are provided throughout the United States, with a primary emphasis on EPA Regions 2, 3, 5, 6, 9 and 10.

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Our EPA contracts are comprised of both project-specific and long-term multi task order type contracts. Most notably, these contracts include multi-year EPA Emergency and Rapid Response Services (ERRS) blanket order contracts, which are designed to support numerous individual task orders (i.e., projects) over the term of the contract. Individual contract values range from $8 million to $198 million, and contract performance periods typically range from 5 to 7 years.

Since 1993, our group has been awarded 18 contracts from the EPA representing a total value of $1.2 billion. A total of 1,227 individual projects have been completed under these contracts since 1993. As of June 28, 2012, five EPA contracts are active, and the total aggregate value of these active contracts is over $700 million. Four of these contract are ERRS contracts and they are being performed in EPA Regions 5, 6, 9 and 10. The other active contract is being performed for the EPA Great Lakes National Program Office (GLNPO), and involves the remediation of contaminated sediments from lakes, streams, and rivers in the Great Lakes Basin.

Active EPA Contracts as of March 31, 2012:

			As of March 31, 2012 ($ in millions)
Contract	Geographic Coverage	Performance Period	Total Amount of Contract	Revenue Realized	Remaining Amount of Contract
ERRS Region 10	OR, WA, ID, AK	2/2007 – 7/2012	$33	$28.0	$5.0
ERRS Region 9	CA, NV, AZ, HI and US Islands	2/2007 – 2/2015	63	42.0	21.0
ERRS Region 6	TX, LA, AR, OK, NM	5/2007 – 5/2015	354	52.0	302.0
ERRS Region 5	OH, IN, MI, IL, WI, MN	8/2008 – 7/2015	105	36.0	69.0
EPA Great Lakes National Program Office	NY, PN, OH, IN, MI, IL, WI, MN	8/2011 – 8/2018	150	0.0	150.0
ERRS Region 9	CA, NV, AZ, HI and US Islands	4/2012 – 4/2019	99	1.0	98.0
Total Active EPA Contracts as of March 31, 2012			$804	$159.0	$645.0

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As of March 31, 2012, we have completed over $634 million in EPA contract work, representing over 840 completed projects

Completed EPA Contracts as of March 31, 2012

Contract	Geographic Coverage	Revenue Realized as of 3/31/12 ($ in millions)	No. of Projects Completed
ERRS Region 5	OH, IN, MI, IL, WI, MN	$264	360
ERRS Region 6	TX, LA, AR, OK, NM	199	86
ERRS Region 9	CA, NV, AZ, HI and US Islands	41	108
ERRS Region 10	OR, WA, ID, AK	25	70
ERRS Region 8	NY, PN, OH, IN, MI, IL, WI, MN	14	27
Madison County	MO	11	1
ITEP Tech R&D	National	1	13
STREAMS R&D	National	5	22
Reg. 7 RECAP	MO, IW, NE, KS	2	177
Total Completed EPA Contracts as of March 31, 2012		$562	864

EPA Claim for Equitable Adjustment

In 2008, the EPA released a solicitation for bid for a 2-year, $11 million contract to excavate and remove lead contaminated soils from residential properties located throughout Madison County, Missouri (the “Madison County Contract”). This bid solicitation stated the amount of contaminated soil to be removed during the term of the Madison County Contract, and asked bidders to submit bids for a ‘fixed price per ton’ to be paid by the EPA for each ton of contaminated soil removed. We submitted a ‘fixed price per ton’ bid amount designed to cover our costs and achieve a target profit margin for the project, based on the amount of contaminated soil tonnage stated in the EPA’s bid solicitation. In September 2009, the EPA awarded the Madison County Contract to us. As the Madison County Contract was reaching completion, it became apparent that the actual tonnage being excavated from residential properties was significantly less than the quantities assumed in the EPA solicitation for the Madison County Contract. As a result, our actual project costs significantly exceeded our billings to the EPA. The Madison County Contract was completed in October 2011. There were unbilled costs at project completion. On January 23, 2012, we filed a request with the EPA for an equitable adjustment in connection with the Madison County Contract (“EPA Claim”). The amount of the EPA Claim is $6,200,533. However, we are not able to determine the amount that might be received in connection with this claim. Any amount received in future periods will be recorded as a gain upon the receipt of such amounts.

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Design Engineering

Our Design Engineering service group employs a staff of 42 and operates primarily out of our Chicago, IL office.

Through our Design Engineering group, we provide the following services:

•	Computational Fluid Dynamics (CFD) modeling – design optimizations and visual simulation for illustration of applications
•	Construction & Project Management – startup and commissioning support, equipment checkout, field engineering services, technical analysis of contractor bids, and contractor compliance monitoring
•	Electrical Engineering – power distribution, lighting systems, grounding systems, instrumentation and control
•	Mechanical Engineering – planning & overall conceptual design, piping & plumbing systems, Heating, Ventilation and Air Conditioning (HVAC) and ductwork systems and equipment and installation specifications
•	Structural Engineering – building and equipment foundations, steel buildings and structures (i.e., access platforms, stairs, ladders, supports, etc.) and design analysis of existing structures
•	Structural Inspections – overhead cranes and runways, steel building and structures, walking and working surfaces, stack and piping inspections

These services principally address environmental matters surrounding plants, processes, and pollution, and are delivered using state of the art software, technical tools, and our proprietary models.

Our Design Engineering services group primarily serves private sector clients across a broad range of verticals, with a particular focus on the steel, cement, food and consumer products, and utilities industries.

Contracts

Our services are performed under three principal types of contracts with our clients: fixed-price, time-and-materials, and cost-plus.

Under a fixed-price contract, the client agrees to pay a specified price for our performance of the entire contract or a specified portion of the contract. Some fixed-price contracts can include date-certain and/or performance obligations. Fixed-price contracts carry certain inherent risks, including risks of losses from underestimating costs, delays in project completion, problems with new technologies, price increases for materials, and economic and other changes that may occur over the contract period. Consequently, the profitability of fixed-price contracts may vary substantially.

Under our time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses. Profitability on these contracts is driven by billable headcount and cost control. Many of our time-and-materials contracts are subject to maximum contract values and, accordingly, revenue related to these contracts is recognized as if these contracts were fixed-price contracts.

Under our cost-plus contracts, we are reimbursed for allowable costs and fees. If our costs exceed the contract ceiling without prior approval or are not allowable, we may not be able to obtain full reimbursement. Further, the amount of the fee received for a cost-plus contract partially depends upon the client’s discretionary periodic assessment of our performance on that contract.

Some contracts with the U.S. federal government are subject to annual funding approval. U.S. federal government agencies may impose spending restrictions that limit the continued funding of our existing contracts and may limit our ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on us. All contracts with the U.S. federal government may be terminated by the government at any time, with or without cause.

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Conflicts of Interest and Government Audits

U.S. federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities of a contractor. These policies may prevent us from bidding for or performing government contracts resulting from or related to certain work we performed under past contracts. In addition, services performed for a commercial or government sector client may create conflicts of interest that preclude or limit our ability to obtain work for a private organization. We attempt to identify actual or potential conflicts of interest and to minimize the possibility that such conflicts could affect our work under current contracts or our ability to compete for future contracts. We have, on occasion, declined to bid on a project because of an existing or potential conflict of interest.

Our contracts with the U.S. federal government are subject to audit by the government, primarily by the Defense Contract Audit Agency (“DCAA”). The DCAA generally seeks to: (i) identify and evaluate all activities that contribute to, or have an impact on, proposed or incurred costs of government contracts; (ii) evaluate a contractor's policies, procedures, controls and performance; and (iii) prevent or avoid wasteful, careless and inefficient production or service. To accomplish this, the DCAA: examines our internal control systems, management policies and financial capability; evaluates the accuracy, reliability and reasonableness of our cost representations and records; and assesses our compliance with Cost Accounting Standards (“CAS”) and defective-pricing clauses found within the Federal Acquisition Regulation (“FAR”). The DCAA also performs an annual review of our overhead rates and assists in the establishment of our final rates. This review focuses on the allowability of cost items and the applicability of CAS. The DCAA also audits cost-based contracts, including the close-out of those contracts.

The DCAA reviews all types of U.S. federal government proposals, including those of award, administration, modification and re-pricing. The DCAA reviews include an analysis of our cost accounting system, estimating methods and procedures, and specific proposal requirements. Operational audits are also performed by the DCAA. A review of our operations at every major organizational level is conducted during the proposal review period. During the course of its audit, the U.S. federal government may disallow costs if it determines that we accounted for such costs in a manner inconsistent with CAS. Under a government contract, only those costs that are reasonable, allocable and allowable are recoverable. A disallowance of costs by the U.S. federal government could have a material adverse effect on us.

In accordance with our corporate policies, we maintain controls to minimize any occurrence of fraud or other unlawful activities that could result in severe legal repercussions, including the payment of damages and/or penalties, criminal and civil sanctions, and debarment. In addition, we maintain preventative audit programs and mitigation measures to ensure that appropriate control systems are in place.

We provide our services under contracts, purchase orders or retainer letters. Our policy provides that all contracts must be in writing. We bill our clients in accordance with the contract terms and periodically based on costs incurred, on either an hourly-fee basis or on a percentage-of-completion basis, as the project progresses. Most of our agreements permit our clients to terminate the agreements without cause upon payment of fees and expenses through the date of the termination. Generally, some of our contracts require that we provide payment and performance bonds. If required, a performance bond, issued by a surety company, guarantees a contractor's performance under the contract. If the contractor defaults under the contract, the surety will, at its discretion, complete the job or pay the client the amount of the bond. If the contractor does not have a performance bond and defaults in the performance of a contract, the contractor is responsible for all damages resulting from the breach of contract. These damages include the cost of completion, together with possible consequential damages such as lost profits.

Marketing and Business Development

Our corporate executive management team establishes the scope and range of services we provide and our overall business strategy. Business development activities are implemented by the same technical and professional management staff that deliver our services (we refer to these personnel as “doer-sellers”) with support from internal and external (i.e. consultants) sales and marketing professionals. We believe that these “doer sellers” have the best understanding of a client’s needs and the effect of local or client-specific technical requirements, issues, laws and regulations. Our professional staff members hold frequent meetings with existing and potential clients, give presentations to civic and professional organizations, and present seminars on current technical topics. Essential to the effective development of business is each staff member’s access to all of our service offerings through our technical and geographic network. Our strong internal network and our sophisticated information technology systems help our “doer sellers” recognize opportunities to provide new services to existing clients and broaden our client base in core services. We market throughout the client organizations we target, focusing on opportunities to deliver solutions to emerging programs and provide full-service support. Our “doer sellers” and sales and marketing support staff are always forward looking in their efforts and constantly pulsing our customers and those business and regulatory forces that drive our customers’ businesses so that we can be timely in identifying and pursuing opportunities. As such, we develop proposal and bid strategies months and often years before a formal request for bid is issued by a customer, which significantly increases our chances of success and percentage of wins on those proposals we submit.

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Competition

The markets for our services are highly competitive and we are subject to competition within each of our service groups. There are numerous environmental services and engineering firms that offer many of the same services offered by us, and range in size from large multinational full service firms to regional niche single service providers. The profile of our competition varies and is a function of the industry and customer requirements of the prospective opportunity. The number of competitors for any procurement can vary widely, depending upon technical qualifications, the relative value of the project, geographic location, the financial terms and risks associated with the work, and any restrictions placed upon competition by the client. Historically, clients have chosen among competing firms by weighing the quality, past performance, and innovation and timeliness of the firm’s service versus its cost to determine which firm offers the best value. When less work becomes available in a given market, price becomes an increasingly important factor.

We compete primarily on the basis of our reputation for quality, breadth of service capabilities, customer service, reliability, and integrity. We believe that our long track-record in the environmental services industry, excellent reference list of high profile customers, and extensive multidiscipline knowledge base enables us to effectively attract and compete for new business.

We pursue new business opportunities that are available on an open bid (i.e., no restriction on size of bidder) and small business set aside basis. Small business set aside opportunities offered by federal agencies can only be pursued by firms with fewer than 500 employees, which thereby limits the universe of qualified competitors. While we currently are designated as a small business and continue to seek these opportunities when appropriate, if we were to experience significant growth and lose this status, we would no longer be able to participate in these programs directly. We would, however, in some cases be able to continue to seek work on set-aside projects as a subcontractor or joint venture partner to a prime contractor that qualifies under the designation. We will continue to evaluate our contracting strategy together with our growth strategy to optimize the opportunities available to us within the competitive landscape.

Backlog

We include in our backlog only those contracts for which funding has been provided and work authorization has been received. We expect that most of our backlog at March 31, 2012 will be recognized as revenue during the following twelve months, as work is performed. However, we cannot guarantee that the revenue projected in our backlog will be realized or, if realized, will result in profits. In addition, project cancellations or scope adjustments may occur with respect to contracts reflected in our backlog. For example, certain of our contracts with the U.S. federal government and other clients are terminable at the discretion of the client, with or without cause. These types of backlog reductions could adversely affect our revenue and margins. Accordingly, our backlog as of any particular date is an uncertain indicator of our future earnings. During 2011, we were awarded a number of new contracts and task orders, including a $150 million 7-year contract with the EPA Great Lakes National Program Office. As of March 31, 2012, we had outstanding long term contracts totaling nearly $708 million in value (i.e., contract capacity) with a backlog of funded near term projects and task orders of approximately $36.9 million.

E.	Our Biodiesel Production Segment

Through our Biodiesel Production segment, we produce high quality biodiesel from a broad range of inputs and feedstocks and sell finished biodiesel to regional refiners and blenders. The Biodiesel Production segment employs a staff of 20.

Biodiesel Production Facility

We acquired the Biodiesel Production Facility in connection with the Beacon Merger in February 2011. The Biodiesel Production Facility is located on 6.8 acres of land in an industrial park in Cleburne, TX (approximately 30 miles south of Fort Worth, TX).

Our Biodiesel Production Facility produces biodiesel through the processing of animal fats, various vegetable oils, and other secondary feedstock. It utilizes a “two-state” system consisting of a “front-end” pre-treatment process that allows the plant to process a wide variety of lower grade feedstock. Traditionally, such lower grade feedstock, due to their lower quality, have a lower purchase price and allow the plant to lower its raw material costs. Feedstock currently utilized by the plant run the entire range of vegetable oils (soybean oil, corn oil, canola oil, etc.) and available animal fats, including tallow, choice white grease, edible lard, technical tallow and poultry fat.

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At full production capacity, our Biodiesel Production Facility can produce up to 12 million gallons of biodiesel per year, with the potential to expand capacity to 18 million gallons per year with additional investment. Actual production volumes vary based on the blends of feedstock processed. We currently have designs in hand to expand the maximum production capacity at the Biodiesel Production Facility by 50%, from 12 million gallons per year to approximately 18 million gallons per year. These designs primarily involve the expansion of plant infrastructure (e.g. addition of storage tanks) and processing equipment, and will require approximately $2.4 million in capital expenditures and approximately six months to complete. As of June 28, 2012, these expansion plans have not yet been initiated.

The prior owners of the Biodiesel Production Facility shut down the facility in early March 2010 due to cash flow and working capital difficulties brought about by the expiration of the Federal Biodiesel Tax Credit on December 31, 2009. Biodiesel market conditions subsequently improved with the reinstatement of the Federal Biodiesel Tax Credit (expired December 31, 2011) and the commencement of the RFS2 program (see Industry Overview, below). Our issuance of debt and equity securities provided us with sufficient working capital to restart operations at the Biodiesel Production Facility, in an effort to capitalize on these more favorable biodiesel market conditions. Since restarting production in April 2011, we have sold biodiesel to a handful of regional energy industry refiners and blenders on a spot sale basis and through our tolling arrangement. During 2011 and during the three months ended March 31, 2012, we produced approximately 3.6 and 2.1 million gallons of biodiesel, respectively.

Tolling Arrangement

On November 1, 2011, we entered into a tolling agreement pursuant to which we agreed to produce biodiesel, beginning on December 1, 2011, for a large multinational energy company (the “Tolling Purchaser”) using the Tolling Purchaser’s feedstock. This agreement was extended in January 2012 and expired on February 29, 2012.

Effective April 1, 2012, we entered into a new tolling agreement with the Tolling Purchaser pursuant to which we will produce biodiesel for the Tolling Purchaser through March 31, 2014. During the term of the agreement, we will dedicate and use the entire productive capacity of our Biodiesel Production Facility to produce biodiesel for the Tolling Purchaser. In exchange, the Tolling Purchaser will supply all working capital for feedstock purchases and commit to purchase all finished biodiesel produced from this feedstock by the our Biodiesel Production Facility. Under the terms of the agreement, the Tolling Purchaser will also pay us a price per gallon of finished biodiesel produced that covers our Biodiesel Production Facility’s operating costs and includes a service fee for production that is inclusive of our profit margin per gallon. We pursued this tolling agreement to provide our Biodiesel Production Facility with a higher degree of certainty and risk mitigation with regards to the commodity pricing changes inherent in the cost of feedstock input and the sales price of our biodiesel output, the working capital required to operate the Biodiesel Production Facility, and the projected sales volume of our finished biodiesel product.

Industry Overview

Biodiesel is a renewable alternative fuel for diesel engines derived from animal fats or vegetable oils that meets the American Society for Testing and Materials International (“ASTM”) D6751 (“ASTM D6751”). ASTM D6751 refers to the specifications that covers biodiesel fuel blend stock, B100, in Grades S15 and S500 for use as a blend component with middle distillate fuels. Biodiesel serves as a direct replacement for petroleum-based diesel, powering diesel engines without engine modifications, and used in nearly all of the end markets where petroleum-based fuels are used. Biodiesel can enter the petroleum-based fuel supply chain at any point and can be shipped via rail car, barge, or truck directly to a petroleum refinery, terminal, distributor, retailer or end user where it will typically be blended with petroleum-based diesel and continue down the supply chain. To ensure product quality consistency, the United States biodiesel industry created the BQ-9000 program for the accreditation of producers and marketers, run by the National Biodiesel Accreditation Committee, which covers storage, sampling, testing, blending, shipping, distribution and fuel management practices.

The United States federal and state governments have sought to encourage biodiesel production and use in the United States through numerous programs that either provide economic incentives for biodiesel or require the use of biodiesel – most notably, the Federal Biodiesel Tax Credit and the Renewable Fuel Standard programs:

Federal Biodiesel Tax Credit – Beginning with the passage of the American Jobs Creation Act of 2004, the Federal Biodiesel Tax Credit provided a $1.00 refundable tax credit per gallon of 100% pure biodiesel, or B100, to the first blender of biodiesel with petroleum based diesel fuel. The Federal Biodiesel Tax Credit expired on December 31, 2009, was reinstated on December 17, 2010 and applied retroactively for 2010 and prospectively until December 31, 2011, when it expired.

Renewable Fuel Standard – The Renewable Fuel Standard (RFS) was created under the Energy Policy Act of 2005, establishing the required amount of renewable fuel to be used each year in the U.S. The first version of RFS (RFS1) was finalized in 2007 and focused on gasoline used in motor vehicles. On July 1, 2010, an expanded version of RFS (RFS2) became effective, requiring for the first time that a portion of the diesel fuel consumed in the United States be renewable. RFS2 requires Obligated Parties (including petroleum refiners and fuel importers) to demonstrate compliance with these standards by meeting annual renewable fuel volume requirements (RVO) across 4 different and separate fuel categories: Conventional Renewable Fuel, Advanced Biofuel, Cellulosic Biofuel, and Biomass-Based Diesel.

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Currently, biodiesel meets two categories of an Obligated Party’s annual RVO – biomass based diesel and advanced biofuel. RFS2 requires 800 million gallons of biomass-based diesel in 2011, one billion gallons in 2012, and a proposed 1.28 billion gallons for 2013. The advanced biofuel requirement is approximately 150 million gallons in 2011 and 500 million gallons in 2012, with future volume requirements subject to the EPA’s evaluation of the availability of advanced biofuels (however RFS2’s initial compliance schedule required an advanced biofuel volume of approximately one billion by 2018).

To track renewable fuel production and compliance with the renewable fuel standard, the EPA created the renewable identification number, (“RIN”), system. EPA-registered producers of renewable fuel may generate RINs for each gallon of renewable fuel they produce. In the case of biodiesel, 1.5 biomass-based diesel RINs may be generated for each gallon of biodiesel produced. Most renewable fuel, including biodiesel, is then sold with its associated RINs attached. Under the RFS2 regulations, the RINs may also be separated from the gallons of renewable fuel and once separated they may be sold as a separate fungible commodity. RINs are ultimately used by Obligated Parties to demonstrate compliance with RFS2. Obligated Parties must obtain and retire the required number of RINs to satisfy their RVO during a particular compliance period. An Obligated Party can obtain RINs by buying renewable fuels with RINs attached, buying RINs that have been separated, or producing renewable fuels themselves. All RIN activity under RFS2 must be entered into the EPA’s moderated transaction system, which tracks RIN generation, transfer and retirement. RINs are retired when used for compliance with the RFS2 requirements.

Market Opportunity

Biodiesel is frequently used as fuel in transport trucks, ships, trains, heavy construction equipment, farming equipment and in many government vehicles. Our ability to successfully market our biodiesel is heavily dependent upon two key and essential factors: (i) the price of petroleum-based diesel fuel as compared to the price of biodiesel; and (ii) the availability of socio-economic and regulatory incentives to produce and use biodiesel.

Wholesale Market / Biodiesel Marketers

The wholesale market involves selling biodiesel directly to fuel blenders or through biodiesel marketers. Fuel blenders purchase B100 from biodiesel production plants, mix it with petroleum diesel fuel according to specifications, and then deliver a final product to retailers. Biodiesel marketers use their existing marketing relationships to market the biodiesel of individual plants to end users for a fee.

Retail Market

The retail market consists of biodiesel distribution primarily through fueling stations to transport trucks and “jobbers,” which buy products from manufacturers and sell them to retailers for the purpose of supplying farmers, maritime customers and home heating oil users. Retail level distributors include oil companies, independent station owners, marinas and railroad operators. We believe that the biodiesel retail market is still in its infancy as compared to other types of fuel and that the present marketing and transportation network must expand significantly in order for us to effectively market our biodiesel to retail users.

With increased government support for and greater consumer awareness of renewable fuels, we anticipate that the availability of biodiesel for the retail market may increase in the future. However, any increases in biodiesel demand may be more than offset by future increases in biodiesel supply, and significant investments in biodiesel distribution infrastructure must be made.

Government/Public Sector

The government has increased its use of biodiesel since the implementation of the Energy Policy Act of 1992, amended in 1998, which authorized federal, state and public agencies to use biodiesel to meet the alternative fuel vehicle requirements of the legislation.

Competition in the Biodiesel Industry

We currently compete with large, multi-product companies and other biodiesel plants with varying capacities. Many of these competitors have greater financial, sourcing and marketing resources than we do, and operate with limited geographical, funding or feedstock constraints.

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In addition, the biodiesel industry is generally in competition with the petroleum industry, particularly the conventional crude oil based diesel fuel portion of the petroleum industry. The biodiesel industry is significantly smaller than the diesel fuel industry and biodiesel producers are able to compete with the assistance of government environmental regulations and incentives, assisted from time to time by high petroleum and diesel fuel prices.

Competitive Strengths

Our Biodiesel Production Facility uses a blend of tallow and grease to create biodiesel that meets ASTM D6751 specifications. All of the feedstock used at the Biodiesel Production Facility are pathway approved by the EPA to reduce greenhouse gas emissions at levels mandated by RFS2 regulations, which enables the Biodiesel Production Facility to generate RINs for each gallon of biodiesel it produces. Our feedstock vendors range from Fortune 500 rendering companies to regional used cooking oil processors.

As our Biodiesel Production Facility is designed to process multiple types of feedstock, we have the flexibility to vary feedstock blends to respond to changes in feedstock commodity prices. This flexibility is a key advantage for us in contrast to biodiesel plants that lack multi feedstock processing technology and as a result are subject to the price variations and fluctuations of a single feedstock (e.g. many biodiesel plants that were built only to process soybean oil incurred losses when rising soybean oil prices made biodiesel production unprofitable).

F. Regulations

We engage in various service activities that are subject to government oversight, including environmental laws and regulations, general government procurement laws and regulations, and other regulations and requirements imposed by specific government agencies with which we conduct business.

Environmental Regulations

A substantial portion of our business involves planning, design, program management and construction management of pollution control facilities, as well as assessment and management of remediation activities at hazardous waste or Superfund sites and military bases. In addition, we contract with U.S. federal government entities to destroy hazardous materials. These activities require us to manage, handle, remove, treat, transport and dispose of toxic and hazardous substances.

Some environmental laws, such as the Superfund law and similar state and local statutes, can impose liability for the entire cost of clean-up for contaminated facilities or sites upon present and former owners and operators, as well as generators, transporters and persons arranging for the treatment or disposal of such substances. In addition, while we strive to handle hazardous and toxic substances with care and in accordance with safe methods, the possibility of accidents, leaks, spills and the events of force majeure always exist. Humans exposed to these materials, including workers or subcontractors engaged in the transportation and disposal of hazardous materials and persons in affected areas, may be injured or become ill, resulting in lawsuits that expose us to liability that may result in substantial damage awards. Liabilities for contamination or human exposure to hazardous or toxic materials, or a failure to comply with applicable regulations, could result in substantial costs, including clean-up costs, fines, civil or criminal sanctions, third party claims for property damage or personal injury, or cessation of remediation activities.

Certain of our business operations are covered by U.S. Public Law 85-804, which provides for government indemnification against claims and damages arising out of unusually hazardous activities performed at the request of the government. Due to changes in public policies and law, however, government indemnification may not be available in the case of any future claims or liabilities relating to other hazardous activities that we perform.

Government Procurement Regulations

The services we provide to the U.S. federal government are subject to Federal Acquisition Regulations (FAR) and other rules and regulations applicable to government contracts. These rules and regulations:

•	require certification and disclosure of all cost and pricing data in connection with the contract negotiations under certain contract types;

•	impose accounting rules that define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based government contracts; and
•	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

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In addition, services provided to the U.S. Department of Defense are monitored by the Defense Contract Management Agency and audited by the DCAA. Our government clients can also terminate any of their contracts, and our government contracts are subject to renewal or extension annually or every two to three years.

G. Seasonality

We experience seasonal trends in our business as a function of several factors including our customers’ normal business cycle and practices, and the weather. Seasonal inclement weather conditions occasionally cause some of our offices to close temporarily and hamper our project field work, particularly in the Environmental Services segment. These occurrences result in fewer billable hours worked on projects and, correspondingly, less revenue recognized. Our revenue is typically higher in the second half of the fiscal year due to favorable weather conditions during spring, summer and fall months that may result in higher billable hours. In addition, our revenue is typically higher in the fourth fiscal quarter due to the U.S. federal government's fiscal year-end spending.

In our Biodiesel Production segment, seasonal fluctuations typically affect the demand for biodiesel due to concerns about biodiesel’s ability to operate optimally in cold weather, as compared to petroleum-based diesel. Colder temperatures can cause biodiesel made from certain types of feedstock to become cloudy and eventually gel at higher temperatures as compared to petroleum diesel. Such gelling can lead to plugged fuel filters and other fuel handling and performance problems for customers and suppliers. Accordingly, biodiesel sales and demand tend to decrease during the winter season.

H. Potential Liability and Insurance

Our business activities could expose us to potential liability under various environmental laws and under Occupational Safety and Health Administration and other workplace health and safety regulations. In addition, we occasionally assume liability by contract under indemnification agreements. We cannot predict the magnitude of such potential liabilities.

We maintain a comprehensive general liability policy with an umbrella policy that covers losses beyond the general liability limits. We also maintain professional errors and omissions liability and contractor's pollution liability insurance policies. We believe that both policies provide adequate coverage for our business.

We obtain insurance coverage through a broker that is experienced in the professional liability field. The broker and our risk manager regularly review the adequacy of our insurance coverage. Because there are various exclusions and retentions under our policies, or an insurance carrier may become insolvent, there can be no assurance that all potential liabilities will be covered by our insurance policies or paid by our carrier.

We evaluate the risk associated with claims. If we determine that a loss is probable and can be reasonably estimated, we establish an appropriate reserve. A reserve is not established if we determine that a claim has no merit or is not probable or cannot be reasonably estimated. Our historic levels of insurance coverage and reserves have been adequate. However, partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse effect on our business.

I.  Employees

We have approximately 223 employees, of which 148 are full-time and 75 are part time. None of our employees are represented by a labor organization or under any collective bargaining agreements. Our relationships with our employees are good.

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Item 1A. Risk Factors

Risks Related to our Business

Risks Related to our Overall Business

Our future success depends on our ability to attract, hire, and retain talented professionals and employees

As a services based business, our growth depends on our ability to continually attract, hire, and retain talented professionals and employees. We believe that our future success is highly dependent on the contributions of key employees and there can be no assurance that any individual will continue in his or her capacity for any particular period of time. The loss of any key employees could delay or prevent the achievement of our business objectives and have a material adverse effect on our results of operations and financial position. We must continue to seek ways to retain and motivate all of our employees through various means, including through enhanced compensation packages. In addition, we will need to hire more employees as we continue to implement our key strategy of building on our market position and expanding our business. Competition for qualified personnel in the areas in which we compete remains strong and the pool of qualified candidates is limited. Our failure to attract, hire and retain qualified staff on a cost efficient basis would have a material adverse effect on our business, prospects, financial condition, results of operations and ability to successfully implement our growth strategies.

Our inability to comply with the financial covenants under our financing agreement with our senior lender could impact our liquidity for working capital needs and our growth strategy.

Our financing agreement with our senior lender provides for a revolving credit facility of up to $12,000,000 (subject to a borrowing base calculation) through March 31, 2013. This financing agreement is solely for the benefit of EQ and its subsidiaries, representing our Environmental Services segment. Borrowings under the financing agreement are not available to the companies representing our Biodiesel Production segment. The financing agreement contains financial covenants that require us to maintain a minimum level of EBITDA and a minimum fixed charge coverage ratio, as defined in the financing agreement. As of December 31, 2011 and December 31, 2010, we were not in compliance with the fixed charge coverage ratio requirements. Effective May 18, 2011, the bank provided a default waiver letter, which waived the existing defaults at December 31, 2010. On January 31, 2012, in an amendment to the financing agreement, the bank waived the events of default that occurred during the year ended December 31, 2011. As of March 31, 2012, the Company was in compliance with its financial covenants under the financing agreement. If we fail to comply with such financial covenants going forward, under certain circumstances after a cure period, the senior lender may demand the repayment of all borrowings outstanding, which could negatively impact our liquidity for working capital needs and our ability to execute our growth strategy

We may need additional financing. Any limitation on our ability to obtain such additional financing could have a material adverse effect on our business, financial condition and results of operations.

We may need additional financing in order to effectively execute our business plan. The raising of additional capital could result in dilution to our stockholders. In addition, there is no assurance that we will be able to obtain additional capital if we need it, or that if available, it will be available to us on favorable or reasonable terms. Any limitation on our ability to obtain additional capital as and when needed could have a material adverse effect on our business, financial condition and results of operations.

Our profits and revenues could suffer if we are involved in legal proceedings, investigations and disputes.

We engage in services that can result in substantial injury or damages that may expose us to legal proceedings, investigations and disputes. For example, in the ordinary course of our business, we may be involved in legal disputes regarding personal injury and wrongful death claims, employee or labor disputes, professional liability claims, and general commercial disputes involving project cost overruns and liquidated damages, as well as other claims. In addition, in the ordinary course of our business, we frequently make professional judgments and recommendations about environmental and engineering conditions of project sites for our clients. We may be deemed to be responsible for these judgments and recommendations if they are later determined to be inaccurate. Any unfavorable legal ruling against us could result in substantial monetary damages or even criminal violations. We maintain insurance coverage as part of our overall legal and risk management strategy to minimize our potential liabilities. In addition, our insurance policies contain exclusions that insurance providers may use to deny us insurance coverage. If we sustain liabilities that exceed our insurance coverage or for which we are not insured, it could have a material adverse impact on our results of operations and financial condition, including our profits and revenues.

Our insurance may not protect us against our business and operating risks.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance policies may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we will maintain insurance at levels we believe are appropriate for our business and consistent with industry practice, we will not be fully insured against all risks. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations.

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Confidentiality agreements with employees and others may not adequately prevent disclosures of confidential information, trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information through the use of confidentiality agreements and employment agreements. Nevertheless, these agreements may be breached, or may not be enforceable, and our proprietary information may be disclosed. Further, despite the existence of these agreements, third parties may independently develop substantially equivalent proprietary information and techniques. Accordingly, it may be difficult for us to protect our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Moreover, we cannot be absolutely certain that any processes or technology we use in our business do not infringe upon any valid claims of patents that other parties own. In the future, if we are found to be infringing on a patent owned by a third party, we might have to seek a license from such third party to use the patented processes or technology. We cannot be absolutely certain that, if required, we would be able to obtain such a license on terms acceptable to us, if at all. If a third party brought a legal action against us or our licensors, we could incur substantial costs in defending ourselves, and we cannot assure you that such an action would be resolved in our favor. If such a dispute were to be resolved against us, we could be subject to significant damages.

Our business strategy is to grow the business both organically and through acquisitions. This strategy of growth may subject us to certain risks and uncertainties.

As part of our strategy, we seek to grow both organically and through strategic acquisitions. Our organic initiatives may involve entering new markets where we currently do not have a presence. Risks associated with achieving our organic growth objectives include higher than anticipated levels of competition, incorrect assumptions about the timing of market development and size, and the relative experience levels of key company personnel involved in the development of new markets on our behalf. In addition, we may invest resources currently into organic growth initiatives that may take a significant amount of time to come to fruition, or may never materialize at all. This would result in reduced margins and cash flow. Acquisitions also present a myriad of risks, including failure to realize anticipated synergies, difficulties with the integration of the acquired business and/or with the retention of key personnel from the acquired company, cultural differences with the acquired company, significant transaction costs associated with the purchase and assimilation of the business, the risk of subjecting our company to unknown liabilities associated with the acquired business, and the potential impairment of goodwill associated with the transaction. In addition, there is a risk that we may not be able to identify suitable targets at appropriate valuations that will enable us to execute on our growth strategy. Also, as part of executing an acquisition, we may utilize equity in the Company to partially fund the transaction, which could dilute share ownership. In the event we use our cash or borrowings under our credit agreement as consideration for certain acquisitions we may make, we could significantly reduce our liquidity.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls. The Company is in the process of reviewing its internal control over financial reporting in the interest of complying with Section 404 of the Sarbanes-Oxley Act. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common stock.

We are engaged in highly competitive markets that pose challenges to continued revenue growth.

Our business is characterized by competition for contracts within the government and private sectors in which service contracts are typically awarded through competitive bidding processes. We compete with a large number of other service providers who offer services that are substantially similar to the principal services we offer, a number of which have greater resources than us. In this competitive environment, we must leverage our technical proficiency, quality of service, extensive knowledge base and experience to pursue future contract awards and related revenue and profit growth.

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Risk Factors Related to our Environmental Services Business

Our Environmental Services business is dependent upon environmental laws and regulations, over which we have no control.

Laws and regulations related to the protection of the environment are significant drivers of demand for our Environmental Services business. Any relaxation, modification, or repeal of these laws, or changes in governmental policies regarding the funding or enforcement of these laws, would likely have an adverse impact on our business.

Our revenues are primarily derived from the public sector. Changes and fluctuations in the public sector’s spending priorities, or the loss of business from one of these key customers, could materially affect our future revenue and growth prospects.

Our primary customers, which compose a substantial portion of our revenue and backlog, include agencies of the U.S. federal government and state and local governments and agencies that depend on funding or partial funding provided by the U.S. federal government. Consequently, any loss of one or more of these key customers as well as any significant changes or fluctuations in the government’s spending priorities as a result of policy changes or economic downturns may directly affect our future revenue streams. Legislatures may appropriate funds for a given project on a year-by-year basis, even though the project may take more than one year to perform. As a result, at the beginning of a project, the related contract may only be partially funded, and additional funding is committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, increases in raw material costs, delays associated with a lack of a sufficient number of government staff to oversee contracts, budget constraints, the timing and amount of tax receipts, and the overall level of government expenditures. Additionally, reduced spending by any of those key customers may increase competitive pressure within our industry which could result in lower revenues and margins in the future.

Our government contracts may present risks to us.

As a provider of services to U.S. government agencies, we are exposed to risks associated with government contracting. Government agencies typically can terminate or modify contracts with us at their convenience. As a result, our backlog may be reduced or we may incur a loss if a government agency decides to terminate or modify a contract with us. We are also subject to audits, cost reviews and investigations by government contracting oversight agencies. During the course of an audit, the oversight agency may disallow costs. Cost disallowances may result in adjustments to previously reported revenues and may require refunding previously collected cash proceeds. In addition, our failure to comply with the terms of one or more of our government contracts or government regulations and statutes could result in our being suspended or barred from future government projects for a significant period of time, possible civil or criminal fines and penalties and the risk of public scrutiny of our performance, each of which could have a material adverse effect on our business. Other remedies that our government clients may seek for improper activities or performance issues include sanctions such as forfeiture of profits and suspension of payments.

Our government contracts present us with other risks as well. Legislatures typically appropriate funds on a year-by-year basis, while contract performance may take more than one year. As a result, our contracts with government agencies may be only partially funded or may be terminated, and we may not realize all of our potential revenues and profits from those contracts. Appropriations and the timing of payment may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures.

Unpredictable economic cycles or uncertain demand for our engineering capabilities and related services could cause our revenues to fluctuate or contribute to delays or the inability of customers to pay our fees.

Demand for our services is affected by the general level of economic activity in the markets in which we operate, both in the U.S. and internationally. Our customers, particularly our private sector customers, and the markets in which we compete to provide services, are likely to experience periods of economic decline from time to time. Adverse economic conditions may decrease our customers’ willingness to make capital expenditures or otherwise reduce their spending to purchase our services. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could result in us accepting contract terms that are less favorable to us than we might be able to negotiate under other circumstances. Adverse economic conditions, changes in our mix of services or a less favorable contracting environment may cause our revenues and margins to decline. Moreover, our customers may experience difficult business climates from time to time that may decrease our clients’ ability to obtain financing and could cause delays or failures to pay our fees as a result.

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Our ability to recruit, train, and retain professional personnel of the highest quality is a competitive advantage. Our future inability to do so would adversely affect our competitiveness.

Our contract obligations in our markets are performed by our staff of well-qualified scientists, engineers, technical professionals, and management personnel. Our future growth potential requires the effective recruiting, training, and retention of these employees. Our inability to retain these well-qualified personnel and recruit additional well-qualified personnel would adversely affect our business performance and limit our ability to perform new contracts.

A significant portion of our business is conducted on a fixed-price basis.

Recently, more of our business is being conducted on a fixed price basis. Under our fixed-price contracts, we receive a predetermined price for our performance regardless of the amount of our actual costs. Some fixed-price contracts can include date-certain and/or performance obligations. Fixed-price contracts carry certain inherent risks, including risks of losses from underestimating costs, delays in project completion, problems with new technologies, price increases for materials, and economic and other changes that may occur over the contract period. As a result, the profitability of fixed-price contracts may vary substantially.

If we are unable to accurately estimate and control our contract costs, then we may incur losses on our contracts, which could decrease our operating margins and significantly reduce or eliminate our profits.

It is important for us to control our contract costs so that we can maintain positive operating margins. Under each type of contract, if we are unable to control costs, we may incur losses on our contracts, which could decrease our operating margins and significantly reduce or eliminate our profits.

 If we miss a required performance standard, fail to timely complete, or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may reduce or eliminate our overall profitability.

We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, changes in the project scope of services requested by clients or labor disputes or other disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates or, in some cases, incur a loss on a project, which may reduce or eliminate our overall profitability.

We are subject to procurement laws and regulations associated with our government contracts. If we do not comply with these laws and regulations, we may be prohibited from completing our existing government contracts or suspended from government contracting and subcontracting for some period of time or be debarred by the government.

Our compliance with the laws and regulations relating to the procurement, administration, and performance of our government contracts is dependent upon our ability to ensure that we properly design and execute compliant procedures. Our termination from any of our larger government contracts or suspension from future government contracts for any reason would result in material declines in expected revenue. Because U.S. federal laws permit government agencies to terminate a contract for convenience, the U.S. federal government may terminate or decide not to renew our contracts with little or no prior notice.

We are subject to routine U.S. federal, state and local government audits related to our government contracts. If audit findings are unfavorable, we could experience a reduction in our profitability.

Our government contracts are subject to audit. These audits may result in the determination that certain costs claimed as reimbursable are not allowable or have not been properly allocated to government contracts according to federal government regulations. We are subject to audits for several years after payment for services has been received. Based on these audits, government entities may adjust or seek reimbursement for previously paid amounts. None of the audits performed to date on our government contracts have resulted in any significant adjustments to our financial statements. It is possible, however, that an audit in the future could have an adverse effect on our revenue, profits and cash flow.

Our inability to continue to win or renew government contracts could result in material reductions in our revenues and profits.

We have increased our contract activity with the U.S. federal, state and local governments in recent years. We compete for and win a number of these contracts based on application of a quality based standard. Our ability to earn revenues and maintain margins from our existing and future government projects will depend upon the continuation of these quality based selection standards as well as the availability of funding by our served and targeted government agencies. We cannot control whether those clients will fund or continue funding our outstanding projects.

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If our relationship or reputation with government clients deteriorates for any reason and affects our ability to win new contracts or renew existing ones, we could experience a material revenue decline.

Our involvement in partnerships, joint ventures, and use of subcontractors exposes us to additional legal and market reputation damages.

Our methods of service delivery include the use of partnerships, subcontractors, joint ventures and other ventures. If our partners or subcontractors fail to satisfactorily perform their obligations as a result of financial or other difficulties, we may be unable to adequately perform or deliver our contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. Additionally, we may be exposed to claims for damages that are a result of a partner’s or subcontractor’s performance. We could also suffer contract termination and damage to our reputation as a result of a partner’s or subcontractor’s performance.

In addition, we may participate in partnerships, joint ventures or other ventures in which we do not hold the controlling interest. To the extent the partner with the controlling interest in such an arrangement makes decisions that negatively impact that entity, our business, financial condition and results of operations could be negatively impacted.

Employee, partner, joint venture, or subcontractor misconduct or our overall failure to comply with laws or regulations could weaken our ability to win contracts, which could result in reduced revenues and profits.

Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one of our employees, agents or partners could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with government procurement regulations, regulations regarding the protection of classified information, regulations prohibiting bribery and other foreign corrupt practices, regulations regarding the pricing of labor and other costs in government contracts, regulations on lobbying or similar activities, regulations pertaining to the internal controls over financial reporting, environmental laws, and any other applicable laws or regulations. For example, we regularly provide services that may be highly sensitive or that relate to critical national security matters; if a security breach were to occur, our ability to procure future government contracts could be severely limited. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or acts of misconduct could subject us to fines and penalties, loss of security clearance, and suspension or debarment from contracting, which could weaken our ability to win contracts and result in reduced revenues and profits and could have a material adverse impact on our business, financial condition, and results of operations.

We use “percentage-of-completion” accounting methods for many of our projects. This method may result in volatility in reported revenues and profits.

Our revenues and profits for many of our contracts are recognized ratably as those contracts are performed. This rate is based primarily on the proportion of labor costs incurred to date to total labor costs projected to be incurred for the entire project. This method of accounting requires us to calculate revenues and profit to be recognized in each reporting period for each project based on our predictions of future outcomes, including our estimates of the total cost to complete the project, project schedule and completion date, the percentage of the project that is completed and the amounts of any change orders that have been generally agreed upon but not approved. Our failure to accurately estimate these often subjective factors could result in reduced profits or losses for certain contracts.

We experience seasonal trends in our business

Seasonal inclement weather conditions occasionally cause some of our offices to close temporarily and hamper our project field work in the Environmental Services segment. These occurrences result in fewer billable hours worked on projects and, correspondingly, less revenue recognized. Our revenue is typically higher in the second half of the fiscal year due to favorable weather conditions during spring, summer and fall months that may result in higher billable hours. In addition, our revenue is typically higher in the fourth fiscal quarter due to the U.S. federal government's fiscal year-end spending.

We engage in various service activities that are subject to environmental regulations

A substantial portion of our business involves planning, design, program management and construction management of pollution control facilities, as well as assessment and management of remediation activities at hazardous waste or Superfund sites and military bases. In addition, we contract with U.S. federal government entities to destroy hazardous materials. These activities require us to manage, handle, remove, treat, transport and dispose of toxic and hazardous substances. Some environmental laws, such as the Superfund law and similar state and local statutes, can impose liability for the entire cost of clean-up for contaminated facilities or sites upon present and former owners and operators, as well as generators, transporters and persons arranging for the treatment or disposal of such substances. In addition, while we strive to handle hazardous and toxic substances with care and in accordance with safe methods, the possibility of accidents, leaks, spills and the events of force majeure always exist. Humans exposed to these materials, including workers or subcontractors engaged in the transportation and disposal of hazardous materials and persons in affected areas, may be injured or become ill, resulting in lawsuits that expose us to liability that may result in substantial damage awards. Liabilities for contamination or human exposure to hazardous or toxic materials, or a failure to comply with applicable regulations, could result in substantial costs, including clean-up costs, fines, civil or criminal sanctions, third party claims for property damage or personal injury, or cessation of remediation activities. Certain of our business operations are covered by U.S. Public Law 85-804, which provides for government indemnification against claims and damages arising out of unusually hazardous activities performed at the request of the government. Due to changes in public policies and law, however, government indemnification may not be available in the case of any future claims or liabilities relating to other hazardous activities that we perform.

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Our business depends on continuous uninterrupted service to clients.

As a provider of professional services, we rely heavily on computer, information and communications technology and related systems in order to properly operate and control our business. Our computer and communications systems and operations could be damaged or interrupted by natural disasters, telecommunications failures, acts of war or terrorism, computer viruses, physical or electronic security breaches and similar events or disruptions. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure and take other steps to improve the efficiency of and protect our systems, systems operation could be interrupted or delayed. Additionally, because of our geographic diversification, severe weather can cause our employees to miss work and interrupt the delivery of our services, resulting in a loss of revenue. In the event we experience a temporary or permanent interruption at one or more of our locations (including our corporate headquarters building), our business could be materially adversely affected and we may be required to pay contractual damages or face the suspension or loss of a client’s business.

Due to the nature of the work we perform to complete our contracts, we may be subject to significant liability claims and contract disputes.

Our contracts often involve projects where design, construction or systems failures, or accidents, could result in substantially large or punitive damages for which we could have liability. Our practice involves professional judgments regarding the planning, design, development, construction, operations and management of facilities and public infrastructure projects. Although we have adopted a range of insurance, risk management, safety and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

Risks Related to our Biodiesel Business

Loss of governmental requirements or incentives for biodiesel production or consumption could impair our ability to operate at a profit and substantially harm our revenues and operating margins.

The biodiesel industry has been substantially aided by federal and state requirements, tax credits and incentives. Because biodiesel has historically been more expensive to produce than diesel fuel, the biodiesel industry has depended on governmental incentives that have effectively brought the price of biodiesel more in line with the price of diesel fuel to the end user. These incentives have supported a market for biodiesel that might not exist without the incentives. Any repeal, expiration, non-renewal, substantial modification, reduction, or waiver of the renewable fuels mandate or Federal or state incentive programs could reduce the demand for biodiesel and result in our inability to produce and sell biodiesel profitably. Furthermore, our future ability to raise debt or equity capital may be delayed, impaired or made impossible due to the lack of certainty around the continuation of these government programs supporting biodiesel.

We have committed production capacity to a single customer under a tolling agreement.

In April of 2012 we entered into a tolling agreement, under which we have committed the entire capacity of our biodiesel facility to a single customer through March 31, 2014. Due to this agreement, the success of our Biodiesel Production business is solely reliant on this single customer. Furthermore, by exclusively dedicating product capacity to our tolling customer, we have eliminated output to other customers, which may lead to alienation and damaged relationships. We may face difficulties in re-establishing these relationships in the future, if needed.

Our tolling customer has the right to unilaterally terminate our tolling agreement prior to its March 31, 2014 expiration date if any one of a number of conditions fails to be met. These conditions include (i) our customer’s failure to achieve a minimum average monthly profit margin from the sale of biodiesel produced by us; (ii) our failure to deliver a minimum quantity of qualified biodiesel product in accordance with the production and delivery schedule of the tolling agreement; and (iii) the failure of us and our tolling customer to agree upon a mutually acceptable tolling service fee per gallon of biodiesel produced by us during the second year of the agreement term. As the success of our Biodiesel Production business is solely reliant on this single customer, the early termination of this agreement would negatively impact our revenue and profitability.

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Additionally, our tolling agreement stipulates that we must meet certain production requirements during the term of the agreement. These requirements include delivering a minimum quantity of qualified biodiesel product in accordance with the agreement’s production and delivery schedule, and limiting feedstock yield losses (i.e. the amount of feedstock that is not successfully converted into biodiesel in our production process). If we fail to meet these production requirements, we are subject to risks, penalties, and additional costs. These include our obligation to reimburse our tolling customer for any incremental costs incurred in purchasing biodiesel from another source to replace our production shortfalls, and reimbursing our tolling customer for any excess feedstock yield losses.

We are subject to commodity pricing risks with regards to our feedstock inputs and biodiesel output.

In addition to governmental incentives, our gross margins depend on the spread between feedstock costs and biodiesel prices. Our gross margins are dependent on the spread between feedstock costs and biodiesel prices. If the cost of feedstock increases and the price of biodiesel does not proportionately increase or if the price of biodiesel decreases and the cost of feedstock does not proportionately decrease, our gross margins will decrease and our results of operations will be harmed.

If we are unable to respond to changes in ASTM or customer standards, our ability to sell biodiesel may be harmed.

We currently produce biodiesel to conform to or exceed standards established by the ASTM. Standards for biodiesel and biodiesel blends are modified continuously in response to new observations from the industries involved with diesel fuel. New tests, tighter test limits or higher standards may require us to make additional capital investments in, or modify plant operations to meet these standards. Many biodiesel customers have developed their own biodiesel standards which are stricter than the ASTM standards. If we are unable to respond to new ASTM standards or our biodiesel customers’ standards, the market for our product may become obsolete, and/or our ability to sell biodiesel may be harmed, negatively impacting our revenue and profitability.

Technological advances and changes in production methods in the biodiesel industry could render the Company’s production facility obsolete and adversely affect the Company’s ability to compete.

The development and implementation of new technologies may result in a significant reduction in the costs of biodiesel production. If we are unable to adopt or incorporate technological advances into our operations, our production facility could become less competitive or obsolete. It is expected that technological advances in biodiesel production methods will continue to occur and new technologies for biodiesel production may develop. For example, development of processes to make the conversion of oils and fats into biodiesel faster and more efficiently could significantly change the biodiesel production process. If improved technologies become available, it may be possible to produce biodiesel at a substantially lower cost than is currently the case. This could require us to acquire new technology and equipment and retrofit our production facility so that it can remain competitive. There is no assurance that third-party licenses for any new proprietary technologies would be available to us on commercially reasonable terms or that any new technologies could be incorporated into our production facility. The costs of upgrading our technology and production facility could be substantial. If we are unable to obtain, implement or finance new technologies, our production facility could be less efficient than our competitors and our results of operations could be substantially harmed.

Our business is subject to seasonal fluctuations, which are likely to cause our revenues and operating results to fluctuate.

Our operating results are influenced by seasonal fluctuations in the price of biodiesel. Our sales tend to decrease during the winter season due to concerns that biodiesel will not perform adequately in colder weather and a decrease in agricultural activities. Colder seasonal temperatures can cause the higher cloud point biodiesel we make from animal fats to become cloudy and eventually to gel at a higher temperature than petroleum diesel or lower cloud point biodiesel made from soybean, canola or inedible corn oil. Such gelling can lead to plugged fuel filters and other fuel handling and performance problems for customers and suppliers. Reduced demand in the winter for our higher cloud point biodiesel may result in excess supply of such high cloud point biodiesel and/or lower prices for such high cloud point biodiesel. As a result of these seasonal fluctuations, comparisons of operating measures between consecutive quarters may not be as meaningful as comparisons between longer reporting periods.

A leak, fire or explosion at our production plant or natural disaster damage to our plant would increase our costs and liabilities.

Because biodiesel and some of the related inputs and outputs are combustible and flammable, a leak, fire or explosion may occur at our plant which could result in damage to the plant and nearby properties, injury to employees and others, and interruption of operations.  Our plant may incur damage from tornados, earthquakes or other natural disasters. If any of the foregoing events occur, we may incur significant additional costs including, among other things, loss of profits from inability to operate, clean-up costs, liability for damages or injuries, legal expenses, and reconstruction expenses, which would negatively affect our profitability.

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Failure to comply with governmental regulations could result in the imposition of penalties, fines, or restrictions on operations and remedial liabilities.

The biodiesel industry is subject to extensive federal, state and local laws and regulations related to the general population’s health and safety and compliance and permitting obligations, including those related to the use, storage, handling, discharge, emission and disposal of industrial and municipal solid waste and other waste, pollutants or hazardous substances, or discharges and air and other emissions as well as land use and development. Existing laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Compliance with these laws, regulations, and obligations could require substantial capital expenditures. Failure to comply could result in the imposition of penalties, fines or restrictions on operations and remedial liabilities. These costs and liabilities could adversely affect our operations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, treatment, transport, disposal or cleanup requirements could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our business in general and on our results of operations, competitive position or financial condition. We are unable to predict the effect of additional environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would materially adversely increase our cost of doing business or affect our operations in any area.

Under certain environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination, or if current or prior operations were conducted consistent with accepted standards of practice. Such liabilities can be significant and, if imposed, could have a material adverse effect on our financial condition or results of operations.

In addition to the regulations mentioned above, we are subject to various laws and regulations related to RFS2, most significantly regulations related to the generation and dissemination of RINs. These regulations are highly complex and evolving, requiring us to periodically update our compliance systems. Any violation of these regulations by us, inadvertent or otherwise, could result in significant fines and harm our customer’s confidence in the RINs we issue, either of which could have a material adverse effect on our business.

Increases in our transportation costs or disruptions in our transportation services could have a material adverse effect on our business.

We are dependent upon transportation services to deliver our finished biodiesel product to our customers and to deliver our raw materials and inputs to us. The costs of these transportation services are affected by fuel prices. We may not be able to pass along part or all of any fuel price increases to customers, which could adversely affect our gross margins. If any transportation providers fail to deliver raw materials to us in a timely manner, we may be unable to manufacture products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon our key personnel and the loss of any of these persons could adversely affect our results of operations.

We are highly dependent upon key members of our team for the execution of our Biodiesel business, given their specialized knowledge and experience in the production of biodiesel. We believe that our future success is highly dependent on the contributions of these key employees and there can be no assurance that any individual will continue in his or her capacity for any particular period of time. The loss of any key employees could have an adverse effect on our Biodiesel business.

We operate in a highly competitive industry and competition in our industry would increase if new participants enter the biodiesel business.

We operate in a very competitive environment. The biodiesel industry is primarily comprised of smaller entities that engage exclusively in biodiesel production and large integrated agribusiness companies that produce biodiesel along with their soybean crush businesses. We face competition for capital, labor, feedstocks and other resources from these companies. In addition, petroleum companies and diesel retailers have not been engaged in biodiesel production to a large extent. These companies form the primary distribution networks for marketing biodiesel through blended petroleum-based diesel. If these companies seek to engage in direct or indirect biodiesel production, there will be less of a need to purchase biodiesel from independent biodiesel producers like us. Such a shift in the market would materially harm our operations, cash flows and financial position.

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The development of alternative fuels and energy sources may reduce the demand for biodiesel, resulting in a reduction in our revenues and profitability.

The development of alternative fuels, including a variety of energy alternatives to biodiesel has attracted significant attention and investment. If such alternative fuels prove to be more cost-effective than biodiesel, our revenues and results of operations would be adversely impacted. The biodiesel industry will also face increased competition resulting from the advancement of technology by automotive, industrial and power generation manufacturers, which are developing more efficient engines, hybrid engines and alternative clean power systems that are designed to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. If and when these clean power systems are able to offer significant efficiency and environmental benefits and become widely available, the biodiesel industry may not be able to compete effectively with these technologies and government requirements for the use of biodiesel may not continue.

Increased industry-wide production of biodiesel could have a negative effect on our margins and there remains excess production capacity in the biodiesel industry.

According to EPA EMTS data, approximately 1.1 billion gallons of biomass-based diesel was produced in the United States in 2011, primarily reflecting the recommencement of or increase in production at operating facilities in response to RFS2 requirements. Such production was in excess of the 800 million gallon RFS2 requirement for 2011. Should biodiesel production continue to remain above RFS2 required volumes, the resulting supply could put downward pressure on our margins for biodiesel, negatively affecting our profitability. In addition, because the level of production in 2011 exceeded the 2011 RFS2 requirement, the demand for biodiesel in 2012 could be less than 2012 RFS2 required volumes. Many biodiesel plants in the United States do not currently operate, and of those that do, many do not operate at full capacity. Further, plants under construction and expansion in the United States, if completed, could add an additional several hundred million gallons of annual biodiesel production capacity. If this excess production capacity was utilized for biodiesel production, it would increase competition for our feedstocks, increase the volume of biodiesel on the market and may reduce biodiesel gross margins, harming our revenues and profitability.

If automobile manufacturers and other industry groups express reservations regarding the use of biodiesel, our ability to sell biodiesel will be negatively impacted.

As biodiesel is still a relatively new product, research on its use in automobiles is ongoing. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by other manufacturers or industry groups may impact our ability to market our biodiesel.

Public perception about the impacts of biodiesel production could affect public policy which could impair our ability to operate at a profit and substantially harm our revenues and operating margins.

Some people believe that biodiesel may increase the cost of food, as some feedstocks such as soybean oil used to make biodiesel can also be used for food products. This is a concern to the biodiesel industry because biodiesel demand is heavily influenced by government policy and if public opinion were to erode, it is possible that these policies would lose political support. These views could also negatively impact public perception of biodiesel.

Additionally the full environmental impacts associated with biodiesel production and uses have not yet been fully analyzed. Should future EPA studies, or other analyses find that biodiesel production and use has resulted in, or could in the future result in, adverse environmental impacts, such findings could also negatively impact public perception of biodiesel and acceptance of biodiesel as an alternative fuel, which also could result in the loss of political support.

Problems with product performance, in cold weather or otherwise, could cause consumers to lose confidence in the reliability of biodiesel which, in turn, would have an adverse impact on our ability to successfully market and sell biodiesel.

Concerns about the performance of biodiesel could result in a decrease in customers and revenues and an unexpected increase in expenses. Biodiesel typically has a higher cloud point than petroleum-based diesel. The cloud point is the temperature below which a fuel exhibits a noticeable cloudiness and is the conventional indicator of a fuel’s potential for cold weather problems. Cold temperatures can therefore cause biodiesel blended fuel to become cloudy and eventually to gel when pure petroleum-based diesel would not, and this can lead to plugged fuel filters and other fuel handling and performance problems for customers and suppliers. The consequences of these higher cloud points may cause demand for biodiesel to diminish during the colder months. In addition, the tendency of biodiesel to gel in colder weather may also result in long-term storage problems. Addressing these performance problems may result in decreased yields, lower process throughput or both, as well as substantial capital costs. Any reduction in the demand for our biodiesel product, or the production capacity of our facilities will reduce our revenues and have an adverse effect on our cash flows and results of operations.

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Growth in the sale and distribution of biodiesel is dependent on the expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure limitations or disruptions.

Growth in the biodiesel industry depends on substantial development of infrastructure for the distribution of biodiesel. Substantial investment required for these infrastructure changes and expansions may not be made on a timely basis or at all. The scope and timing of any infrastructure expansion are generally beyond our control. Also, we compete with other biofuel companies for access to some of the key infrastructure components such as pipeline and terminal capacity. As a result, increased production of biodiesel or other biofuels will increase the demand and competition for necessary infrastructure. Any delay or failure in expanding distribution infrastructure could hurt the demand for or prices of biodiesel, impede delivery of our biodiesel, and impose additional costs, each of which would have a material adverse effect on our results of operations and financial condition. Our business will be dependent on the continuing availability of infrastructure for the distribution of increasing volumes of biodiesel and any infrastructure disruptions could materially harm our business.

We may face competition from imported biodiesel, which may reduce demand for biodiesel produced by us and cause our revenues to decline.

Biodiesel produced in Canada, South America, Europe, Eastern Asia, the Pacific Rim, or other regions may be imported into the United States market to compete with United States produced biodiesel. These regions may benefit from biodiesel production incentives or other financial incentives in their home countries that offset some of their biodiesel production costs and enable them to profitably sell biodiesel in the United States at lower prices than United States-based biodiesel producers, which could adversely affect our business.

Several biofuels companies throughout the United States have filed for bankruptcy over the last several years due to industry and economic conditions.

Unfavorable worldwide economic conditions, lack of credit and volatile biofuel prices and feedstock costs have likely contributed to the necessity of bankruptcy filings by biofuel producers. Our business has been, and in the future may be, negatively impacted by the industry conditions that influenced the bankruptcy proceedings of other biofuel producers, or we may encounter new competition from buyers of distressed biodiesel properties who enter the industry at a lower cost than original plant investors.

Risks Related to our Stock

Our common stock is quoted on the Pink Sheets and the market price for our common stock may be volatile.

Our common stock is quoted on the OTC Pink Market, also known as the “Pink Sheets”, an inter-dealer electronic quotation  and trading system for equity securities. Quotation of our common stock on the Pink Sheets may limit the liquidity and price of our common stock more than if our common stock were quoted or listed on The Nasdaq Stock Market or another national exchange. Some investors may perceive our common stock to be less attractive because they are traded in the over-the-counter market. In addition, as a Pink Sheets listed company, we do not attract the extensive analyst coverage that accompanies companies listed on national exchanges. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the Pink Sheets. These factors may have an adverse impact on the trading and price of our common stock.

The market price for our common stock may be highly volatile and subject to wide fluctuations in response to factors including the following:

• actual or anticipated variations in our operating results;

• announcements of developments by us, our strategic partners or our competitors;

• announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

• adoption of new accounting standards affecting our industry;

• additions or departures of key personnel;

• sales of our common stock or other securities in the open market; and

• other events or factors, many of which are beyond our control.

Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We may be obligated to redeem our Series A Preferred Stock beginning on February 7, 2014.

At any time after February 7, 2014, the holders of the outstanding shares of our Series A Preferred Stock may require that all or part of any of our issued and outstanding shares of Series A Preferred Stock be redeemed by us out of funds lawfully available at a price of approximately $3.15 per share. If all of our holders of Series A Preferred Stock elect to have their shares redeemed, our obligation would be approximately $3,000,000. If the assets of the Company are not sufficient to pay this amount in full, then all of these assets would be distributed among the holders of the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock would be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock.

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We are currently controlled by Argentum Capital Partners II, L.P. and its affiliates, which may vote their shares in a manner that is not in the best interest of other stockholders.

Argentum Capital Partners II, L.P. (“ACP II”), a limited partnership licensed under the United States Small Business Administration’s (SBA) Small Business Investment Company (SBIC) participating securities program, and its affiliates control approximately 63.5% of the voting power represented by our outstanding shares of common stock as of June 28, 2012. As a result, they are able to exercise significant influence with respect to all matters submitted to our stockholders for approval, as well as our management and affairs. For example, they will exercise significant influence with respect to the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

A significant number of additional shares of our common stock may be issued upon the exercise or conversion of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

As of March 31, 2012, we had outstanding shares of Series A Preferred Stock convertible into a total of 8,571,429 shares of common stock, convertible notes and accrued interest convertible into a total of 14,815,507 shares of common stock, options to purchase 3,905,000 shares of common stock and warrants to purchase 201,817 shares of common stock. The issuance of these shares of common stock would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to equity incentive plans, would result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be further diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

There are 5,000,000 shares of our common stock reserved for issuance under our 2011 Stock Option Plan, of which 3,905,000 have been allocated for and issued, and are outstanding stock options. Stockholders will experience dilution in the event that additional shares of common stock are issued under the 2011 Stock Option Plan, or options previously issued or to be issued under the 2011 Stock Option Plan are exercised.

Our quarterly and annual revenue, expenses and operating results may fluctuate significantly, which could have a negative effect on the price of our common stock.

Our quarterly and annual revenues, expenses and operating results have and may continue to fluctuate significantly because of a number of factors, including those mentioned herein. Significant fluctuations in our operating results could have a material adverse effect on our stock price.

Our common stock will likely be considered a “penny stock,” which is likely to limit its liquidity and make it more difficult for us to raise additional capital in the future.

The market price of our common stock is, and will likely remain for the foreseeable future, less than $5.00 per share, and therefore will be a “penny stock” according to SEC rules, unless our common stock is listed on a national securities exchange. The OTC Bulletin Board is not a national securities exchange. Designation as a “penny stock” requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of current holders of our common stock to sell their shares. Such rules may also deter broker-dealers from recommending or selling the common stock, which may further limit its liquidity. This may also make it more difficult for us to raise additional capital in the future.

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Item 2.    Financial Information

The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes thereto included elsewhere in this registration statement.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a U.S. based provider of engineering and environmental consulting services to government and commercial business, and producer of high quality biodiesel fuel.   We have an extensive knowledge base in environmental services, process design and engineering, remediation, and construction management services.  Our mission is to help private and public organizations manage and control their environmental risks and comply with regulatory requirements.

We operate our business through two segments.  Through our Environmental Services segment, we provide a broad range of environmental related engineering, consulting, remediation and construction services to the public and industrial sectors.    We have longstanding relationships and multi-year contracts with numerous federal agencies, including the EPA, the U.S. Department of Defense and the U.S. Army Corps of Engineers, as well as private sector clients across numerous industries.  Through our Biodiesel Production segment, we operate the Biodiesel Production Facility and produce and sell finished biodiesel to regional refiners and blenders. We acquired the Biodiesel Production Facility in February 2011 in connection with the Beacon Merger, at which time the Biodiesel Production Facility was not in operation.   The Biodiesel Production Facility was successfully restarted by us in April 2011.

Beacon Merger

On February 7, 2011, pursuant the Beacon Merger Agreement, we consummated the Beacon Merger.

Following the Beacon Merger, we changed our name to “EQM Technologies & Energy, Inc.”.  As a result of the Beacon Merger, our former stockholders acquired a majority of our post-combination common stock and our officers and directors became officers and directors of EQM.  For accounting purposes, the Beacon Merger has been treated as an acquisition of Beacon and a recapitalization of the Company.  The historical consolidated financial statements prior to February 7, 2011 are ours.  In connection with the Beacon Merger, we have restated our statements of stockholders’ equity and redeemable preferred stock on a recapitalization basis so that all equity accounts are now presented as if the recapitalization had occurred as of the beginning of the earliest period presented.

Pursuant to the terms of the Beacon  Merger Agreement, our former stockholders were issued a total of 33,185,049 shares of the Company’s common stock, including 11,433,858 Escrow Shares, and 952,381 shares of Series A Preferred Stock, in exchange for their shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock.  The Escrow Shares were released to their holders on February 7, 2012 in accordance with the terms of the Beacon Merger Agreement and the related escrow agreement.

On February 7, 2011, in connection with the Beacon Merger, the holders of $1,650,000 aggregate principal amount of secured promissory notes of Beacon, accruing interest at 15% per annum interest rate and due and payable on April 10, 2012 (the “Old Beacon Notes”), were issued (i) in exchange for the aggregate principal amount outstanding under the Old Beacon Notes, new subordinated convertible promissory notes in the aggregate principal amount of $1,650,000, accruing interest at 10% per annum and due and payable on February 7, 2014 (the “Beacon Merger Notes”), and (ii) in exchange for the accrued but unpaid interest under the Old Beacon Notes, a total of 311,780 shares of our common stock. The principal and accrued interest, of the Beacon Merger Notes are convertible, at the option of the holder, into a total of 1,187,174 and 135,950 shares, respectively, as of March 31, 2012, of the Company’s common stock at an exercise price of $1.3899 per share (subject to adjustment in accordance with the terms of the Beacon Merger Notes), are subordinate to our obligations to our senior lender, and are secured by a lien on the Biodiesel Production Facility. The Beacon Merger Notes provide for customary events of default, the occurrence of which may result in all of the Beacon Merger Notes then outstanding becoming immediately due and payable.

In connection with the Beacon Merger, we acquired the net assets of Beacon, consisting principally of the Biodiesel Processing Facility.   The purchase price consideration for the acquisition of Beacon was determined based upon the fair value of the consideration exchanged in the Beacon Merger.

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Environmental Services Segment

We are a leading full service provider of environmental consulting, engineering, program management, clean technology, remediation and construction management and technical services.  Our solutions span the entire life cycle of consulting and engineering projects and are designed to help public and private sector organizations manage and control their environmental risks and comply with regulatory requirements.  Our focus areas include air and emissions, water and wastewater, industrial hygiene and safety, and emergency response and hazardous waste site cleanup.

Since the 1970s, there has been a significant increase in environmental legislation that has benefitted the environmental services industry substantially.  As compliance with these laws is mandatory and violations can be punitive, environmental services have become more strategic and mission critical activities for companies and public agencies that have been subjected to these complex policies.  We believe that organizations are increasingly evaluating, identifying, quantifying and managing elements of environmental risk on a more proactive basis, to avoid the costs, liabilities, and other adverse effects of being found in noncompliance with regulations, as opposed to purely reacting to critical events, catastrophes, or violations.  This in turn has helped drive demand and growth for environmental services to help prevent, mitigate, and navigate such risks.

We categorize the industry in which Environmental Services competes into three primary service areas:

•

Environmental Consulting

These services are designed to help government and industry protect the environment and natural resources and comply with regulations and laws.  They include environmental engineering and consulting services to industry and government, air and water quality consulting, industrial hygiene, environmental modeling and risk assessments, regulatory compliance and multimedia permitting.

•

Remediation and Construction

These services are designed to help sustain the safety of natural resources by creating / rehabilitating infrastructure and restoring environments damaged by natural disasters and manmade activities.  They include support to U.S. federal government, state and local governments and commercial clients for environmental engineering, remediation and construction, infrastructure development, and alternative energy.

•

Design Engineering

These services are designed to help industries operate through environmentally sustainable, responsible, and efficient means.  Serving primarily the private sector, they include engineering evaluation and process optimization services to address environmental matters surrounding plants, processes, and pollution.

Costs of sales from our Environmental Services segment include primarily direct labor and the costs of subcontractors.

Operating expenses include rent, compensation, depreciation, and other expenses related to operating the company as a whole.

Biodiesel Production Segment

We acquired our Biodiesel Production Facility in connection with the Beacon Merger in February 2011.  The Biodiesel Production Facility is located on 6.8 acres of land in an industrial park in Cleburne, TX (approximately 30 miles south of Fort Worth, TX).

Our Biodiesel Production Facility produces biodiesel through the processing of animal fats, various vegetable oils, and other secondary feedstock.  At full production capacity, our Biodiesel Production Facility can produce up to 12 million gallons of biodiesel per year, with the potential to expand to 18 million gallons per years with additional investment.  The prior owners of the Biodiesel Production Facility shut down the facility in early March 2010 due to cash flow and working capital difficulties brought about by the expiration of the Federal Biodiesel Tax Credit on December 31, 2009.  Since restarting production in April 2011, we have sold biodiesel to a handful of regional energy industry refiners and blenders on a spot sale basis and through our tolling agreement.  During 2011 and during the three months ended March 31, 2012, we produced over 3.6 and 2.1 million gallons of biodiesel, respectively.

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On November 1, 2011 we entered into a tolling agreement pursuant to which we agreed to produce biodiesel, beginning on December 1, 2011, using the Tolling Purchaser’s feedstock. The tolling agreement was extended in January, 2012, expired on February 29, 2012, and was replaced with a new two year tolling agreement effective April 2, 2012.  During the term of the agreement, we will dedicate and use the entire productive capacity of the Biodiesel Production Facility to produce biodiesel for the Tolling Purchaser.  In exchange, the Tolling Purchaser will supply all working capital for feedstock purchases, commit to purchase all finished biodiesel produced from this feedstock by our Biodiesel Production Facility, and pay to us a price per gallon of finished biodiesel produced that covers our Biodiesel Production Facility’s operating costs and includes a service fee for production that is inclusive of our profit margin per gallon.

Our tolling agreement stipulates that we must meet certain production requirements during the term of the agreement. These requirements include delivering a minimum quantity of qualified biodiesel product in accordance with the agreement’s production and delivery schedule, and limiting feedstock yield losses (i.e. the amount of feedstock that is not successfully converted into biodiesel in our production process). If we fail to meet these production requirements, we are subject to risks, penalties, and additional costs. Additionally, our tolling customer has the right to unilaterally terminate our tolling agreement prior to its March 31, 2014 expiration date if any one of a number of conditions fails to be met. These conditions include (i) our customer’s failure to achieve a minimum average monthly profit margin from the sale of biodiesel produced by us; (ii) our failure to deliver a minimum quantity of qualified biodiesel product in accordance with the production and delivery schedule of the tolling agreement; and (iii) the failure of us and our tolling customer to agree upon a mutually acceptable tolling service fee per gallon of biodiesel produced by us during the second year of the agreement term.

We generate revenue from the sale of biodiesel on a spot basis and through tolling arrangements.  During the three months ended March 31, 2012, our biodiesel revenue was solely through our tolling arrangement.

Costs of sales from our Biodiesel Production segment include primarily expenses incurred for feedstock, catalysts and other chemicals used in the production process where we are the producer of the biodiesel fuel.  In addition, whether we are the producer or not, costs of sales include utilities, salaries, and other direct and indirect expenses related to the operation of the production facility.

Operating expenses include rent, compensation, depreciation, and other expenses related to operating the company as a whole.

Critical Accounting Estimates and Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using such estimates. The use of estimates is an integral part of determining cost estimates to complete under the percentage-of-completion method of accounting for contracts. Management also utilizes various other estimates, including but not limited to recording revenues under its contracts, assessing the collectability of accounts receivable, determining the estimated lives of long-lived assets, determining the potential impairment of intangibles and goodwill, the fair value of the Company’s common stock, the valuation of securities underlying stock based compensation and derivative financial instruments, income tax expense, the valuation of net assets acquired in the Beacon Merger, and to assess its litigation, other legal claims and contingencies.  The results of any changes in accounting estimates are reflected in the consolidated financial statements of the period in which the changes become evident.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Revenue Recognition

Environmental Services Segment

Through Environmental Services, we earn revenue by providing services, typically through cost-plus, fixed-price, and time-and-materials contracts. In providing these services, the Company typically incurs direct labor costs, subcontractor costs and certain other direct costs (“ODCs”), which include “out-of-pocket” expenses.

Revenue is recognized under the percentage-of-completion method of accounting for fixed price contracts.

As changes in estimates of total costs at completion on projects are identified, appropriate earnings adjustments are recorded using the cumulative catch-up method. Provisions for estimated losses on uncompleted contracts are recorded during the period in which such losses become evident. Profit incentives and/or award fees are recorded as revenues when the amounts are both probable and reasonably estimable.

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The majority of our contracts fall under the following types:

Cost-Plus.   Tasks under these contracts can have various cost-plus features. Under cost-plus fixed fee contracts, clients are billed for our costs, including both direct and indirect costs, plus a fixed negotiated fee. Under cost-plus fixed rate contracts, clients are billed for our costs plus negotiated fees or rates based on its indirect costs. Some cost-plus contracts provide for award fees or penalties based on performance criteria in lieu of a fixed fee or fixed rate. Contracts may also include performance-based award fees or incentive fees.

Fixed-Price.   Under fixed-price contracts, our clients are billed at defined milestones for an agreed amount negotiated in advance for a specified scope of work.

Time-and-Materials.   Under our time-and-materials contracts, we negotiate hourly billing rates and charges based on the actual time that is expended, in addition to other direct costs incurred in connection with the contract. Time-and-materials contracts typically have a stated contract value.

We assess the terms of its contracts and determine whether to report revenues and related costs on a gross or net basis. For at-risk relationships where we act as the principal to the transaction, the revenue and the costs of materials, services, payroll, benefits, and other costs are recognized at gross amounts. For agency relationships, where we act as an agent for its clients, only the fee revenue is recognized, meaning that direct project costs and the related reimbursement from the client are netted. There were no revenues from agency contracts during the periods presented.

Biodiesel Production Segment

Through our Biodiesel Production segment, we generate revenue from the sale of biodiesel on a spot basis and through tolling arrangements.  When biodiesel is sold on a spot basis, revenue is recognized at the time the product is shipped, when evidence of an arrangement exists, the fee is fixed and determinable and collection is probable.  We record revenue from federal incentive programs related to the production of biodiesel when we have produced and sold the biodiesel and completed all the requirements of the applicable incentive program.

We refer to agreements under which a biodiesel facility produces biodiesel for a third party using such third party’s feedstock as “tolling arrangements”. Generally, under tolling arrangements the party producing the biodiesel receives an agreed upon amount per gallon of biodiesel produced. We recognize fees earned under tolling arrangements when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable and collectability can be reasonably assured.

We record fee revenues earned under tolling arrangements on a net basis, since we perform solely in the role of agent to produce biodiesel on behalf of our customer, and not in the role of principal.  Under our tolling arrangement, the customer, acting as the principal, provides the raw materials and assumes the full risk for inventory and sales of the biodiesel after production.

Long-lived Assets

We account for its long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”) which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Such indicators include significant technological changes, adverse changes in market conditions and/or poor operating results. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows is less than its carrying value, and the amount of impairment loss recognized is the difference between the estimated fair value and the carrying value of the asset or asset group. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

Goodwill and Intangible Assets

We may record goodwill and other intangible assets in connection with business combinations. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of acquired companies, is not amortized. Our goodwill balance and other assets with indefinite lives are evaluated for potential impairment during the fourth quarter of each year and in certain other circumstances. The evaluation of impairment involves comparing the current fair value of the business to the recorded value, including goodwill. To determine the fair value of the business, we utilizes both the “Income Approach”, which is based on estimates of future net cash flows and the “Market Approach”, which observes transactional evidence involving similar businesses. Intangible assets are stated at fair value as of the date acquired in a business combination. Finite-lived intangible assets are amortized on a basis approximating the economic value derived from those assets.  In connection with this review, we also reevaluate the periods of depreciation and amortization of these assets.  There was no goodwill impairment for either of the years ended December 31, 2011 or 2010.

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Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities, approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;

•

Level 2. Inputs to the valuation methodology include:

° Quoted prices for similar assets and liabilities in active markets.

° Quoted prices for identical or similar assets or liabilities in inactive markets.

° Inputs other than quoted market prices that are observable for the asset liability.

° Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

The derivative liabilities are measured at fair value using the Black Scholes pricing model and are classified within Level 3 of the valuation hierarchy. The significant assumptions and valuation methods that we used to determine fair value and the change in fair value of the Company’s derivative liabilities are discussed in Note 9 and Note 13 of the EQM Technologies and Energy, Inc. and Subsidiaries consolidated financial statements for the years ended December 31, 2011 and 2010, included in Item 15 of this registration statement.

In accordance with the provisions of ASC 815, we presented the derivative liabilities at fair value on the consolidated balance sheet, with the corresponding changes in fair value recorded in our consolidated statements of operations for the applicable reporting periods.  We computed the fair value of the derivative liabilities at the date of issuance and the reporting dates of December 31, 2011 and March 31, 2012 using both the Black-Scholes option pricing and Monte Carlo pricing methods.  We determined that the conversion feature included an implied downside protection feature.  As such, we performed a Monte-Carlo simulation and concluded that the value of the downside protection feature is de minimus and the use of the Black-Scholes valuation model is considered to be a reasonable method to value the derivative liabilities.

The fair value of our common stock was derived from the valuation of us using a combination of the discounted cash flows method and comparable companies’ methods that included multiples based upon the last twelve months and forward revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”).  Management determined that the results of its valuation are reasonable.  The term represents the remaining contractual term of the derivative.  The volatility rate was developed based on analysis of the historical volatility rates of several other similarly situated companies (using a number of observations that was at least equal to or exceeded the number of observations in the life of the derivative financial instrument at issue).  The risk free interest rates were obtained from publicly available U.S. Treasury yield curve rates.  The dividend yield is zero because we have not paid dividends and does not expect to pay dividends in the foreseeable future.

Convertible Instruments

Our accounts for hybrid contracts that feature conversion options in accordance.  ASC 815 “Derivatives and Hedging Activities,” (“ASC 815”) and ASC 480 “Distinguishing Liabilities from Equity”, which require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.  The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

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Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

We account for convertible debt instruments when we have determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options”.  We record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt.  We also record, when necessary, deemed dividends for the fair value of conversion options embedded in preferred stock.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

We classify as equity, any contracts that (i) require physical settlement or net-share settlement or (ii) provides a choice of net-cash settlement or settlement in the our own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the our own stock as defined in ASC 815-40 "Contracts in Entity's Own Equity" (“ASC 815-40”). We classify as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).  We assess the classification of common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required.

Preferred Stock

We apply the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of our preferred stock.  Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value.  Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity.  At all other times, preferred shares are classified as stockholders’ equity.  Our preferred shares feature certain redemption rights that are considered by us to be outside our control.  Accordingly, the Series A Preferred Stock is presented as temporary equity in the mezzanine section of our consolidated balance sheets.

Stock-Based Compensation

We account for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

We account for equity instruments issued to employees in accordance with accounting guidance that requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award.  We recognize compensation costs over the requisite service period of the award, which is generally the vesting term of the equity instrument issued.

Discussion of Operating Results

Three Months Ended March 31, 2012 and 2011

Overview

We reported consolidated net income and net income available to common stockholders of $436,123 for the three months ended March 31, 2012, as compared to a net loss of $507,336 and net loss available to common stockholders of $1,454,363 for the three months ended March 31, 2011. The increase in net income of $943,459, was primarily due to an increase in the gain on the change in fair value of derivative liabilities of $967,143 and additional efficiencies in operations offset by an increase in interest expense of $218,273.

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Revenues

We had overall revenues of $14,216,570 for the three months ended March 31, 2012, as compared to revenues of $14,117,248 for the three months ended March 31, 2011, for an overall increase of $99,322 or 0.7%  The increase in revenues for the three months ended March 31, 2012 was attributable to our acquisition and subsequent restart of the Biodiesel Production Facility acquired in the Beacon Merger, with revenues of $2,257,515, less reduced revenues of $2,158,193 in our Environment Services segment.

Our Environmental Services segment had revenues of $11,959,055 for the three months ended March 31, 2012, as compared to revenues of $14,117,248 for the three months ended March 31, 2011, for an overall decrease of $2,158,193 or 15.3%.  The decrease in revenues for the three months ended March 31, 2012 was primarily attributable to a decrease in the amount of revenue received from the U.S. Air Force of $1,126,536, the U.S. Army Corps of Engineers of $8,386, the EPA of $671,602, and commercial contracts of $193,148. These decreases were primarily due to increased competition and a general slowdown in the overall economy.

Our Biodiesel Production segment had revenues of $2,257,515 for the three months ended March 31, 2012, as compared to revenues of $0 for the three months ended March 31, 2011, for an increase of $2,257,515 or 100%.  The increase in revenues for the three months ended March 31, 2012 was attributable to the startup of the Biodiesel Production Facility acquired in the Beacon Merger.  These revenues principally consisted of $1,211,661 in sales of biodiesel fuel and $1,045,854 in revenues under tolling arrangements.

Operating Expenses

Operating expenses are primarily driven by compensation expenses and professional fees.   For the three months ended March 31, 2011, operating expenses also included costs in connection with the Beacon Merger and for the three months ended March 31, 2012, operating expenses included preparations to file this registration statement and become an SEC reporting company.  Our consolidated operating expenses for the three months ended March 31, 2012 and 2011 were $3,964,159 and $4,832,390, respectively.  This decrease in operating expenses of $868,231 was primarily due to the realization of operating efficiencies, including reductions in headcount.

Our Environmental Services segment had total operating expenses of $2,996,049 for the three months ended March 31, 2012 as compared to $4,406,231 for the three months ended March 31, 2011.  This decrease of $1,410,182 was primarily due to a decrease in compensation expense of $1,051,553, as well as a decrease in costs related to the Beacon Merger.

Our Biodiesel Production segment had operating expenses of $968,110 for the three months ended March 31, 2012 as compared to $426,159 for the three months ended March 31, 2011.  The increase of $541,951 was primarily attributable to the fact that the Biodiesel Production segment only began operations on February 7, 2011, and did not have a full quarter of operating expenses for the three months ended March 31, 2011.

Operating (Loss) Income

Our consolidated operating loss for the three months ended March 31, 2012 and 2011 was $246,220 and $1,318,364, respectively.

Our operating loss from our Environmental Services segment was $293,055 for the three months ended March 31, 2012, as compared to an operating loss of $892,205 for the three months ended March 31, 2011.  The decrease in operating loss of $599,105 was primarily attributable to a reduction in compensation expenses and other overhead realized during the three months ended March 31, 2012.

Our Biodiesel Production segment had operating income of $46,835 for the three months ended March 31, 2012, as compared to an operating loss of $426,159 for the three months ended March 31, 2011.  The increase in operating income of $472,994 or 110%, was primarily due to the one-time costs incurred during the three months ended March 31, 2011 as we restarted the Biodiesel Production Facility acquired in the Beacon Merger and the absence of comparable costs during the three months ended March 31, 2012.

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Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Overview

We reported a consolidated net loss of $4,214,778 and a net loss available to common stockholders of $5,161,805 for the year ended December 31, 2011, as compared to a net loss and net loss available to common stockholders of $182,699 for the year ended December 31, 2010. The increase in net loss of $4,032,079, was primarily due to losses of approximately $3,600,000 that we incurred in 2011 as a result of lower than expected volume under a certain fixed price per volume contract with the EPA for excavation and removal of contaminated soil, expenses of approximately $500,000 that we incurred in connection with the startup of our Biodiesel Production Facility and an increase in interest expense of $672,440, offset by $592,293 for the change in fair value of derivative liabilities.

Revenues

We had overall revenues of $77,372,285 for the year ended December 31, 2011, as compared to revenues of $70,032,639 for the year ended December 31, 2010, for an overall increase of $7,339,646 or 9%.  The increase in revenues for the year ended December 31, 2011 was attributable to our acquisition and restart of our Biodiesel Production Facility in the Beacon Merger, which added revenues of $16,542,078, offset by reductions in revenues of $9,202,432 in our Environment Services segment.

Our Environmental Services segment had revenues of $60,830,207 for the year ended December 31, 2011, as compared to revenues of $70,032,639 for the year ended December 31, 2010, for an overall decrease of $9,202,432, or 13%.  The decrease in revenues for the year ended December 31, 2011 was primarily attributable to a decrease in the amount of revenue received from the U.S. Air Force and the EPA in the year ended December 31, 2011, as compared to the year ended December 31, 2010.

Our Biodiesel Production segment had revenues of $16,542,078 for the year ended December 31, 2011, as compared to revenues of $0 for the year ended December 31, 2010, for an overall increase of $16,542,078, or 100%.  The increase in revenues for the year ended December 31, 2011 was attributable to our acquisition of the Biodiesel Production Facility in the Beacon Merger.  These revenues principally consisted of $14,978,531 in sales of biodiesel fuel, $1,045,854 in revenues under tolling arrangements and $517,693 in tax credits.

Operating Expenses

Operating expenses are primarily driven by compensation and professional fees to operate our business and, in 2011, costs in connection with the Beacon Merger and preparations to file this registration statement and become an SEC reporting company.  Our consolidated operating expenses for the years ended December 31, 2011 and 2010 were $18,184,548 and $14,197,216, respectively.  This increase in operating expenses of $3,987,332 was primarily due to additional operating expenses from our new Biodiesel Production segment of $2,740,473 and to additional compensation expenses of $1,343,347 incurred from our Environmental Services segment.

Our Environmental Services segment had total operating expenses of $15,039,301 for the year ended December 31, 2011 as compared to $14,197,216 for the year ended December 31, 2010.  This increase of $842,085 was primarily due to additional compensation costs of $1,404,021 offset by a reduction in impairment expense of $475,217.

Our Biodiesel Production segment had operating expenses of $2,875,247 for the year ended December 31, 2011.  Of these operating costs, approximately $500,000 represented costs to restart our Biodiesel Production Facility.

Operating (Loss) Income

Our consolidated operating (loss) income for the years ended December 31, 2011 and 2010 was $(6,440,302) and $105,891, respectively.

Operating loss from our Environmental Services segment was $3,565,714 for the year ended December 31, 2011, as compared to operating income of $105,891 for the year ended December 31, 2010.  The increase in operating loss of $3,671,603 was primarily attributable to a loss of approximately $3,600,000 in the aggregate we incurred as a result of lower than expected volume under a certain fixed price per volume contract with the EPA for excavation and removal of contaminated soil during the year ended December 31, 2011.

Our Biodiesel Production segment had an operating loss of $2,874,588 for the year ended December 31, 2011.

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Liquidity and Capital Resources

As of December 31, 2011 and March 31, 2012, our cash on hand was $1,835,629 and $509,841, respectively.  As of December 31, 2011 and March 31, 2012, our accumulated deficit was $5,465,186 and 5,029,063, respectively.

Sources of liquidity – We have historically met our liquidity requirements principally through the sale of equity and debt securities and our bank line of credit.  Our borrowings as of March 31, 2012 are as follows:

	Principal Outstanding	Interest Rate	Maturity Date
Senior Debt:
Revolving Credit Facility	$3,272,626	LIBOR plus 3.0%	March 31, 2013

Convertible Notes:
Beacon Merger Notes	1,650,000	10% per annum	Principal and accrued interest due February 7, 2014

Private Placement Notes

March 15 Notes	2,500,000	10% per annum	Principal and accrued interest due March 15, 2014

May 13 Notes	500,000	10% per annum	Principal and accrued interest due May 13, 2014

December 30 Notes	1,858,879	10% per annum	Principal and accrued interest due December 31, 2014

March 2012 Note	188,959	10% per annum	Principal and accrued interest due December 31, 2014

Total	$9,970,464

Cash Flow – For the Three Months Ended March 31, 2012

Cash Flows – Operating Activities

Net cash provided by operating activities was $1,824,035 during the three months ended March 31, 2012.  The major components of net cash provided by operating activities includes net income of $436,123, and increased collections of accounts receivable of $2,477,650 offset by a net pay down of accounts payable and accrued expenses of $1,064,327 and a gain on change in fair market value of derivative liabilities of $997,514.

Cash Flows – Investing Activities

During the three months ended March 31, 2012 we purchased property and equipment in the amount of $142,862.

Cash Flows – Financing Activities

During the three months ended March 31, 2012, cash used in financing activities was $3,006,961.  Of this amount, $2,695,107 was used to pay down the Financing Agreement, $300,000 was used to pay off the Beacon Director Note, and $11,854 was used to pay down our capital lease obligations.

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Cash Flow – For the Year Ended December 31, 2011

Cash Flows – Operating Activities

Net cash used in operating activities was $3,237,829 during the year ended December 31, 2011.  This reflects a net loss of $4,214,778, offset by a non-cash charge of approximately $3.6 million in connection lower than expected volume under a certain fixed price per volume contract with the EPA for excavation and removal of contaminated soil and a net pay down of accounts payable and accrued expenses of $4,005,477.

Cash Flows – Investing Activities

We received cash of $5,337 in the Beacon Merger.  Also, during the year ended December 31, 2011 we purchased property and equipment in the amount of $471,515 and received $196,000 from the sale of property and equipment.

Cash Flows – Financing Activities

During the year ended December 31, 2011, cash provided by financing activities was $5,261,580.  Of this amount, $4,585,000 was provided in connection with the private placements of convertible debt instruments, $400,000 was provided to us from a personal loan from one of our officers, and $388,914 resulted from additional proceeds, net of repayments, from our bank line of credit.

Future liquidity and cash flows

Effective October 31, 2006, EQ entered into a Financing Agreement with U.S. Bank, N.A. (the “Financing Agreement”), providing for a revolving credit facility and a letter of credit facility.  The Financing Agreement was later amended to add EQ Engineers, LLC, a wholly-owned subsidiary of EQ, as an additional borrower.  As amended, the Financing Agreement provides for a revolving credit facility of up to $12,000,000 (subject to a borrowing base calculation), bearing interest at LIBOR plus 3.0% (2.44% as of March 31, 2012), and expires on March 31, 2013.  EQ’s obligations under the Financing Agreement are secured by all of its assets and are guaranteed by the Company. This Financing Agreement is solely for the benefit of EQ and its subsidiaries, representing our Environmental Services segment.

As of March 31, 2012, the available borrowing base under the Financing Agreement totaled approximately $6,500,000, including $2,000,000 of the borrowing base attributable to obligations under outstanding letters of credit.  As of March 31, 2012, borrowings of $3,272,626 were outstanding under the Financing Agreement.

The Financing Agreement contains financial covenants that require EQ to maintain a minimum level of EBITDA and a minimum fixed charge coverage ratio, as defined in the Financing Agreement. As of December 31, 2011 and December 31, 2010, we were not in compliance with the fixed charge coverage ratio requirements.  Effective May 18, 2011, the bank provided a default waiver letter, which waived the existing defaults at December 31, 2010.  On January 31, 2012, in an amendment to the Financing Agreement, the bank waived the events of default that occurred during the year ended December 31, 2011.  As of March 31, 2012, the Company was in compliance with its financial covenants under the Financing Agreement. In connection with the Financing Agreement, EQ is required to maintain a lockbox whereby substantially all of its customer funds are deposited. Therefore, since the contractual provisions of the Financing Agreement require that in the ordinary course of business the cash receipts from customers (without another event occurring) are used to repay the existing revolving credit obligation, amounts owed under the Financing Agreement are considered to be a short term obligation.

Management believes that our cash balances on hand, cash flows generated from operations, and availability under the Financing Agreement will be sufficient to fund our net cash requirements through March 31, 2013. However, in order to execute the our long-term growth strategy, we may need to raise additional funds through public or private equity offerings, debt financings, or other means.

Management believes that we have access to capital resources through possible public or private equity offerings, debt financings, offerings to existing management, our principal investors, including ACP II, or from others; however, we have not secured any commitment for new financing at this time, nor can we provide any assurance that new financing will be available on commercially acceptable terms, if needed.  If we are unable to secure additional capital, we may be required to curtail our operations and/or take additional measures to reduce costs in order to conserve our cash.

Off-Balance Sheet Arrangements

None.

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Item 3.    Properties

Our principal executive offices are located at 1800 Carillon Boulevard, Cincinnati, OH 45240. We lease one building at that location, which contains approximately 38,320 square feet of office space.

We own the Biodiesel Production Facility, a 12 million gallons per year capacity biodiesel refinery in Cleburne, TX, which is situated on approximately 6.8 acres of land and includes a building of approximately 15,000 square feet that houses the production facility and associated offices.

We offer nation-wide coverage from our leased offices throughout the United States, which include our Environmental Service segment and corporate office in Cincinnati, OH, as well as field offices in Chicago, IL, Durham, NC, New Orleans, LA, Roanoke, VA, Sacramento, CA, San Antonio, TX, quad cities, IL/IA, and Seattle, WA.

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Item 4.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 28, 2012, by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The information relating to our 5% beneficial owners is based on information we received from such holders. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Except as otherwise set forth below, the address of persons listed below is c/o EQM Technologies & Energy, Inc., 1800 Carillon Boulevard, Cincinnati, OH 45240. Unless otherwise indicated, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Outstanding Common Stock(1)

5% or Greater Stockholders
Argentum Capital Partners II, L.P. (2)	33,365,868	63.2%
David Dunbar (3)	2,923,184	7.2%
Metalico, Inc. (4)	2,274,735	5.6%

Directors and Named Executive Officers
James E. Wendle (5)	1,507,251	3.6%
Robert R. Galvin (6)	1,287,535	3.1%
Jack S. Greber (7)	6,133,087	14.1%
Walter H. Barandiaran (8)	35,381,395	64.9%
Jon Colin(9)	390,719	*
Paul A. Garrett(10)	125,000	*
Kurien Jacob(11)	217,120	*

All executive officers and directors as a group (7 persons) (12)	45,042,107	76.2%

*Represents holdings of less than 1% of shares outstanding.

(1)	Based on 40,473,570 shares of our common stock outstanding on June 28, 2012, and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of June 28, 2012.

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(2)	Consists of 21,037,043 shares of our common stock, 3,757,396 shares common stock issuable upon the conversion of convertible debt and related accrued interest and 8,571,429 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock held by Argentum Capital Partners II, L.P. (“ACP II”). Argentum Investments, LLC is the managing member of Argentum Partners II, LLC, which is the general partner of ACP II. Walter H. Barandiaran and Daniel Raynor are co-managing members of Argentum Investments, LLC. Each of Messrs. Barandiaran and Raynor, and Argentum Investments, LLC and Argentum Partners II, LLC, may be deemed to beneficially own the shares of our common stock held by ACP II. Each of Messrs. Barandiaran and Raynor disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The business address of ACP II is 60 Madison Avenue, Suite 701, New York, NY 10010.

(3)	Consists of 2,918,184 shares of our common stock and 5,000 shares of common stock issuable upon the exercise of stock options. The business address of Mr. Dunbar is 1800 Carillon Boulevard, Cincinnati, OH 45240.

(4)	The business address of Metalico, Inc. is 186 North Ave. East, Cranford, NJ 07016.

(5)	Consists of 497,124 shares of our common stock, as well as 570,000 shares issuable upon the exercise of stock options and 440,127 shares of our common stock issuable upon the conversion of convertible debt and related accrued interest.

(6)	Consists of 621,405 shares of our common stock, 525,000 shares issuable upon the exercise of stock options and 141,130 shares of our common stock issuable upon the conversion of convertible debt and related accrued interest.

(7)	Consists of 3,058,314 shares of our common stock, as well as 367,500 shares issuable upon the exercise of stock options and 2,707,273 shares of our common stock issuable upon the conversion of convertible debt and related accrued interest.

(8)	Consists of (i) 103,269 shares of our common stock and 671,652 shares of our common stock issuable upon the conversion of convertible debt and related accrued interest, held by Mr. Barandiaran directly, (ii) 21,037,043 shares of our common stock, 3,757,396 shares common stock issuable upon the conversion of convertible debt and related accrued interest and 8,571,429 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock held by ACP II, and (iii) 172,774 shares of common stock and 1,067,832 shares common stock issuable upon the conversion of convertible debt and related accrued interest held by Argentum Capital Partners, L.P. (“ACP”). Mr. Barandiaran is a co-managing member of Argentum Investments, LLC, which is the managing member of Argentum Partners II, LLC, which is the general partner of ACP II. Additionally, Mr. Barandiaran is the President of B.R. Associates, Inc., which is the general partner of ACP. As a result of these relationships, Mr. Barandiaran may be deemed to beneficially own the shares of our common stock held by ACP II and ACP. Mr. Barandiaran disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)	Consists of 50,000 shares of our common stock, as well as 62,500 shares issuable upon the exercise of stock options and 278,219 shares of our common stock issuable upon the conversion of convertible debt and related accrued interest.

(10)	Consists of 50,000 shares of our common stock, as well as 75,000 shares issuable upon the exercise of stock options.

(11)	Consists of 35,019 shares of our common stock and 182,101 shares of our common stock issuable upon the conversion of convertible debt and related accrued interest.

(12)	Consists of 25,624,948 shares of our common stock, 8,571,421 shares of our common stock issuable upon the conversion of shares of Series A Preferred Stock, 9,245,730 shares of our common stock issuable upon the conversion of convertible debt and related accrued interest and 1,600,000 shares of our common stock issuable upon the exercise of stock options.

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Item 5.    Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors (the “Board”) and our executive officers.

Name	Age	Position(s)

James E. Wendle	56	President and Chief Operating Officer

Robert R. Galvin	50	Chief Financial Officer and Executive Vice President

Jack S. Greber	61	Senior Vice President, EPA Federal Programs and Business Development

Walter H. Barandiaran	59	Director, Chairman of the Board and Chairman of the Nominating Committee

Jon Colin	56	Director and Chairman of the Compensation Committee

Paul A. Garrett	65	Director and Chairman of the Audit Committee

Kurien Jacob	65	Director

Executive Officers

James E. Wendle has been the President and Chief Operating Officer of the Company since May 2010. From May 2000 to April 2010, Mr. Wendle was President and Partner of Process Plus Inc., a process engineering and architectural services company with clients in the chemical, bio-fuel and pharmaceutical industries.  From 1990 to 2000 Mr. Wendle was Director and Business Manager of the Process and Facilities division at Belcan Engineering, Inc. a full service engineering company.  From 1985 to 1990 Mr. Wendle was Vice President and Co-Founder of River City Construction Co. focusing in Industrial and Waste Water construction project throughout the Midwest.  Mr. Wendle has an A.A.S. degree in Architectural Engineering and a B.S. degree in Construction Management from Southern Illinois University.

Robert R. Galvin has been the Chief Financial Officer, Secretary and Treasurer of the Company since August 2009. From November 2002 to June 2009, Mr. Galvin was Executive Vice President and Chief Financial Officer of NuCO2, a NASDAQ-listed company focused on the consolidation, integration, and growth of the distribution of bulk CO2 and equipment. From 1998 to 2002, Mr. Galvin was Senior Vice President and Chief Financial Officer of Independent Propane Company, a retail propane distribution company, and from 1993 to 1998, Mr. Galvin was Director of Finance of TA Instruments. From 1983 to 1993, Mr. Galvin was with KPMG Peat Marwick, including two years as senior manager in the executive office – department of professional practice. Mr. Galvin is a Certified Public Accountant and has a B.S. degree in Accounting from Villanova University.

Jack S. Greber has been the Senior Vice President of EPA Federal Programs and Business Development since November 2011. Prior to November 2011, Mr. Greber served as our Chief Executive Officer.  Mr. Greber has over 37 years of experience in the environmental consulting, engineering, remediation and Clean Tech industry. Mr. Greber is one of the founding members of EQ, which began business in 1990. From 1975 to 1990, Mr. Greber was with PEI/International Technology Corporation, a full service environmental and engineering firm, where he was Vice President of Federal Programs. Mr. Greber has a B.S. and M.S. in Zoology from Miami University in Oxford, OH.

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Non-Employee Directors

Walter H. Barandiaran, our Chairman, became a director of the Company on February 7, 2011 in connection with the Beacon Merger. He had served as a director of EQ since 2006. He has served as a Co-Founder and Managing Partner of The Argentum Group, a New York-based private equity firm since1987. He has more than 20 years of private equity investment experience, during which time he has led over 30 investments for Argentum's investment funds. His areas of investment expertise include outsourced/business services, technology-enabled services, and clean (environmental) technologies & services.

Mr. Barandiaran also serves as a director of Metalico, Inc. (AMEX: MEA), a regional recycling company of ferrous, non-ferrous and platinum group metals, operating 26 recycling facilities primarily in the Northeast. He also sits on the boards of M3 Technologies, Inc., a supplier of advanced ceramic components to the precision, industrial and defense sectors, and Conner Industries, a distributor and remanufacturer of industrial lumber.

Mr. Barandiaran has also served as Chairman of the Board of AFS Technologies, Inc. from 2003 until August 2011. Mr. Barandiaran was also the chief executive officer of Horizon Live, Inc., now known as Wimba, Inc., from 2002 until 2004.

Mr. Barandiaran is a trustee of The Baruch College Fund of Baruch College, City University of New York. He received a BBA in International Business from Baruch College (CUNY) and attended the New York University Stern School of Business.

Jon Colin became a director of EQM on February 7, 2011 in connection with the Beacon Merger. He had served as a Director of EQ since April 2008.  Mr. Colin is currently Chief Executive Officer of LifeStar Response Corporation, a position he has held since April 2002.  Mr. Colin served as Chief Operating Officer of LifeStar Response Corporation from October 2000 to April 2002, and a consultant for LifeStar Response Corporation from September 1997 to October 2000.  From 1990 to 1996, Mr. Colin served as President and Chief Executive Officer for Environmental Services of America, Inc., a publicly traded environmental services company.  Mr. Colin is also a director at LifeStar Response Corporation and Bamnet Inc.  Mr. Colin has a B.S. in Accounting from the University of Maryland.

Paul A. Garrett became a director of EQM on February 7, 2011 in connection with the Beacon Merger. He had served as a Director of EQ since December 2006, chairing the Board’s Audit Committee and serving on the Nominating Committee.  Mr. Garrett is also a director and chairman of the audit committee of Metalico, Inc. From 1991 to 1998 he was the chief executive officer of FCR, Inc. (“FCR”), an environmental services company involved in the recycling of paper, plastic, aluminum, glass and metals.  Upon FCR’s merger in 1998 into KTI, Inc. (“KTI”), a solid waste disposal and recycling concern that operated waste-to-energy facilities and manufacturing facilities utilizing recycled materials, he was appointed vice chairman and a member of KTI’s Executive Committee.  He held those positions until KTI was acquired by Casella Waste Systems, Inc. in 1999.  For a period of ten years before his entry into the recycling industry, Mr. Garrett was an audit partner with the former Arthur Andersen & Co. Mr. Garrett received a B.B.A. from Ohio University.

Kurien Jacob became a director of EQM on June 8, 2012. Since 2005, Mr. Jacob has been the CEO of AFS Technologies, Inc., a provider of end-to-end real-time business software solutions engineered specifically for the food and beverage industry. Prior to that, Mr. Jacob has held CEO or CFO positions at five different companies in the transportation, manufacturing, consumer electronics, automotive accessories and software industries over the past 25 years. Mr. Jacob began his career in audit and consulting with Deloitte Touche. Mr. Jacob holds a Bachelor of Commerce degree from the University of Madras, India, is a Fellow of the Institute of Chartered Accountants, England and Wales, and holds an Advanced Management Certificate from the Sloan School of Massachusetts Institute of Technology.

Director Qualifications

We believe that the collective skills, experiences and qualifications of our directors provide our Board with the expertise and experience necessary to advance the interests of our stockholders.  While the Nominating Committee of the Board has not established any specific, minimum qualifications that must be met by each of our directors, it uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board.  In general, the Nominating Committee expects directors to have broad experience at the policy-making level in business, exhibit commitment to enhancing shareholder value, have sufficient time to carry out their duties and provide insight and practical wisdom based on their past experience.  Additionally, we believe that having the highest professional and personal ethics and values, consistent with our longstanding values and standards, is an essential characteristic for our directors.

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A brief discussion of the experiences and skills that led to the conclusion is provided below:

•	Walter Barandiaran. The Board believes that, with his knowledge of the industry and his investment experience, Mr. Barandiaran brings to the Board valuable insight on strategic initiatives. In addition, Mr. Barandiaran has extensive expertise in the areas of corporate finance, mergers and acquisitions, corporate strategy and corporate governance.

•	Paul Garrett. The Board believes with his extensive accounting experience, Mr. Garrett provides the Board with valuable finance and auditing knowledge.

•	Jon Colin. The Board believes that, with his executive experience in environmental business and his accounting background, Mr. Colin brings important knowledge and industry insights to the Board.

•	Jack Greber. The Board believes that, with his well-rounded experience, his 37 years of work in the environmental industry and his 30 years of corporate executive experience, Mr. Greber brings to the Board strong leadership and important knowledge to promote business opportunities.

•	Kurien Jacob. The Board believes that, with his broad based industry background and executive experience, as well as his accounting and finance background, Mr. Jacob brings extensive industry, leadership and financial insights to the board.

Family Relationships

There are no family relationships among our executive officers and directors.

Board Committees

Our Board has three standing committees to assist it with its responsibilities. These committees are described below.

The Audit Committee, which is comprised solely of directors who satisfy the SEC and NASDAQ audit committee membership requirements, is governed by a Board-approved charter that contains, among other things, the committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management and our independent registered public accounting firm on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent registered public accounting firm. It maintains direct responsibility for the compensation, termination and oversight of our independent registered public accounting firm and evaluates its qualifications, performance and independence. The Audit Committee also monitors compliance with our policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm. Our Audit Committee is comprised of Messrs. Garrett, Jacob and Colin. Mr. Garrett is the Chairman of the committee.

The Board has determined that Mr. Garrett is the Audit Committee financial expert, as defined under the Exchange Act. The Board made a qualitative assessment of Mr. Garrett’s level of knowledge and experience based on a number of factors, including his experience as a certified public accountant for a major accounting firm and financial sophistication from his years managing private investment funds.

The Compensation Committee, determines all compensation for our Chief Executive Officer; reviews and approves corporate goals relevant to the compensation of our Chief Executive Officer and evaluates our Chief Executive Officer’s performance in light of those goals and objectives; reviews and approves objectives relevant to other executive officer compensation; reviews and approves the compensation of other executive officers in accordance with those objectives; administers our stock option plan; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The Compensation Committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where Board approval is required. Our Compensation Committee is comprised of Messrs. Colin, Garrett and Jacob. Mr. Colin is the Chairman of the Compensation Committee.

The Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board performance and reviews Board compensation. The Nominating Committee also acts as a screening and Nominating Committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Nominating Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates.  The Nominating Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. Our Nominating Committee is comprised of Messrs. Barandiaran, Greber and Jacob. Mr. Barandiaran is the chairman of the Nominating Committee.

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Item 6.    Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		TOTAL ($)
James E. Wendle,	2011	230,000	(1)	27,600	(2)	92,000	(3)	159,999	(4)	-		509,599
President and Chief	2010	140,000	(1)	35,000	(5)	-		-		-		175,000
Operating Officer

Robert R. Galvin,	2011	225,000		34,500	(6)	115,000	(7)	147,368	(8)	-		521,868
Chief Financial Officer	2010	225,000		35,000	(5)	-		-		-		260,000

Jack S. Greber,	2011	224,000	(9)	-		-		103,157	(10)	26,495	(11)	353,652
Senior Vice President of	2010	223,000	(9)	35,000	(5)	-		-		12,800	(12)	270,800
Business Development

(1)	Mr. Wendle’s 2010 annual salary was $215,000. The amount in 2010 represents Mr. Wendle’s compensation from his date of hire of May 1, 2010. On March 1, 2011, Mr. Wendle's salary was increased to $230,000. The amount in 2011 represents the amount he earned during the year.

(2)	Mr. Wendle earned a cash bonus to compensate for the estimated cost of income taxes which Mr. Wendle will incur in connection with the deemed compensation of $92,000 related to Mr. Wendle’s purchase of 400,000 shares of our common stock in January 2011 (See Footnote 3 below). It is anticipated that this bonus will be paid during the third quarter of 2012.

(3)	On January 23, 2011, Mr. Wendle purchased 400,000 shares of our common stock, valued at $96,000, for an aggregate purchase price of approximately $4,000. Amount shown represents the excess of the fair value of the shares purchased over the purchase price.

(4)	Represents the grant date fair value of an option for the purchase of 1,140,000 shares of our common stock at an exercise price of $0.30 per share awarded to Mr. Wendle on March 29, 2011. The option has a term of 10 years and vests 25% on the date of grant, and 25% upon each of the first, second and third anniversaries of the date of grant. For assumptions in connection with the computation of the fair value of this award, see Note 14 of the consolidated financial statements included in Item 15 of this registration statement.

(5)	Represents a performance based cash bonus earned for the year ended December 31, 2010. This award was paid in January 2011.
(6)	Mr. Galvin earned a cash bonus to compensate for the estimated cost of income taxes which Mr. Galvin will incur in connection with the deemed compensation of $115,000 related to Mr. Galvin’s purchase of 500,000 shares of our common stock in January 2011 (See Footnote 7 below). It is anticipated that this bonus will be paid during the third quarter of 2012.
(7)	On January 23, 2011, Mr. Galvin purchased 500,000 shares of our common stock, valued at $120,000, for an aggregate purchase price of approximately $5,000. Amount shown represents the excess of the fair value of the shares purchased over the purchase price.
(8)	Represents the grant date fair value of an option for the purchase of 1,050,000 shares of our common stock at an exercise price of $0.30 per share awarded to Mr. Galvin on March 29, 2011. The option has a term of 10 years and vests 25% on the date of grant, and 25% upon each of the first, second and third anniversaries of the date of grant. For assumptions in connection with the computation of the fair value of this award, see Note 14 of the consolidated financial statements, included in Item 15 of this registration statement.
(9)	Initially during 2010, Mr. Greber's salary was $158,000. On February 22, 2010, Mr. Greber's salary was increased to $235,000. Then, on October 24, 2011, Mr. Greber's salary was decreased to $180,000.
(10)	Represents the grant date fair value of an option for the purchase of 735,000 shares of our common stock at an exercise price of $0.30 per share awarded to Mr. Greber on March 29, 2011. The option has a term of 10 years and vests 25% on the date of grant, and 25% upon each of the first, second and third anniversaries of the date of grant. For assumptions in connection with the computation of the fair value of this award, see Note 14 of the consolidated financial statements included in Item 15 of this registration statement.

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(11)	Amount includes a car allowance of $18,000, plus amounts paid for long term care and disability insurance in 2011.
(12)	Amount includes a car allowance of $4,500, plus amounts paid for long term care and disability insurance in 2010.

Employment Agreements

Effective January 1, 2012, each of Mr. Wendle, Mr. Galvin and Mr. Greber entered into an employment agreement with EQ. Each of their respective employment agreements expires on December 31, 2014, and is automatically renewed for an additional term of one year on each succeeding January 1, unless terminated earlier in accordance with its terms, or a notice of non-renewal has been provided.

Under the terms of their employment agreements, the executives will receive the following annual base salaries: Mr. Wendle $230,000; Mr. Galvin $225,000; and Mr. Greber $180,000, each subject to upward adjustment from time to time at the discretion of the Compensation Committee. In addition, each executive is eligible to receive an annual bonus, determined in accordance with annual bonus programs established by the Board, and is also entitled to participate in our stock option plan and our employee benefit plans, programs and arrangements, at a level commensurate with the executive's position. If we terminate any of the executives without Cause (as defined the employment agreements), (i) the executive will receive (a) his base salary and benefits through the date of termination and for a period of twelve months following his termination, (b) any unpaid annual bonus awarded for the last completed fiscal year, (c) the pro rata portion of any unpaid annual bonus earned for any fiscal quarter during the current fiscal year completed prior to the date of termination, and (d) the unpaid portion of his Transition Incentive Fee (as defined below), and (ii) all of the executive’s stock options that otherwise would be eligible to vest within the six months following his termination will be accelerated and vest as of the termination date.

As additional incentive compensation, on March 29, 2011, Mr. Wendle, Mr. Galvin and Mr. Greber were granted options for the purchase of 1,140,000, 1,050,000 and 735,000 shares of our common stock, respectively, at an exercise price of $0.30 per share, which options have a term of 10 years and vest 25% upon the date of grant and 25% upon the first, second and third anniversaries of the date of grant.

Effective January 1, 2012, pursuant to their employment agreements, each of the executives will receive an additional $1,500 per month for automobile expenses.

Pursuant to the employment agreements, if a Change in Control Transaction (as defined below) (i) closes during the term of the employment agreement, or (ii) the Company and a buyer have signed a letter of intent or similar agreement that outlines the terms of the transaction during the term of the employment agreement, the executive is terminated by the Company other than for Cause, and the transaction closes within six months following such termination, the Company will pay the executive an amount equal to a specified percentage of the lesser of (x) 10% of the Net Equity Value (as defined in the employment agreements) received by the Company or its shareholders, as applicable, in connection with the Change in Control Transaction, or (y) $1,200,000 (the “Transition Incentive Fee”).  The applicable percentages for determination of the Transition Incentive Fee are as follows: Mr. Wendle 33-1/3%; Mr. Galvin 33-1/3%; and Mr. Greber 16-2/3%.  “Change in Control Transaction” means (x) the sale of all or substantially all of the outstanding stock of the Company to any person or entity other than ACP II and/or any of its affiliates, or (y) the sale or transfer of all or substantially all of the assets of the Company to any person or entity other than ACP II and/or any of its affiliates, in each case other than in a reorganization or recapitalization or other similar transaction among the Company and one or more of its affiliates.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding unexercised options held by named executive officers as of the end of the fiscal year ended December 31, 2011.

	Option Awards
	Number of Securities Underlying Unexercised Options			Option exercise	Option
Name	(#) Exercisable	(#) Unexercisable		price ($)	expiration date
James E. Wendle	285,000	855,000	(1)	0.30	March 28, 2021
Robert R. Galvin	262,500	787,500	(1)	0.30	March 28, 2021
Jack S. Greber	183,750	551,250	(1)	0.30	March 28, 2021

(1) These options were granted on March 29, 2011, have a term of 10 years and vest 25% on the date of grant, and 25% on each of the first, second and third anniversaries of the date of grant.

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2011 Stock Option Plan

The 2011 Stock Option Plan was adopted by the Board on March 29, 2011. The 2011 Stock Option Plan is administered by the Compensation Committee of the Board, and provides for the issuance of incentive and non-incentive stock options for the purchase of up to a total of 5,000,000 shares of our common stock (limited to a total of 4,750,000 shares underlying non-incentive stock options) to our key employees (as determined by the Board) and non-employee directors. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant options under the 2011 Stock Option Plan for the purchase of more than 1,500,000 shares of common stock to any individual during any calendar year and each option grant must have an exercise price at or above fair market value (as determined under the 2011 Stock Option Plan) on the date of grant.

Director Compensation

The following tables set forth a summary of the compensation earned by each director who is not a named executive officer and who served on the Board during 2011for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)		Stock Awards ($)		Total ($)
Walter Barandiaran (1)	-		-		-		-
Carlos E. Agüero(2)	-		7,018	(3)	-		7,018
Jon Colin	-		17,544	(4)	12,000	(5)	29,544
Paul A. Garrett	33,500	(6)	21,053	(7)	12,000	(8)	66,553

(1)	Mr. Barandiaran waived director compensation for the fiscal year ended December 31, 2011.

(2)	Mr. Agüero served on the Board from February 7, 2011 until his resignation on June 7, 2012.

(3)	Represents the grant date fair value of an option for the purchase of 50,000 shares at an exercise price of $0.30 per share, granted to Mr. Agüero on March 29, 2011. The option has a term of 10 years and vests 25% on the date of grant, and 25% on each of the first, second and third anniversaries of the date of grant. For assumptions in connection with the computation of the fair value of this award, see Note 14 of the consolidated financial statements, included in Item 15 of this registration statement.

(4)	Represents the grant date fair value of an option for the purchase of 125,000 shares of our common stock at an exercise price of $0.30 per share, granted to Mr. Colin on March 29, 2011. The option has a term of 10 years and vests 25% on the date of grant, and 25% on each of the first, second and third anniversaries of the date of grant. For assumptions in connection with the computation of the fair value of this award, see Note 14 of the consolidated financial statements, included in Item 15 of this registration statement.

(5)	Represents the grant date fair value of 50,000 shares of common stock awarded to Mr. Colin on May 11, 2011.

(6)	Mr. Garrett received cash compensation for his service as Chairman of the Audit Committee.

(7)	Represents the grant date fair value of an option for the purchase of 150,000 shares of our common stock at an exercise price of $0.30 per share, granted to Mr. Garret on March 29, 2011. The option has a term of 10 years and vests 25% on the date of grant, and 25% on each of the first, second and third anniversaries of the date of grant. For assumptions in connection with the computation of the fair value of this award, see Note 14 of the consolidated financial statements, included in Item 15 of this registration statement.

(8)	Represents the grant date fair value of 50,000 shares of common stock awarded to Mr. Garret on May 11, 2011.

There is no standard compensation arrangement for our directors.  Directors who are employees of the Company are not separately compensated for their service as directors.  Mr. Garrett receives a retainer of $2,000 in cash per month, plus $1,500 in cash per Board meeting.  Non-employee directors receive option and stock awards as determined by the Board.

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Item 7. Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Argentum Capital Partners II, L.P., Argentum Capital Partners, L.P., Walter Barandiaran and Daniel Raynor

Mr. Barandiaran serves as our Chairman of the Board. Mr. Barandiaran and Mr. Raynor are co-managing members of Argentum Investments, LLC, which is the managing member of Argentum Partners II, LLC, which is the general partner of Argentum Capital Partners II, L.P. (“ACP II”). Additionally, Mr. Barandiaran is the President and Mr. Raynor is the chairman of B.R. Associates, Inc., which is the general partner of Argentum Capital Partners, L.P. (“ACP”). As of June 28, 2012, ACP II, ACP, Mr. Barandiaran and Mr. Raynor, collectively, beneficially owned 35,794,854 shares of our common stock.

Effective as of January 1, 2010, we entered into an agreement with The Argentum Group, an affiliate of ACP II, pursuant to which we engaged The Argentum Group as our exclusive investment banker and financial advisor, to provide us with assistance in identifying and analyzing potential mergers, acquisitions and financing transactions, among other things (the “Advisory Agreement”).  On October 1, 2010, the Advisory Agreement was assigned by The Argentum Group to Argentum Equity Management, LLC, also an affiliate of ACP II.  Pursuant to the Advisory Agreement, The Argentum Group (and subsequently, Argentum Equity Management, LLC following the assignment of the Advisory Agreement) was paid $10,000 per month in cash as a non-refundable monthly retainer (the “Monthly Retainer”). Effective November 1, 2011, the Advisory Agreement was amended, lowering the Monthly Retainer to $5,000. Additionally, the Advisory Agreement provided for payment of the following transaction based success fees (the “Success Fees”), subject to offset for the aggregate amount of the Monthly Retainer paid since the inception of the Advisory Agreement: (i) upon the closing of an M&A Transaction (as defined in the Advisory Agreement), a cash fee equal to 3% of the Transaction Value (as defined in the Advisory Agreement) up to $10 million and 2% of the Transaction Value over $10 million; and (ii) upon the closing of a Financing Transaction (as defined in the Advisory Agreement), a cash fee equal to 2.5% of the amount of equity capital raised and 1.5% of the amount of any mezzanine debt capital raised. Pursuant to the Advisory Agreement, no Success Fees were to be earned on equity capital raised from the Company’s existing shareholders or on any bank debt provided or arranged by our existing lenders.

Through June 30, 2012, we have paid to The Argentum Group and Argentum Equity Management, LLC, in aggregate, $260,000 in Monthly Retainer fees under the Advisory Agreement, and Argentum Equity Management, LLC is entitled to receive an additional $37,081 in Success Fees (after deducting Monthly Retainer fees paid) in connection with the closing of an M&A Transaction (the Beacon Merger). In connection with the execution of the Management Services Agreement (as defined below), this additional $37,081 in Success Fees has been waived by Argentum Equity Management, LLC.

Effective July 1, 2012, the Advisory Agreement was amended and restated as a Management Services Agreement (the “Management Services Agreement”), pursuant to which we engaged Argentum Equity Management, LLC to provide certain management services to us, including serving as a consultant with respect to periodic reviews of our business, operations, and strategic direction; assisting our Board in corporate governance, personnel, compensation, and other matters; providing us with assistance in identifying and analyzing potential mergers, acquisitions and financing transactions; and providing us with the services of our Chairman of the Board, among other things. In consideration of the performance of these services, the Management Services Agreement provides for the payment of minimum annual fees to Argentum Equity Management, LLC as follows: $120,000 for the period January 1, 2013 to December 31, 2013, $150,000 for the period January 1, 2014 to December 31, 2014, and $180,000 for the periods January 1, 2015 to December 31, 2015. The annual fee is payable in monthly installments in arrears in cash. The Management Services Agreement will continue in effect until the earlier of (i) the date as of which Argentum Equity Management, LLC or one or more of its affiliates no longer collectively control, in the aggregate, at least 20% of our equity interests (on a fully diluted basis), or (ii) such earlier date as we and Argentum Equity Management, LLC may mutually agree.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, we issued to ACP II 20,518,724 shares of common stock, including 7,965,548 Escrow Shares, and 952,381 shares of Series A Preferred Stock in exchange for its shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock.  All of the Escrow Shares were released from escrow and delivered to ACP II on or about February 7, 2012.

On February 7, 2011, in connection with the Beacon Merger, we issued to ACP a Beacon Merger Note in principal amount of $100,000 and 18,328 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $26,061 of accrued and unpaid interest thereon, we issued to ACP II a Beacon Merger Note in principal amount of $300,000 and 54,982 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $78,183 of accrued and unpaid interest thereon, and we issued to Mr. Barandiaran a Beacon Merger Note in principal amount of $150,000 and 27,491 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $38,210 of accrued and unpaid interest thereon.  As of March 31, 2012, $111,425, $334,274 and $167,137, including accrued and unpaid interest was outstanding under the Beacon Merger Notes held by ACP, ACP II and Mr. Barandiaran, respectively.

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On March 15, 2011, ACP purchased a March 15 Note (as defined below) in principal amount of $300,000 for $300,000 in cash, ACP II purchased a March 15 Note in principal amount of $300,000 for $300,000 in cash, Mr. Barandiaran purchased a March 15 Note in principal amount of $100,000 for $100,000 in cash, a trust controlled by Mr. Raynor purchased a March 15 Note in principal amount of $50,000 for $50,000 in cash, and a second trust controlled by Mr. Raynor purchased a March 15 Note in principal amount of $50,000 for $50,000 in cash.  On May 13, 2011, ACP purchased a May 13 Note (as defined below) in principal amount of $50,000 for $50,000 in cash.  As of March 31, 2012, $385,534, $331,151, $110,384, $55,192 and $55,192, including accrued and unpaid interest, was outstanding under the Private Placement Notes (as defined below) held by ACP, ACP II, Mr. Barandiaran and the two Raynor trusts, respectively.

On November 4, 2011, ACP II purchased a Demand Note (as defined below) in principal amount of $1,000,000 for $1,000,000 in cash and Mr. Barandiaran purchased a Demand Note in principal amount of $100,000 for $100,000 in cash.  These Demand Notes were cancelled on December 30, 2011 in connection with the purchase by ACP II and Mr. Barandiaran of December 30 Notes (as defined below), as discussed below.

On December 30, 2011, ACP II purchased a December 30 Note in principal amount of $1,015,556 in exchange for $1,000,000 unpaid principal amount and $15,556 accrued and unpaid interest on the Demand Note held by ACP II, Mr. Barandiaran purchased a December 30 Note in principal amount of $101,556 in exchange for $100,000 unpaid principal amount and $1,556 accrued and unpaid interest on the Demand Note held by Mr. Barandiaran, and a trust controlled by Mr. Raynor purchased a December 30 Note in principal amount of $50,000 for $50,000 in cash.  As of March 31, 2012, $1,040,597, $104,060 and $51,233, including accrued and unpaid interest, were outstanding under these Private Placement Notes held by ACP II, Mr. Barandiaran and the Raynor trust, respectively.

Carlos Agüero and Metalico, Inc.

Mr. Agüero served as a director of the Company from February 7, 2011 until his resignation on June 7, 2012. Mr. serves as the Chairman, President and Chief Executive Officer of Metalico, Inc. Additionally, Mr. Agüero served as the Chairman of the Board of Beacon from September 2006 to February 2011, and as the President of Beacon from February 2009 to February 2011. As of June 28, 2012, Mr. Agüero and Metalico, collectively, beneficially owned 3,175,851 shares of our common stock.

On February 7, 2011, in connection with the Beacon Merger, we issued to Mr. Agüero the Beacon Director Note (as defined below) in the principal amount of $350,000 in exchange for $350,000 of advances made prior to the Beacon Merger to pay Beacon’s operating expenses.

On February 7, 2011, in connection with the Beacon Merger, we issued to Mr. Agüero a Beacon Merger Note in principal amount of $150,000 and 27,533 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $39,092 of accrued and unpaid interest thereon. As of March 31, 2012, $184,274, including accrued and unpaid interest, was outstanding under this Beacon Merger Note.

On May 13, 2011, Mr. Agüero purchased a May 13 Note in principal amount of $50,000 for $50,000 in cash. As of March 31, 2012, $54,384, including accrued and unpaid interest, was outstanding under this Private Placement Note.

On March 30, 2012, we paid Mr. Agüero $300,000 in cash as payment in full of the Beacon Director Note, including the $350,000 outstanding principal and $40,466 accrued, but unpaid, interest thereon, and the Beacon Director Note was cancelled.

Jack Greber

Mr. Greber is a director and Senior Vice President, EPA Federal Programs and Business Development of EQM and served as President from 2000 through November 2011 and Chief Executive Officer from March 2008 to November 2011. As of June 28, 2012, Mr. Greber owned 3,058,314 shares of our common stock.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, we issued to Mr. Greber 2,918,184 shares of common stock, including 799,065 Escrow Shares, in exchange for his shares of EQ common stock and junior preferred stock, and all accrued but unpaid dividends on his shares of junior preferred stock. All of the Escrow Shares were released from escrow and delivered to Mr. Greber on or about February 7, 2012.

On February 7, 2011, in connection with the Beacon Merger, we issued to Mr. Greber a Beacon Merger Note in principal amount of $200,000 and 39,093 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $52,122 of accrued and unpaid interest thereon. As of March 31, 2012, $222,849, including accrued and unpaid interest, was outstanding under this Beacon Merger Note.

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On March 15, 2011, Mr. Greber purchased a March 15 Note in principal amount of $375,000 for $375,000 in cash. As of March 31, 2012, $413,938, including accrued and unpaid interest, was outstanding under this Private Placement Note.

On November 4, 2011, Mr. Greber purchased a Demand Note in principal amount of $125,000 for $125,000 in cash. This Demand Note was cancelled on December 30, 2011 in connection with the purchase by Mr. Greber of a December 30 Note, as discussed below.

On December 30, 2011, Mr. Greber purchased a December 30 Note in principal amount of $376,944 in exchange for (i) $125,000 principal amount and $1,944 accrued and unpaid interest on the Demand Note held by him, and (ii) $250,000 principal amount under the EQ Officer Advance Note (as defined below). As a result of this transaction the Demand Note held by Mr. Greber was cancelled. The amount of accrued and unpaid interest under this Private Placement Note as of March 31, 2012 was $86,239.

Additionally, on December 30, 2011, the Company issued to Mr. Greber a subordinated promissory note in the principal amount of $150,000 (the “EQ Officer Transition Note”) in exchange for the remaining $150,000 in principal amount under the EQ Officer Advance Note, as a result of which the EQ Officer Advance Note was cancelled. The EQ Officer Transition Note accrued interest at 10% per annum, was due and payable on December 31, 2012, and was unsecured and subordinate to our obligations to our senior lender, the Beacon Merger Notes and the Beacon Director Note. On March 30, 2012, we issued to Mr. Greber a March 2012 Note (as defined below) in the principal amount of $188,959, in exchange for $150,000 in principal amount under the EQ Officer Transition Note and $38,959 in accrued and unpaid interest thereon.

James Wendle, Robert Galvin, Jon Colin and Kurien Jacob

James E. Wendle serves as EQM’s President and Chief Operating Officer, Robert R. Galvin serves as EQM’s Chief Financial Officer, and Jon Colin and Kurien Jacob serve as directors of EQM.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, we issued to Messrs. Wendle and Galvin 497,124 and 621,405 shares of common stock, including 136,124 and 170,155 Escrow Shares, respectively, in exchange for their shares of EQ common stock. All of the Escrow Shares were released from escrow and delivered to Messrs. Wendle and Galvin on or about February 7, 2012.

On February 7, 2011, in connection with the Beacon Merger we issued to Mr. Jacob a Beacon Merger Note in principal amount of $50,000 and 9,759 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $13,030 of accrued and unpaid interest thereon. As of March 31, 2012, $55,712, including accrued and unpaid interest, was outstanding under this Beacon Merger Note.

On March 15, 2011, Messrs. Wendle, Galvin, and Jacob purchased March 15 Notes in principal amounts of $50,000, $50,000 and $50,000, respectively, for $50,000, $50,000 and $50,000 in cash. As of March 31, 2012, $53,959, $53,959 and $53,959, including accrued and unpaid interest, was outstanding under these Private Placement Notes held by Messrs. Wendle, Galvin and Jacob, respectively.

On May 13, 2011, Messrs. Wendle and Colin purchased May 13 Notes in principal amounts of $50,000 and $100,000, respectively, for $50,000 and $100,000 in cash. As of March 31, 2012, $54,384 and $108,767, including accrued and unpaid interest was outstanding under these Private Placement Notes held by Messrs. Wendle and Colin, respectively.

On November 4, 2011, Mr. Wendle purchased Demand Notes in principal amount of $60,000 for $60,000 in cash. This Demand Note was cancelled on December 30, 2011 in connection with the purchase by Mr. Wendle of a December 30 Note, as discussed below.

On December 30, 2011, Mr. Wendle purchased a December 30 Note in principal amount of $60,933 in exchange for $60,000 principal amount and $933 accrued and unpaid interest on the Demand Note held by him. As of March 31, 2012, $60,933, including accrued and unpaid interest, was outstanding under this Private Placement Note held by Mr. Wendle.

Director Independence

The Board has determined that all of the Company’s non-employee directors, other than Mr. Barandiaran, are independent within the meaning of SEC and NASDAQ rules.

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Item 8.    Legal Proceedings

We are involved in various claims, legal actions and regulatory proceedings arising from time to time in the ordinary course of business. Other than the matters set forth below, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our combined financial position, results of operations or cash flows.

Biodiesel Supplier Claim

On July 9, 2009, Beacon received a demand letter from a supplier to the Biodiesel Production Facility through its legal counsel for the payment of $357,729 in alleged raw material purchases and commitments made by Beacon in 2008. On March 11, 2010, the supplier filed a lawsuit against Beacon in the Superior Court of the State of Delaware with regard to its claims against EQM amounting to $357,729. We believe we are not liable for any amount exceeding $145,329. We have engaged legal counsel and intend to defend our position. There is no assurance that our ultimate liability for this matter will not exceed $145,329.

EPA Claim for Equitable Adjustment

On January 23, 2012, we filed with the EPA to request an equitable adjustment in connection with the Madison County Contract. Under the EPA Claim, we asserted that we suffered a major financial loss as a result of certain volume under runs in connection with the Madison County Contract. The amount of the EPA Claim is approximately $6,000,000. However, we are not able to determine the amount that might be received in connection with this claim. Any amount received in future periods will be recorded as a gain upon the receipt of such amounts.

Tacoma Project Claim for Equitable Adjustment

Q2 Remediation Services, JV (“Q2”), a joint venture between EQ and Quaternary Resource Investigations, LLC, was  awarded a contract from the U.S. Army Corp of Engineers on August 30, 2010 to remediate lead and arsenic contaminated soil from residential properties in the Tacoma, Washington area.  Work began on this project in September 2010, and the field work was substantially completed by August 2011.  As a result of delays in both the award of the contract and Q2’s receipt of notice from the customer to proceed with work under the contract, and further delays in the release by the customer of properties to Q2 for remediation and restoration, Q2 incurred costs that exceeded the value of the contract. On March 27, 2012, Q2 filed a request with the U.S. Army Corp of Engineers for an equitable adjustment to recover unbilled costs in connection with its work under the contract (the “ACE Claim”).  The ACE Claim is being reviewed, but we have not been provided with a specific time line for final resolution of the ACE Claim and we are not able to determine the amount that might be received by Q2 in connection with the ACE Claim. As of December 31, 2011, the Company had a receivable from such joint venture of $327,000.

Investigation Regarding FOB Hope Project

In August 2007, we initiated an internal investigation regarding potential billing for unallowable costs in connection with our construction of a forward operating base in Iraq beginning in 2006 (the “FOB Hope Project”).  We completed the FOB Hope Project in March 2008.  We have submitted our findings to the U.S. Air Force Inspector General and the U.S. Office of Inspector General of the Department of Defense on a number of occasions in an effort to be admitted into the Federal government’s Voluntary Disclosure Program, which provides participants with certain protections and rights related to possible violations.  We were accepted into the Voluntary Disclosure Program, have answered all questions of and submitted all information requested by the Federal government concerning this matter, and are awaiting feedback from the Federal government.

FOB Hope Project Claim for Equitable Adjustment

In 2008, we filed a request with the U.S. Air Force for an equitable adjustment in connection with the FOB Hope Project (the “Air Force Claim”).  We completed the FOB Hope Project in March 2008.  The Air Force Claim is being reviewed, but we have not been provided with a specific time line for final resolution of the Air Force Claim and we are not able to determine the amount that might be received in connection with the Air Force Claim.

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Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTC Pink Market, also known as the “Pink Sheets”, under the symbol “EQTE”. Trading in our common stock on the Pink Sheets commenced on February 7, 2011 following the consummation of the Beacon Merger and our resulting recapitalization. Trading in our common stock currently is limited, with an average of approximately 72 shares trading per day from January 1, 2012 through June 27, 2012.

We have outstanding shares of Series A Preferred Stock convertible into a total of 8,571,429 shares of common stock, convertible notes and accrued interest convertible into a total of 14,815,507 shares of common stock (as of March 31, 2012), options to purchase 3,905,000 shares of common stock and warrants to purchase 25,000 shares of common stock.  All of the outstanding shares of our common stock are eligible for resale under Rule 144 and we have entered into registration rights agreements with respect to the shares of common stock underlying the Private Placement Notes (discussed in detail in Item 11 below).

The following table sets forth the range of high and low bid information for our common stock for the periods indicated, as quoted on the Pink Sheets. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Price Range
	Low	High
Year ended December 31, 2011
First Quarter (From February 7 to March 31, 2011)	$0.14	$1.00
Second Quarter (June 30, 2011)	$0.35	$1.01
Third Quarter (September 30, 2011)	$0.35	$0.40
Fourth Quarter (December 31, 2011)	$0.15	$0.35

Year ended December 31, 2012
First Quarter (March 31, 2012)	$0.15	$0.19
Second Quarter (from April 1 to June 27, 2012)	$0.15	$0.24

Stockholders

According to our transfer agent, as of June 27, 2012 there were approximately 135 holders of record of our common stock.

Dividends

We have not declared or paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board deems relevant.

Equity Compensation Plan Information

The following table contains information about our common stock that may be issued upon the exercise of options under our 2011 Stock Option Plan as of December 31, 2011:

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Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders (1)	3,905,000	$0.30	1,095,000
Total	3,905,000	$0.30	1,095,000

(1) The 2011 Stock Option Plan was approved by the Board on March 29, 2011. The 2011 Stock Option Plan is described in Item 6.

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Item 10. Recent Sales of Unregistered Securities

On December 30, 2010 we issued December 2010 Notes (as defined below) in the amount of $386,520 in exchange for common stock repurchased from certain holders.

On February 1, 2011, Beacon Energy Corp., a wholly owned subsidiary of the Company, issued to an officer of the Company the EQ Officer Advance Note in principal amount of $400,000 in exchange for receipt of $400,000 from a personal loan provided by an officer of the Company.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, the former stockholders of EQ were issued a total of 33,184,982 shares of our common stock, including 11,433,858 Escrow Shares, and 952,381 shares of Series A Preferred Stock, in exchange for their shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock. The Escrow Shares were released to their holders on February 7, 2012 in accordance with the terms of the Beacon Merger Agreement and the related escrow agreement.

On February 7, 2011, in connection with the Beacon Merger, we issued Beacon Merger Notes in aggregate principal amount of $1,650,000 and 311,780 shares of its common stock in exchange for Old Beacon Notes in aggregate principal amount of $1,650,000 and $430,008 of accrued and unpaid interest thereon.

On February 7, 2011, in connection with the Beacon Merger, we issued to Mr. Agüero the Beacon Director Note in principal amount of $350,000 in exchange for $350,000 of advances made prior to the Beacon Merger to pay Beacon’s operating expenses.

On March 15, 2011 and May 13, 2011, we issued $2,500,000 and $500,000 aggregate principal amount of Spring 2011 Notes, respectively, in exchange for $2,500,000 and $500,000 in cash upon the first and second closings of a private placement.

On November 4, 2011, we issued $1,535,000 aggregate principal amount of Demand Notes in exchange for $1,535,000 in cash upon closing of a private placement.

On December 30, 2011, we issued $1,858,879 aggregate principal amount of December 30 Notes in exchange for $50,000 in cash, an aggregate of $1,535,000 principal amount and $23,879 accrued and unpaid interest under the Demand Notes, and $250,000 principal amount under the EQ Officer Advance Note upon closing of a private placement, as a result of which the Demand Notes were cancelled.

Additionally, on December 30, 2011, we issued to Mr. Greber the EQ Officer Transition Note in principal amount of $150,000 in exchange for the remaining $150,000 in principal amount under the EQ Officer Advance Note and $36,667 in accrued and unpaid interest thereon, as a result of which the EQ Officer Advance Note was cancelled.

On March 30, 2012, we issued to Mr. Greber the March 2012 Note in principal amount of $188,959 in exchange for $150,000 in principal amount under the EQ Officer Transition Note and $38,959 in accrued and unpaid interest thereon, as a result of which the EQ Officer Transition Note was cancelled.

The shares of the Company’s common stock issued in the above mentioned transactions were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering.

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Item 11. Description of Registrant’s Securities to Be Registered

General

The Company’s Certificate of Incorporation, as amended, authorizes it to issue up to (i) 70,000,000 shares of common stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, 952,381 shares of which are designated as Series A Preferred Stock.

The following descriptions of our capital stock are summaries and are qualified by reference to our Certificate of Incorporation and the amendments thereto and our Amended and Restated By-laws, which are filed as exhibits to this registration statement.

Common Stock

As of June 27, 2012, there were 40,473,570 shares of common stock issued and outstanding.

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if declared by the Board, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed on any then-outstanding shares of preferred stock are paid. Our Certificate of Incorporation does not provide holders of common stock with any redemption, conversion or preemptive rights.

Preferred Stock

The Board has the authority at any time to establish the rights and preferences of, and issue up to, 5,000,000 shares of preferred stock, of which 952,381 shares have been designated “Series A Convertible Preferred Stock”, referred to herein as Series A Preferred Stock.

Series A Convertible Preferred Stock

We are authorized to issue 952,381 shares of Series A Preferred Stock. As of June 27, 2012, 952,381 shares of Series A Preferred Stock were issued and outstanding, all of which shares were held by ACP II. The material terms of the Series A Preferred Stock are described below.

Ranking. Our Series A Preferred Stock ranks senior to our common stock and to all series of any other class of our equity securities (collectively, the “Junior Stock”). The Series A Preferred Stock is subordinate and ranks junior to all our indebtedness.

Optional Conversion. Holders of Series A Preferred Stock may at any time convert their shares of Series A Preferred Stock into such number of shares of our common stock equal to the quotient of (x) the aggregate stated value (initially $3.15) of the shares of Series A Preferred Stock being converted, divided by (y) the conversion price (initially $0.35) then in effect as of the date of the delivery by such holder of its notice of election to convert, without any further payment thereafter. The conversion price is subject to weighted average anti dilution adjustment in certain circumstances, including but not limited to stock splits, combinations of our common stock, and the issuance of shares of our common stock or equivalents at a per share price, or effective per share price, less than the conversion price, subject to certain limited exceptions.

Optional Redemption. Holders of Series A Preferred Stock may, at any time after the earlier of (x) February 7, 2014 or (y) a Liquidity Event (as defined below), require us to redeem all or a portion of the holder’s shares of Series A Preferred Stock at a price per share equal to the stated value.

Liquidation Preference. In the event of a Liquidity Event, the holders of Series A Preferred Stock will be entitled to receive, out of assets of the Company available for distribution to its stockholders, the stated value per share of Series A Preferred Stock before any payment may be made or any assets distributed to the holders of the Junior Stock. “Liquidity Event” means the occurrence, whether voluntary or involuntary, of any of the following events: (i) any liquidation, dissolution or winding up of the affairs of the Company; or (ii) any sale or lease of a majority of our assets, winding up, or merger, consolidation, or transfer of voting control (in which the stockholders of the Company immediately prior to the merger, consolidation or sale do not own a majority of the outstanding shares of the surviving company) of the Company, excluding the Beacon Merger and any other transactions contemplated under the Beacon Merger Agreement.

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Voting Rights. Holders of Series A Preferred Stock are entitled to vote their shares on an as-converted to common stock basis together with the holders of our common stock at any regular, annual or special meeting of our stockholders. Additionally, we are not permitted to take certain corporate actions without the approval of holders of at least a majority of the shares of Series A Preferred Stock voting as a separate class, including but not limited to the following: (i) in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock; (ii) in any manner authorize, create or issue any class or series of capital stock, or reclassify any Junior Stock into shares of any class or series of capital stock (x) ranking, in any respect including, without limitation, as to payment of dividends, or distribution of assets, senior to or pari passu with the Series A Preferred Stock or (y) which in any manner adversely affects the holders of Series A Preferred Stock; (iii) increase or decrease the authorized number of shares of our common stock or any class of preferred stock; (iv) issue any additional shares of Series A Preferred Stock; (v) effect or permit, or offer or agree to effect or permit, any transaction that would be deemed a Liquidity Event, a reorganization of our assets or a reclassification or recapitalization of our capital stock; (vi) acquire or dispose of any of our assets that have, individually or in the aggregate, a value in excess of than $500,000; (vii) hire or terminate our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or President of the Company; (viii) change the number of directors constituting our whole Board; and (ix) following the Beacon Merger, incur any indebtedness, including, without limitation, any lease financing, accounts receivable-based financing arrangements and debt with equity features, in excess of an aggregate of $500,000.

Undesignated Preferred Stock

Our undesignated preferred stock is what is known as “blank check” preferred. This means that the Board is authorized to fix, prior to the issuance of any shares of each particular series of preferred stock, the designation, powers, preferences, and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series.

Non-Convertible Notes

December 2010 Notes

On December 31, 2010, in connection with the repurchase and cancellation of 3,513,959 shares of our common stock, we paid $128,841 in cash and issued $386,520 in aggregate principal amount of promissory notes to two former employees of EQM (the “December 2010 Notes”). The December 2010 Notes accrue interest at a rate of 0.35% per annum, are subordinate to our obligations to our senior lender, are payable in annual installments aggregating $128,840, plus accrued interest, and mature on December 30, 2013. During December 2011, pursuant to the terms of such subordination, we were precluded from making the 2011 annual installment and, accordingly, we deferred the payment of the 2011 annual installment until December 2012.

EQ Officer Advance Note

On February 1, 2011, Beacon Energy Corp., a wholly owned subsidiary of EQM, issued to an officer of EQM a promissory note in principal amount of $400,000, accruing interest at 10% per annum, and due and payable on January 31, 2012 (the “EQ Officer Advance Note”). On December 30, 2011 the EQ Officer Advance Note was exchanged for (i) a December 30 Note in the amount of $250,000 and (ii) the EQ Officer Transition Note in the amount of $150,000, which was exchanged for the March 2012 Note and canceled on March 30, 2012.

Beacon Director Note

On February 4, 2011, in connection with the Beacon Merger, Beacon issued to Mr. Agüero a subordinated promissory note in the principal amount of $350,000 (the “Beacon Director Note”) in exchange for a total of $350,000 of advances made prior to the Beacon Merger to pay Beacon’s operating expenses. The Beacon Director Note accrued interest at 10% per annum, was due and payable on February 7, 2014, was subordinate to our obligations to our senior lender, and was secured by a lien on our assets other than (i) the Biodiesel Production Facility and (ii) our ownership interest in EQ and its successors and the products and proceeds thereof. On March 30, 2012, the Company paid Mr. Agüero $300,000 in cash as payment in full of the Beacon Director Note, including the outstanding $350,000 unpaid principal and $40,466 accrued but unpaid interest thereon, and the Beacon Director Note was cancelled.

Demand Notes

On November 4, 2011, we sold $1,535,000 in 10% demand notes (“Demand Notes”) to certain officers and directors of EQM in a private placement. The Demand Notes were due upon the demand of the holder on or after January 3, 2012 unless, prior to that date, the holder was able to exchange these notes for 10% subordinated convertible notes. On December 30, 2011, the holders exchanged the $1,535,000 unpaid principal and $23,879 accrued and unpaid interest under their Demand Notes for new December 30 Notes and the Demand Notes were cancelled

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EQ Officer Transition Note

On December 30, 2011, we issued to Mr. Greber a subordinated promissory note in the principal amount of $150,000 (the “EQ Officer Transition Note”) in exchange for the remaining $150,000 in principal amount under the EQ Officer Advance Note, as a result of which the EQ Officer Advance Note was cancelled. The EQ Officer Transition Note accrued interest at 10% per annum, was due and payable on December 31, 2012, and was unsecured and subordinate to our obligations to our senior lender, the Beacon Merger Notes and the Beacon Director Note. On March 30, 2012, the Company issued to Mr. Greber the March 2012 Note in exchange for $150,000 in principal amount under the EQ Officer Transition Note and $38,959 in accrued and unpaid interest thereon and the EQ Officer Transition Note was cancelled.

Convertible Notes

Beacon Merger Notes

On February 7, 2011, in connection with the Beacon Merger, we issued to the holders of $1,650,000 aggregate principal amount of Old Beacon Notes, $1,650,000 aggregate principal amount of Beacon Merger Notes, accruing interest at a rate of 10% per annum and due and payable on February 7, 2014, in exchange for the Old Beacon Notes. As of March 31, 2012, $1,838,507, including accrued and unpaid interest, was outstanding under the Beacon Merger Notes.

The principal and interest of the Beacon Merger Notes are convertible, at the option of the holder, into a total of 1,187,174 and 135,626 shares, respectively, of common stock (as of March 31, 2012) at an exercise price of $1.3899 per share (subject to adjustment in accordance with the terms of the Beacon Merger Notes), are subordinate to our obligations to our senior lender and are secured by a lien on the Biodiesel Production Facility. The Beacon Merger Notes also provide for customary events of default, the occurrence of which may result in all of the Beacon Merger Notes then outstanding becoming immediately due and payable.

Private Placement Notes

Spring 2011 Notes – On March 15, 2011 (“March 15 Notes”) and May 13, 2011 (“May 13 Notes”), pursuant to the terms of note purchase agreements by and between EQM and each investor (each a “Spring 2011 Note Purchase Agreement”), we completed the sale of $2,500,000 and $500,000 aggregate principal amount of subordinated convertible notes (collectively, the “Spring 2011 Notes”), respectively, to accredited investors in private placements. The aggregate amount of accrued and unpaid interest under the Spring 2011 Notes as of March 31, 2012 was $3,303,425.

The Spring 2011 Notes bear interest at a rate of 10% per annum, are due and payable on the third anniversary of their issuance, and are unsecured and subordinate to EQM’s obligations to its senior lender and the Beacon Merger Notes. The principal and accrued interest of the Private Placement Notes are convertible, at the option of the holder, into a total of 7,500,000 and 758,563 shares, respectively, of our common stock (as of March 31, 2012) at a conversion price of $0.40 per share (subject to adjustment in accordance with the terms of the Spring 2011 Notes). More specifically, the weighted average down round ratchet provision compensates the holder for certain dilutive events. The Spring 2011 Notes also provide for customary events of default, the occurrence of which may result in all of the Spring 2011 Notes then outstanding becoming immediately due and payable.

At any time after the one-year anniversary after the issuance of a March 15 Note or May 13 Note, if and only if our common stock has traded at an average price per share that is above two times the conversion price for 60 consecutive days, we may, in its discretion, convert any Spring 2011 Note into shares of our common stock in full satisfaction of such Spring 2011 Note. Additionally, in connection with the sale of the May 13 Notes, EQM and the holders of the May 13 Notes entered into a registration rights agreement, dated as of May 13, 2011, providing for certain piggyback registration rights with respect to the shares of common stock underlying the May 13 Notes.

December 30 Notes – On December 30, 2011, pursuant to the terms of note purchase agreements by and between EQM and each investor (each a “December 30 Note Purchase Agreement”), we completed the sale of $1,858,879 aggregate principal amount of subordinated convertible notes (collectively, the “December 30 Notes”, and together with the Spring 2011 Notes, the “Private Placement Notes”), respectively, to accredited investors in private placements. Consideration received for the December 30 Notes included the exchange of $1,535,000 in principal amount of the Demand Notes, $23,879 in accrued interest on the Demand Notes, $250,000 in principal amount of the EQ Officer Transition Note, and receipt of $50,000 in cash. The aggregate amount of accrued and unpaid interest under the December 30 Notes as of March 31, 2012 was $45,835.

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The December 30 Notes bear interest at a rate of 10% per annum, are due and payable on the third anniversary of their issuance, and are unsecured and subordinate to EQM’s obligations to its senior lender and the Beacon Merger Notes. The principal and accrued interest of the December 30 Notes are convertible, at the option of the holder, into a total of 4,647,198 and 114,588 shares, respectively, of our common stock (as of March 31, 2012) at a conversion price of $0.40 per share (subject to adjustment in accordance with the terms of the December 30 Notes). More specifically, the weighted average down round ratchet provision compensates the holder for certain dilutive events. The December 30 Notes also provide for customary events of default, the occurrence of which may result in all of the December 30 Notes then outstanding becoming immediately due and payable.

At any time after the one-year anniversary after the issuance of the December 30 Notes, EQM may, at its discretion, convert any December 30 Note into shares of its common stock in full satisfaction of such December 30 Note if (i) the common stock is trading on a national securities exchange, (ii) the shares underlying the December 30 Note have been registered for resale with the SEC and the resale registration statement is effective, (iii) the average weekly trading volume of the common stock over the preceding three-months is equal to at least 1% of the total issued and outstanding shares of common stock, and (iv) the average closing price or last sale price per share of common stock has been at least two times the then-effective conversion price for any 60 consecutive trading days during the preceding six-months.  Under the purchase agreements entered into, in connection with the sale of the December 30 Notes, we agreed to certain covenants, including but not limited to the following: (i) we will prepare and file with the SEC, on or before June 30, 2012, a registration statement on Form 10 with respect to its common stock and use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC; and (ii) we will prepare and file with the SEC a registration statement on Form S-3 or such other available form covering the resale of the shares of its common stock issuable upon the conversion of the December 30 Notes and shall cause such registration statement to become effective on or before June 30, 2014.  Additionally, in connection with the sale of the December 30 Notes, EQM and the holders of the December 30 Notes entered into a registration rights agreement, dated as of December 30, 2011, providing for certain demand and piggyback registration rights with respect to the shares of common stock underlying the December 30 Notes.

March 2012 Note

On March 30, 2012, the Company issued to Mr. Greber the March 2012 Note in the principal amount of $188,959, accruing interest at a rate of 10% per annum and due and payable on December 31, 2014, in exchange for $150,000 in principal amount under the EQ Officer Transition Note and $38,959 in accrued and unpaid interest thereon. The March 2012 Note is convertible, at the option of the holder, into a total of 472,398 shares of the Company’s common stock at a conversion price of $0.40 per share (subject to adjustment in accordance with the terms of the March 2012 Note), is unsecured and is subordinate to the Company’s obligations to its senior lender and the Beacon Merger Notes.

The March 2012 Note and the purchase agreement entered into by the Company and Mr. Greber in connection therewith have substantially the same terms as the December 30 Notes and the related purchase agreements, including the terms with respect to the Company’s conversion rights, events of default, and covenants as provided for the December 30 Notes. Additionally, in connection with the sale of the March 2012 Note, the Company entered into a first amendment to registration rights agreement, dated as of March 30, 2012, providing for the same demand and piggyback registration rights with respect to the shares of common stock underlying the March 2012 Note as provided for the December 30 Notes.

Outstanding Warrants

In April 2009, Beacon issued warrants to purchase shares of its common stock at $0.01 per share to various investors in connection with a private placement of debt securities, which warrants expire on April 10, 2019 (the “Beacon Warrants”).  As of June 28, 2012, Beacon Warrants to purchase an aggregate of 176,817 shares of our common stock were outstanding and exercisable.

On March 29, 2011, we issued a warrant to purchase 25,000 shares of our common stock to an employee of The Argentum Group, at an exercise price of $0.30 per share, for advisory services provided, which warrant was valued at $5,045.

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Registration Rights

Spring 2011 Notes

Under the Spring 2011 Note Purchase Agreements entered into in connection with the sale of the Spring 2011 Notes, holders of common stock underlying the Spring 2011 Notes have certain piggyback registration rights with respect to such shares. Under these provisions, if the Board authorizes the filing of a registration statement under the Securities Act in connection with an offer of equity securities of at least $10 million by the Company or its stockholders (other than a registration statement for an initial public offering of common stock or on a form that does not include the information required for the general registration of securities), the holders will have the right to request inclusion of their shares in the registration statement, subject to customary exceptions. The underwriters of any underwritten offering will have the right to, among other things, limit the number of shares having registration rights to be included in the registration statement.

The Company will pay each holder all expenses incurred in connection with any registration, filing or qualification of registrable securities in accordance with the registration rights described above, including without limitation all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to registrable securities and excluding any professional fees or costs of accounting, financial or legal advisors to any of the holders.

December 30 Notes and March 2012 Note

In connection with the sale of the December 30 Notes and the March 2012 Note, the Company and the holders of such securities entered into a registration rights agreement providing for certain demand and piggyback registration rights with respect to the shares of common stock underlying such securities, which rights are described in detail below.

Demand Registration Rights. At any time after the later of the effective date of this registration statement and December 31, 2012, subject to certain exceptions, holders of at least 66 2/3% of the total original principal amount of the December 30 Notes and the March 2012 Note have the right to demand that we file a registration statement covering the offering and sale of the registrable securities issuable upon the conversion of the December 30 Notes and the March 2012 Note, provided that the Company will not be obligated to effect such registration unless the securities to be registered constitute at least 50% of the then-outstanding registrable securities or have an aggregate offering price of at least $1,000,000. The Company reserves the right to defer such filing period for not more than 120 days after the receipt of such a request for registration by furnishing a certificate stating that, in the good faith judgment of the Board, a material acquisition or disposition by the Company is being negotiated; provided, however, that the Company cannot use this right more than once in any 12-month period.

Form S-3 Registration Rights. If the Company is eligible to file a registration statement on Form S-3, the holders of at least 50% of the then-outstanding registrable securities have the right to request registration on Form S-3 of the sale of the registrable securities held by such holders, provided such securities are anticipated to have an aggregate sale price to the public of at least $1,000,000. We have the ability to delay the filing of any such registration statement under the same conditions as for demand registrations.

Piggyback Registration Rights. If the Board authorizes the filing of a registration statement under the Securities Act with respect to a proposed offering of common stock in an aggregate amount not less than $10,000,000 (not including a registration statement on Form S-8 or Form S-4 or any other form that does not include substantially the same information as would be required in a form for the general registration of securities), the holders of registrable securities will have the right to include their shares in the registration statement, subject to customary exceptions. The underwriters of any underwritten offering and the Company have the right to limit the number of shares to be included in the registration statement under piggyback registration rights.

Expenses of Registration. We will pay all registration expenses related to any demand, Form S-3 or piggyback registration, other than underwriting discounts and commissions and any attorneys’ fees beyond $40,000.

Indemnification. The registration rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and each selling stockholder is obligated to indemnify us for material misstatements or omissions in the registration statement due to information provided by such stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Action Stock Transfer Corp.

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Anti-Takeover Effects of Delaware Law and Corporate Charter Documents

Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the Board of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Corporate Charter Documents

The Certificate of Incorporation and Amended and Restated By-laws include provisions that are intended to enhance the likelihood of continuity and stability in the Board and in its policies. These provisions might have the effect of delaying or preventing a change in control of the Company even if such transaction could be beneficial to the interests of stockholders. These provisions include the following:

•	authorizing the Board to establish the rights and preferences of, and issue up to, 5,000,000 shares of preferred stock;

•	prohibiting stockholders from fixing the number of directors; and

•	establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to the Board.

Item 12.    Indemnification of Directors and Officers

Our Certificate of Incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware, referred to herein as the DGCL. Our Certificate of Incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for any of the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

No amendment to or repeal of these provisions, nor the adoption of any provision inconsistent with these provisions, may adversely affect any right or protection of a director existing at the time of such amendment, repeal or adoption. In addition, our Certificate of Incorporation provides that we must indemnify all persons we have power to indemnify, and we must advance expenses, to the fullest extent permitted under Section 145 of the DGCL. Such right of indemnification and advancement of expenses will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such person.

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Our Amended and Restated By-laws provide that we must indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Company is required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by our Board of Directors. Additionally, expenses incurred by a director, officer, employee or agent in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by our Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company under our Amended and Restated By-laws. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under our Amended and Restated By-laws.

Item 13.    Financial Statements and Supplementary Data

The financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

Item 14.    Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 15.    Financial Statements and Exhibits

(a)	The following financial statements are being filed as part of this Registration Statement.

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Item 15.    Financial Statements and Exhibits

(b)	The following exhibits provided as required by Item 601 of Regulation S-K (§229.601 of this chapter).

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 25, 2011, among Beacon Energy Holdings, Inc., Beacon Acquisition, Inc. and Environmental Quality Management, Inc.

3.1	Certificate of Incorporation.

3.2	Certificate of Amendment of the Certificate of Incorporation, effective February 4, 2011, effecting 1 for 5 reverse stock split.

3.3	Certificate of Amendment of the Certificate of Incorporation, effective February 7, 2011, effecting name change to “EQM Technologies & Energy, Inc.”.

3.4	Certificate of Designations of Series A Convertible Preferred Stock, effective February 4, 2011.

3.5	Amended and Restated By-laws.

4.1	Form of December 2010 Note.

4.2	Form of Beacon Merger Note.

4.3	Form of Spring 2011 Note.

4.4	Form of December 30 Note.

4.5	Form of Warrant.

10.1	Financing Agreement, dated as of October 31, 2006, by and between U.S. Bank, N.A., and Environmental Quality Management, Inc.

10.2	First Amendment to Financing Agreement, dated as of October 1, 2007, by and between U.S. Bank, N.A., and Environmental Quality Management, Inc.

10.3	Second Amendment to Financing Agreement, dated as of September 12, 2008, by and between U.S. Bank, N.A., and Environmental Quality Management, Inc.

10.4	Third Amendment to Financing Agreement, dated as of February 10, 2009, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

10.5	Fourth Amendment to Financing Agreement, dated as of December 29, 2010, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

10.6	Fifth Amendment to Financing Agreement, dated as of February 4, 2011, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

10.7	Sixth Amendment to Financing Agreement, dated as of March 15, 2011, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

10.8	Seventh Amendment to Financing Agreement, dated as of October 28, 2011, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

10.9	Eighth Amendment to Financing Agreement, dated as of November 4, 2011, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

10.10	Ninth Amendment to Financing Agreement, dated as of December 30, 2011, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

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10.11	Tenth Amendment to Financing Agreement, dated as of January 31, 2012, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

10.12	Eleventh Amendment to Financing Agreement, dated as of March 30, 2012, by and among U.S. Bank, N.A., Environmental Quality Management, Inc. and EQ Engineers, LLC.

10.13	Guaranty, dated as of February 4, 2011, by and between Beacon Energy Holdings, Inc. and U.S. Bank, N.A.

10.14	Pledge Agreement, dated as of February 4, 2011, by and between Beacon Energy Holdings, Inc. and U.S. Bank, N.A.

10.15	2011 Stock Option Plan.

10.16	Employment Agreement, effective as of January 1, 2012, by and between Environmental Quality Management, Inc. and James E. Wendle.

10.17	Employment Agreement, effective as of January 1, 2012, by and between Environmental Quality Management, Inc. and Robert R. Galvin.

10.18	Employment Agreement, effective as of January 1, 2012, by and between Environmental Quality Management, Inc. and Jack Greber.

10.19	Form of Spring 2011 Note Purchase Agreement.

10.20	Form of December 30 Note Purchase Agreement.

10.21	Registration Rights Agreement, dated as of December 30, 2011.

10.22	Amendment No. 1 to Registration Rights Agreement, dated as of March 30, 2012.

10.23	Amended and Restated Office Lease by and between Carillion Partners LLC and Environmental Quality Management Inc., dated November 1, 2006 for the property at 1800 Carillion Boulevard, Cincinnati, OH

10.24	Management Services Agreement, effective July 1, 2012 by and between EQM Technologies & Energy, Inc. and Argentum Equity Management, LLC.

10.25	Biodiesel Toll Production Agreement, dated as of March 21, 2012, by and between Beacon Energy (Texas) Corp. and Delek Renewables, LLC. ‡

21.1	List of Subsidiaries.

‡ Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed separately with the SEC.

62

SIGNATURES

 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EQM Technologies & Energy, Inc.

Date: June 28, 2012	By:	/s/ James E. Wendle
James E. Wendle
President and Chief Operating Officer

Date: June 28, 2012	By:	/s/ Robert R. Galvin
Robert R. Galvin
Chief Financial Officer, Secretary and Treasurer

63

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements

Page No.
EQM Technologies & Energy, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2011 and 2010 and March 31, 2012 (Unaudited)	F-2
Consolidated Statements of Operations for the years ended December 31, 2011 and 2010 and for the three months ended March 31, 2012 (Unaudited) and 2011 (Unaudited)	F-4
Consolidated Statements of Stockholders' Equity and Redeemable Preferred Stock for the years ended December 31, 2011 and 2010 and for the three months ended March 31, 2012 (Unaudited)	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 and for the three months ended March 31, 2012 and 2011 (Unaudited)	F-6
Notes to Consolidated Financial Statements	F-8

Beacon Energy Holdings, Inc.
Report of Independent Registered Public Accounting Firm	F-46
Consolidated Balance Sheet as of December 31, 2010	F-47
Consolidated Statement of Operations for the Year Ended December 31, 2010	F-48
Consolidated Statement of Stockholders’ Equity	F-49
Consolidated Statement of Cash Flows for the Year Ended December 31, 2010	F-50
Notes to Consolidated Financial Statements	F-51

Pro Forma Financial Statement
Introduction to Unaudited Pro Forma Financial Statement	F-61
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2011	F-63
Footnotes to the Unaudited Pro Forma Financial Statement	F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of EQM Technologies & Energy, Inc.:

We have audited the accompanying consolidated balance sheets of EQM Technologies & Energy, Inc. and Subsidiaries (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity and redeemable preferred stock, and cash flows for the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EQM Technologies & Energy, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, New York

May 23, 2012

F-1

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,		As of March 31,
	2011	2010	2012
			(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,835,629	$82,056	$509,841
Accounts receivable, net	10,071,283	11,349,780	7,647,560
Cost and estimated earnings in excess of billings on uncompleted contracts, net	3,912,699	9,826,520	3,202,755
Inventory	55,777	-	101,001
Prepaid expenses and other current assets	760,550	286,663	819,123
Deferred income taxes	1,417,961	558,359	1,434,340

Total current assets	18,053,899	22,103,378	13,714,620

Property and equipment, net	5,460,610	1,170,219	5,408,334
Intangible assets, net	4,465,553	4,826,662	4,375,275
Goodwill	2,219,347	2,219,347	2,219,347
Other assets	724,630	312,770	748,203

Total Assets	$30,924,039	$30,632,376	$26,465,779

The accompanying notes are an integral part of these consolidated financial statements

F-2

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,		As of March 31,
	2011	2010	2012
			(Unaudited)
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,185,270	$11,092,889	$6,362,473
Accrued expenses and other current liabilities	4,582,122	3,316,106	4,273,101
Billings in excess of costs and estimated earnings on uncompleted contracts	34,264	-	103,206
Financing agreement	5,967,733	5,578,819	3,272,626
Current portion of notes payable	407,680	257,680	257,680
Current portion of capitalized lease obligations	45,209	119,368	45,209
Derivative liabilities	1,560,437	-	586,910

Total current liabilities	19,782,715	20,364,862	14,901,205

Long-term liabilities:
Notes payable, less current portion	478,840	128,840	128,840
Convertible promissory notes, net	5,525,023	-	5,787,097
Capitalized lease obligations, less current portion	59,285	98,163	47,431
Deferred income taxes	179,802	2,084,956	238,548
Deferred rent	150,650	195,262	144,731

Total long-term liabilities	6,393,600	2,507,221	6,346,647

Total liabilities	26,176,315	22,872,083	21,247,852

Redeemable preferred stock, $0.001 par value, 5,000,000 shares authorized:
Series A Convertible Preferred stock, 952,381 shares designated, 952,381 shares issued and outstanding at December 31, 2011, 2010, and March 31, 2012, at stated value; liquidation preference of $3,000,000	3,000,000	3,000,000	3,000,000

Stockholders' equity:
Common stock, $0.001 par value, 70,000,000 shares authorized; 40,473,570, 32,314,136, and 40,473,570 (unaudited) shares issued and outstanding at December 31 2011 and 2010, and March 31, 2012, respectively	40,474	32,314	40,474
Additional paid-in capital	7,172,436	5,031,360	7,206,516
Accumulated deficit	(5,465,186)	(303,381)	(5,029,063)

Total stockholders' equity	1,747,724	4,760,293	2,217,927

Total liabilities, redeemable preferred stock and stockholders' equity	$30,924,039	$30,632,376	$26,465,779

The accompanying notes are an integral part of these consolidated financial statements

F-3

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2011	2010	2012	2011
			(Unaudited)	(Unaudited)
Revenues	$77,372,285	$70,032,639	$14,216,570	$14,117,248

Cost of revenues	65,628,039	55,729,532	10,498,631	10,603,222
Gross profit	11,744,246	14,303,107	3,717,939	3,514,026

Operating expenses:
Selling, general and administrative expenses	16,750,497	12,772,108	3,629,107	4,510,929
Depreciation and amortization	1,434,051	949,891	335,052	321,461
Impairment of intangible asset	-	475,217	-	-
Total operating expenses	18,184,548	14,197,216	3,964,159	4,832,390

Operating (loss) income	(6,440,302)	105,891	(246,220)	(1,318,364)

Other (expense) income:
Change in fair value of derivative liabilities	592,293	-	997,514	30,371
Interest expense	(930,664)	(258,224)	(332,512)	(114,239)
Other (expense) income	(40,846)	7,280	90,466	-
Other (expense) income, net	(379,217)	(250,944)	755,468	(83,868)

(Loss) income before income taxes	(6,819,519)	(145,053)	509,248	(1,402,232)

Income tax (benefit) expense	(2,604,741)	13,284	73,125	(894,896)

(Loss) income from continuing operations	$(4,214,778)	$(158,337)	$436,123	$(507,336)

Loss from discontinued operations, net of tax	-	(24,362)	-	-

Net (loss) income	$(4,214,778)	$(182,699)	$436,123	$(507,336)

Deemed dividend on redeemable Series A Convertible Preferred Stock	(947,027)	-	-	(947,027)

Net (loss) income available to common stockholders	$(5,161,805)	$(182,699)	$436,123	$(1,454,363)

Basic and diluted net (loss) income per share	$(0.18)	$(0.01)	$0.01	$(0.06)

Weighted average number of common shares outstanding - basic and diluted	28,381,796	24,374,982	36,001,456	25,875,667

The accompanying notes are an integral part of these consolidated financial statements

F-4

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

	Redeemable
	Series A Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2010	952,381	$3,000,000	35,828,095	$35,828	$5,543,207	$(120,682)	$5,458,353

Net loss	-	-	-	-	-	(182,699)	(182,699)

Repurchase of common stock	-	-	(3,513,959)	(3,514)	(511,847)	-	(515,361)

Balance at December 31, 2010	952,381	$3,000,000	32,314,136	$32,314	$5,031,360	$(303,381)	$4,760,293

Net loss	-	-	-	-	-	(4,214,778)	(4,214,778)

Common stock issued in exchange for accrued interest	-	-	311,780	312	429,696	-	430,008

Acquisition of Beacon	-	-	6,876,741	6,877	1,218,123	-	1,225,000

Common stock sold to employees	-	-	870,913	871	230,729	-	231,600

Amortization of employee stock options	-	-	-	-	233,583	-	233,583

Warrant issued to an advisor for services	-	-	-	-	5,045	-	5,045

Common stock awarded to directors of the Company	-	-	100,000	100	23,900	-	24,000

Deemed dividend on Redeemable Series A Convertible Preferred Stock	-	-	-	-	-	(947,027)	(947,027)

Balance at December 31, 2011	952,381	$3,000,000	40,473,570	$40,474	$7,172,436	$(5,465,186)	$1,747,724

Net income	-	-	-	-	-	436,123	436,123

Amortization of employee stock options	-	-	-	-	34,080	-	34,080

Balance at March 31, 2012 (Unaudited)	952,381	$3,000,000	40,473,570	$40,474	$7,206,516	$(5,029,063)	$2,217,927

The accompanying notes are an integral part of these consolidated financial statements

F-5

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2011	2010	2012	2011
			(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net (loss) income	$(4,214,778)	$(182,699)	$436,123	$(507,336)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,434,051	949,891	335,052	321,461
Loss (gain) on sale of property and equipment	40,846	(2,997)	-	-
Gain on the extinguishment of debt	-	-	(90,466)	-
Amortization of debt discount	180,869	-	93,225	8,056
Stock based compensation	484,578	-	34,080	350,018
Provision for (recovery of) doubtful accounts	514,045	(141,358)	(53,927)	15,698
Impairment of intangible assets	-	475,217	-	-
Loss from investment	-	11,389	-	-
Changes in fair market value of derivative liabilities	(592,293)	-	(997,514)	(30,371)
Changes in assets and liabilities:
Accounts receivable	992,331	(3,850,321)	2,477,650	2,355,125
Costs and estimated earnings in excess of billings on uncompleted contracts	5,913,821	(4,145,533)	709,944	4,034,377
Inventory	(55,777)	-	(45,224)	(427,148)
Prepaid expenses and other current assets	(473,887)	(37,887)	(58,573)	(614,043)
Other assets	(681,054)	(18,567)	(57,399)	(123,412)
Deferred income taxes	(2,764,756)	(214,748)	42,367	(909,780)
Accounts payable, accrued expenses and other current liabilities	(4,005,477)	4,960,795	(1,064,326)	(5,470,595)
Billings in excess of costs and estimated earnings on uncompleted contracts	34,264	-	68,942	-
Other long-term liabilities	(44,612)	(85,705)	(5,919)	(11,153)
Total adjustments	976,949	(2,099,824)	1,387,912	(501,767)

Net cash (used in) provided by operating activities	(3,237,829)	(2,282,523)	1,824,035	(1,009,103)

Cash Flows From Investing Activities
Cash acquired in connection with the Beacon Merger	5,337	-	-	5,337
Purchase of property and equipment	(471,515)	(486,107)	(142,862)	(90,846)
Proceeds from sale of property and equipment	196,000	4,500	-	-
Purchase of patent	-	(13,043)	-	-
Distribution from investment in unconsolidated subsidiary	-	3,886	-	-

Net cash used in investing activities	(270,178)	(490,764)	(142,862)	(85,509)

The accompanying notes are an integral part of these consolidated financial statements

F-6

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2011	2010	2012	2011
			(Unaudited)	(Unaudited)
Cash Flows From Financing Activities
Net proceeds from financing agreement	388,914	3,047,148	(2,695,107)	(166,278)
Proceeds from March 15, 2011 issuance of subordinated convertible promissory notes	2,500,000	-	-	2,500,000
Proceeds from May 13, 2011 issuance of subordinated convertible promissory notes	500,000	-	-	-
Proceeds from November 4, 2011 issuance of demand notes	1,535,000	-	-	-
Proceeds from December 30, 2011 the issuance of subordinated convertible promissory notes	50,000	-	-	-
Payments on capital lease obligations	(121,984)	(165,759)	(11,854)	(31,184)
Repurchase of common stock	-	(128,841)	-	-
Proceeds of loan from officer	400,000	-	-	400,000
Repayment of Beacon Director Note	-	-	(300,000)	-
Proceeds from common stock sold to employees and officers	9,650	-	-	9,650

Net cash provided by (used in) financing activities	5,261,580	2,752,548	(3,006,961)	2,712,188

Net increase (decrease) in cash and cash equivalents	1,753,573	(20,739)	(1,325,788)	1,617,576

Cash and cash equivalents, beginning of period	82,056	102,795	1,835,629	82,056

Cash and cash equivalents, end of period	$1,835,629	$82,056	$509,841	$1,699,632

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$283,986	$252,017	$150,408	$62,233

Income taxes	$122,944	$428,890	$20,333	$6,990

Non-cash investing and financing activities:
Property and equipment acquired through capital lease	$8,947	$93,465	$-	$8,947

Reduction of deferred rent and leasehold improvements	$-	$70,462	$-	$-

Repurchase of common stock for the issuance of a note	$-	$386,520	$-	$-

The Exchange of demand notes for subordinated convertible promissory notes	$1,535,000	$-	$-	$-

The Exchange of loan from officer for subordinated convertible promissory note	$250,000	$-	$150,000	$-

Common stock issued in exchange for accrued interest	$430,008	$-	$-	$430,008

Outstanding common stock of the Company recognized at the date of the reverse business combination	$6,877	$-	$-	$6,877

The Exchange of accrued interest for subordinated convertible promissory notes	$23,879	$-	$38,959	$-

Beacon Merger:
Assets acquired and liabilities assumed:
Current assets, including cash acquired of $ 5,337	$233,216	$-	$-	$233,216
Plant and equipment	4,849,477	-	-	4,849,477
Accounts payable, interest payable and accrued expenses	(1,857,693)	-	-	(1,857,693)
Beacon Merger Notes	(1,650,000)	-	-	(1,650,000)
Beacon Director Note	(350,000)	-	-	(350,000)
Total purchase price	1,225,000	-	-	1,225,000

Less: cash acquired	(5,337)	-	-	(5,337)
Non-cash consideration	$1,219,663	$-	$-	$1,219,663

Non-cash consideration consisting of:
Common stock issued in connection with Beacon Merger	$1,219,663	$-	$-	$1,219,663

The accompanying notes are an integral part of these consolidated financial statements

F-7

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010 and the Three Months Ended March 31, 2012 and 2011 (Information Relating to the Three Months Ended March 31, 2012 and 2011 is Unaudited)

NOTE 1 - BUSINESS

Overview

Environmental Quality Management, Inc. (“EQ”), an Ohio corporation, was formed on September 24, 1990 under the name “Professional Environmental Quality, Inc.” and changed its name to “Environmental Quality Management, Inc.” on September 26, 1990. On February 7, 2011, EQ consummated a “reverse business combination” transaction with Beacon Energy Holdings, Inc. (“Beacon”), a Delaware corporation, and Beacon Acquisition, Inc. (“Acquisition Sub”), an Ohio corporation and a wholly-owned subsidiary of Beacon. EQ merged with and into Acquisition Sub with the result that, on February 7, 2011, EQ became a subsidiary of Beacon (the “Beacon Merger”). Following the Beacon Merger, the former stockholders of EQ owned 78% of the merged company and the former stockholders of Beacon owned 22% of the merged company (See Note 3 – Reverse Business Combination and Recapitalization).

Following the Beacon Merger, Beacon changed its name to “EQM Technologies & Energy, Inc.”, which together with its subsidiaries is referred to herein as the “Company” or “EQM”. As a result of the Beacon Merger, EQ’s former stockholders acquired a majority of EQM’s common stock and EQ’s officers and directors became the officers and directors of EQM. For accounting purposes, the Beacon Merger has been treated as an acquisition of Beacon by EQ, whereby EQ was deemed to be the accounting acquirer. The historical consolidated financial statements prior to February 7, 2011 are those of EQ. In connection with the Beacon Merger, EQ has restated its statements of stockholders’ equity and redeemed preferred stock on a recapitalization basis so that all equity accounts are now presented as if the recapitalization had occurred at the beginning of the earliest period presented.

EQM’s common stock is quoted on the OTC Pink Market, also known as the “Pink Sheets” under the symbol “EQTE”.

The Company operates its business through two segments – Environmental Services and Biodiesel Production. Through its Environmental Services segment, the Company provides a broad range of environmental related engineering, consulting, remediation and construction services to the public and industrial sectors. The Company has longstanding relationships and multi-year contracts with numerous federal agencies, including the U.S. Environmental Protection Agency (“EPA”) and the U.S. Department of Defense (including Air Force Center for Engineering and the Environment and Naval Facilities Engineering Command, the U.S. Army Corps of Engineers), as well as private sector clients across numerous industries. Through its Biodiesel Production segment, the Company operates a production facility designed and constructed to produce high quality biodiesel from a broad range of inputs and feedstocks (“Biodiesel Production Facility”) and sells finished biodiesel to regional refiners and blenders. The Company acquired the Biodiesel Production Facility in February 2011 in connection with the Beacon Merger (defined below), at which time the Biodiesel Production Facility was not in operation. The Biodiesel Production Facility was successfully restarted by the Company in April 2011.

The Biodiesel Production Facility was designed and constructed to specialize in the processing of animal fats and other secondary feedstock, and utilizes a state-of-the-art fats processing technology to produce high quality biodiesel. At full production capacity, the Biodiesel Production Facility can produce 12 million gallons of biodiesel per year.

F-8

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BUSINESS, continued

Liquidity and Capital Resources

As of December 31, 2011 and March 31, 2012, the Company’s cash on hand was $1,835,629 and $509,841, respectively. The Company incurred net losses of $4,214,778 for the year ended December 31, 2011, $182,699 for the year ended December 31, 2010 and net income of $436,123 for the three months ended March 31, 2012. At December 31, 2011 and March 31, 2012, the Company’s accumulated deficit was $5,465,186 and $5,029,063, respectively. The Company has historically met its liquidity requirements principally through the sale of equity and debt securities and its bank financing agreement.

The Biodiesel Production Facility was shut down for the period from early March 2010 through early April 2011. Included in operating costs during the year ended December 31, 2011 was approximately $500,000 of one-time costs incurred in connection with the restart of the Biodiesel Production Facility.

During the year ended December 31, 2011, cash in-flows consisted principally of (i) the receipt of proceeds of $4,585,000 from the sale of demand notes and 10% subordinated convertible notes in private placements (See Note 8 - Notes Payable and Note 9 – Convertible Promissory Notes) and (ii) the receipt of $400,000 from a personal loan provided by an officer of the Company. During the three months ended March 31, 2012, cash in-flows consisted principally of cash provided by operations of $1,824,035.

During the year ended December 31, 2011, cash out-flows consisted principally of (i) $3,237,829 of net cash used in operating activities and (ii) $471,515 in purchases of property and equipment. During the three months ended March 31, 2012, cash out-flows consisted primarily of (i) $2,695,107 used to pay down the Company’s obligations under the financing agreement, (ii) $300,000 used to pay off the Beacon Director Note, and (iii) $142,862 in purchases of property and equipment.

On January 31, 2012, EQ’s secured financing agreement was extended through March 31, 2013. As of December 31, 2011 and March 31, 2012, the Company had deficits in working capital of $168,379 and $599,675, which excludes $1,560,437 and $586,910, respectively, of derivative liabilities for the fair value of conversion features on certain convertible debt obligations and the Company’s Series A Convertible Preferred Stock (“Series A Stock”) that are not expected to result in a cash settlement. (For additional information related to the secured financing agreement, see Note 7 – Financing Agreement).

Management believes cash balances on hand and cash flows generated from operations will be sufficient to fund the Company’s net cash requirements through December 31, 2012 and March 31, 2013. However, in order to execute the Company’s long-term growth strategy, the Company may need to raise additional funds through public or private equity offerings, debt financings, or other means.

Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, offerings to its existing management, its principal investors, including Argentum Capital Partners II, L.P. (See Note 18 – Related Parties) or from others; however, the Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if needed. If the Company is unable to secure additional capital, it may be required to curtail its operations and/or take additional measures to reduce costs in order to conserve its cash.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements for the years ended December 31, 2011 and 2010 have been prepared in accordance and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”)

F-9

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Basis of Presentation, continued

The accompanying unaudited condensed financial statements for the three months ended March 31, 2012 and 2011 have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ended December 31, 2012.

Principles of Consolidation

The consolidated financial statements of the Company include EQ and its wholly owned subsidiaries EQ Engineers, LLC, EQ Engineers Slovakia, s.r.o. (“EQES”), as well as subsidiaries acquired in the Beacon Merger, including Beacon Energy Corp., Beacon Energy (Texas) Corp., AgriFuel United Biofuels Co., Inc., AgriFuel BBD Holding Co., Inc. and AgriFuel Terra Farms, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation. Other entities, including certain joint ventures, in which the Company has the ability to exercise significant influence over operating and financial policies of the investee, but upon which the Company does not possess control, are accounted for by the equity method and not consolidated. Those entities in which the Company does not have the ability to exercise significant influence are generally carried at the lower of cost or fair value.

Reclassification

Certain amounts within the fiscal year 2010 consolidated financial statements have been reclassified in order to conform to the fiscal year 2011 presentation. These reclassifications had no impact on previously reported results of operations or stockholder’s equity.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using such estimates. The use of estimates is an integral part of determining cost estimates to complete under the percentage-of-completion method of accounting for contracts. Management also utilizes various other estimates, including but not limited to recording revenues under its contracts, assessing the collectability of accounts receivable, determining the estimated lives of long-lived assets, determining the potential impairment of intangibles and goodwill, the fair value of the Company’s common stock, the valuation of securities underlying stock based compensation and derivative financial instruments, income tax expense, the valuation of net assets acquired in the Beacon Merger, and to assess its litigation, other legal claims and contingencies. The results of any changes in accounting estimates are reflected in the consolidated financial statements of the period in which the changes become evident. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Revenue Recognition

Environmental Services Segment

Through Environmental Services, the Company earns revenue by providing services, typically through cost-plus, fixed-price, and time-and-materials contracts. In providing these services, the Company typically incurs direct labor costs, subcontractor costs and certain other direct costs (“ODCs”), which include “out-of-pocket” expenses.

F-10

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Revenue Recognition, continued

Environmental Services Segment, continued

Revenue is recognized under the percentage-of-completion method of accounting for fixed price contracts. Revenues for the current period are determined by multiplying the estimated margin at completion for each contract by the project’s percentage of completion to date, adding labor costs, subcontractor costs and ODCs incurred to date, and subtracting revenues recognized in prior periods. In applying the percentage-of-completion method to these contracts, the Company measures the extent of progress toward completion as the ratio of labor costs incurred to date over total estimated labor costs at completion. As work is performed under contracts, estimates of the costs to complete are regularly reviewed and updated. As changes in estimates of total costs at completion on projects are identified, appropriate earnings adjustments are recorded using the cumulative catch-up method. Provisions for estimated losses on uncompleted contracts are recorded during the period in which such losses become evident. Profit incentives and/or award fees are recorded as revenues when the amounts are both probable and reasonably estimable.

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its customer may initiate change orders, which may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and/or the period of completion of the work.

In certain circumstances, the Company may agree to provide new or additional services to a client without a fully executed contract or change order. In these instances, although the costs of providing these services are expensed as incurred, the recognition of related contract revenues is delayed until the contracts and/or change orders have been fully executed by the clients, other suitable written project approvals are received from the clients, or until management determines that revenue recognition is appropriate based on the probability of client acceptance. The probability of client acceptance is assessed based on such factors as the Company’s historical relationship with the client, the nature and scope of the services to be provided, and management’s ability to accurately estimate the realizable value of the services to be provided.

Claims are amounts in excess of agreed contract price that the Company seeks to collect from its clients or others for customer-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Revenues related to claims are recorded only when the amounts have been agreed with the client.

The majority of the Company’s contracts fall under the following types:

Cost-Plus.   Tasks under these contracts can have various cost-plus features. Under cost-plus fixed fee contracts, clients are billed for the Company’s costs, including both direct and indirect costs, plus a fixed negotiated fee. Under cost-plus fixed rate contracts, clients are billed for the Company’s costs plus negotiated fees or rates based on its indirect costs. Some cost-plus contracts provide for award fees or penalties based on performance criteria in lieu of a fixed fee or fixed rate. Contracts may also include performance-based award fees or incentive fees.

Fixed-Price.   Under fixed-price contracts, the Company’s clients are billed at defined milestones for an agreed amount negotiated in advance for a specified scope of work.

Time-and-Materials.   Under the Company’s time-and-materials contracts, the Company negotiates hourly billing rates and charges based on the actual time that is expended, in addition to other direct costs incurred in connection with the contract. Time-and-materials contracts typically have a stated contract value.

F-11

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Revenue Recognition, continued

Environmental Services, continued

The Company assesses the terms of its contracts and determines whether it will report its revenues and related costs on a gross or net basis. For at-risk relationships where the Company acts as the principal to the transaction, the revenue and the costs of materials, services, payroll, benefits, and other costs are recognized at gross amounts. For agency relationships, where the Company acts as an agent for its clients, only the fee revenue is recognized, meaning that direct project costs and the related reimbursement from the client are netted. There were no revenues from agency contracts during the periods presented.

Biodiesel Production Segment

Through Biodiesel Production, revenue from product sales is recognized at the time the product is shipped, when evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. The Company records revenue from federal incentive programs related to the production of biodiesel when the Company has produced and sold the biodiesel and completed all the requirements of the applicable incentive program.

The Company refers to agreements under which a biodiesel facility produces biodiesel for a third party using such third party’s feedstock as “tolling agreements”. Generally, under tolling agreements the party producing the biodiesel receives an agreed upon amount per gallon of biodiesel produced. The Company recognizes fees earned under tolling arrangements when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable and collectability can be reasonably assured.

The Company records fee revenues earned under tolling arrangements on a net basis, since the Company performs solely in the role of agent to produce biodiesel on behalf of its customer, and not in the role of principal. Under the Company’s tolling arrangement, the customer, acting as the principal, provides the raw materials and assumes the full risk for inventory and sales of the biodiesel after production.

Net Loss per Common Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion of the Company’s convertible preferred stock, convertible notes payable, and warrants (using the if-converted method). The computation of basic loss (income) per share for the years ended December 31, 2011 and 2010 and for the three months ended March 31, 2012 and 2011 excludes potentially dilutive securities of 37,949,605, 8,571,429, 27,317,260 and 31,138336, respectively, because their inclusion would be antidilutive. As a result, the computations of net loss (income) per share for each period presented is the same for both basic and fully diluted. Weighted average shares outstanding includes 176,815 warrants to purchase common stock at an exercise price of $0.01 in accordance with Accounting Standards Codification (“ASC”) 260 as the shares underlying these warrants can be issued for little consideration. Weighted average shares outstanding do not include the Escrow Shares (as defined below) (See Note 3 – Reverse Business Combination and Recapitalization), as these are considered shares subject to forfeiture.

F-12

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Net Loss per Common Share, continued

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2011	2010	2012	2011
Private Placement Notes – principal	12,147,198	-	12,619,595	6,250,000
Private Placement Notes – accrued interest	573,630	-	873,150	-
Beacon Merger Notes – principal	1,187,136	-	1,187,136	1,187,136
Beacon Merger Notes – accrued interest	106,354	-	135,626	16,913
Escrow Shares – subject to forfeiture	11,433,858	-	-	11,433,858
Series A Stock	8,571,429	8,571,429	8,571,429	8,571,429
Stock options	3,905,000	-	3,905,000	3,650,000
Warrant to purchase common stock	25,000	-	25,000	25,000
Total potentially dilutive securities	37,949,605	8,571,429	27,316,936	31,134,336

For the three months ended March 31, 2012, the Company calculated the potential diluted earnings per share in accordance with ASC 260, as follows:

Three months ended March 31, 2012
Numerator:
Net income available to common stockholders (numerator for basic earnings per share)	$436,123

Effect of dilutive securities:
Convertible debt:
Interest expense, net of tax effect	104,320
Change in fair value of derivative liabilities	(997,514)
Amortization of note discount	93,225
Numerator for diluted earnings per share – net loss available to common stockholders	$(363,846)

Denominator:
Weighted average shares outstanding (denominator for basic earnings per share)	36,001,456

Effect of dilutive securities:
Assumed conversion of convertible debt	14,815,507
Assumed conversion of Series A Convertible Preferred Stock	8,571,429
Dilutive potential common shares	23,386,936
Denominator for diluted earnings per share – weighted average shares and assumed conversions	59,388,392

The computation of diluted earnings per share includes 23,386,936 common stock equivalents and excludes potentially dilutive securities for stock options and warrants, which total 3,930,000 since their inclusion would be anti-dilutive. Also, since the effect of the assumed conversions above in diluted earnings per share would be, in fact, anti-dilutive, these assumed conversions have been excluded from the computation of basic and diluted earnings per share for the period ended March 31, 2012.

F-13

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less, as well as deposits in financial institutions, to be cash and cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect and includes billed, unbilled and retainage amounts under contractual arrangements. Unbilled revenues on contracts in progress represent unbilled amounts earned and reimbursable under contracts in progress. These amounts become billable according to the contract terms, which consider the passage of time, achievement of certain milestones or completion of the project. The majority of contracts contain provisions that permit these unbilled amounts to be invoiced in the month after the related costs are incurred.

An allowance for doubtful accounts is recorded based upon a combination of historical experience, aging analysis and information on specific accounts. Accounts are written off after reasonable collection efforts are exhausted. The allowance for doubtful accounts was $522,719, $8,674 and $468,792 at December 31, 2011 and 2010, and March 31, 2012, respectively.

Accounts receivable, net, is as follows:

	December 31,		March 31,
	2011	2010	2012
Trade – billed	$7,069,922	$5,808,229	$4,110,222
Trade – unbilled	3,177,548	5,187,221	3,660,140
Other	346,532	363,004	345,990
Allowance for doubtful accounts	(522,719)	(8,674)	(468,792)
Accounts receivable, net	$10,071,283	$11,349,780	$7,647,560

F-14

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Unbilled revenues on contracts in progress in the accompanying consolidated balance sheets represent unbilled amounts earned and reimbursable under contracts in progress. These amounts become billable according to the contract terms, which consider the passage of time, achievement of certain milestones or completion of the project. The majority of contracts contain certain provisions that permit these unbilled amounts to be invoiced in the months after the related costs are incurred. Generally, unbilled amounts will be billed and collected within one year.

Billings in excess of costs and estimated earnings on contracts in progress in the accompanying consolidated balance sheets represent accumulated billings to clients in excess of the amount earned. The Company anticipates that the majority of such amounts will be earned as revenue within one year.

Inventory

Inventories, which consist solely of raw materials, are stated at the lower of cost (first-in, first-out) or market.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions, and accounts receivable. At times, the Company’s cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of these deposits. As of December 31, 2011, 2010 and March 31, 2012, one customer, which was a government customer, accounted for 65% , 37% and 45%, respectively, of the Company’s trade receivables. Another customer, which was a government customer, accounted for 21% of the Company’s trade receivables at December 31, 2010. Another customer, which was a government customer, accounted for 12% of the Company’s trade receivables at March 31, 2012. The Company has not experienced losses on these accounts, and management believes that the Company’s risk resulting from this concentration is limited because both of these customers represent departments and agencies of the U.S. federal government. The Company does not generally require collateral or other security to support client receivables. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

F-15

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Property and Equipment

All additions, including improvements to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. Depreciation on property, plant and equipment is principally recorded using the straight-line method over the estimated useful lives of the assets. The estimated useful lives typically are (i) 5 to 39 years for building and building improvements, (ii) 3 to 7 years on furniture and fixtures, (iii) 3 to 20 years for machinery and equipment related to our bio-diesel facility and (iv) 3 to 5 years for other machinery and equipment. Assets held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Upon the disposal of property, the asset and related accumulated depreciation accounts are relieved of the amounts recorded therein for such items, and any resulting gain or loss is recorded in operating expenses in the year of disposition.

Long-lived assets

The Company accounts for its long-lived assets in accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”), which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changes. Such indicators include significant technological changes, adverse changes in market conditions and/or poor operating results. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows is less than its carrying value, and the amount of impairment loss recognized is the difference between the estimated fair value and the carrying value of the asset or asset group. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

Goodwill and Intangible Assets

The Company may record goodwill and other intangible assets in connection with business combinations. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of acquired companies, is not amortized. The Company’s goodwill balance and other assets with indefinite lives are evaluated for potential impairment during the fourth quarter of each year and in certain other circumstances. The evaluation of impairment involves comparing the current fair value of the business to the recorded value, including goodwill. To determine the fair value of the business, the Company utilizes both the “Income Approach”, which is based on estimates of future net cash flows and the “Market Approach”, which observes transactional evidence involving similar businesses. Intangible assets are stated at fair value as of the date acquired in a business combination. Finite-lived intangible assets are amortized on a basis approximating the economic value derived from those assets. In connection with this review, the Company also reevaluates the periods of depreciation and amortization of these assets. There was no goodwill impairment for either of the years ended December 31, 2011 or 2010, or for the three months ended March 31, 2012.

Deferred Costs

Costs related to bids and proposals are capitalized as deferred costs and are reflected in other assets on the accompanying consolidated balance sheets. For contracts awarded to the Company, the deferred bids and proposals costs are amortized over the life of the contract. Bid and proposal costs related to contracts that are not awarded to the Company are expensed in the current period. Amortization of deferred bids and proposals costs amount to $175,294 and $151,985 for the years ended December 31, 2011, and 2010 and $32,459 and $41,080 for the three months ended March 31, 2012 and 2011 respectively, and are reflected in depreciation and amortization expense on the accompanying consolidated statements of operations.

Debt issuance costs are capitalized and are amortized over the term of the related loan. Amortization of debt issuance costs amounted to $93,900 and $34,915 for the years ended December 31, 2011 and 2010 and $17,178 and $21,814 for the three months ended March 31, 2012 and 2011, respectively, and is included in depreciation and amortization expense on the accompanying consolidated statements of operations.

F-16

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities, approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;

•	Level 2. Inputs to the valuation methodology include:
°	Quoted prices for similar assets and liabilities in active markets.
°	Quoted prices for identical or similar assets or liabilities in inactive markets.
°	Inputs other than quoted market prices that are observable for the asset liability.
°	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Liabilities Measured at Fair Value on a Recurring Basis are as follows:

	Consolidated Balance Sheet	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Liabilities:
December 31, 2011	$1,560,437	$-	$-	$1,560,437
December 31, 2010	$-	$-	$-	$-
March 31, 2012	$586,910	$-	$-	$586,910

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

	For the year ended December 31, 2011	For the three months ended March 31, 2012
Beginning balance	$-	$1,560,437
Aggregate fair value of conversion features upon issuance	2,152,730	23,987
Change in fair value of conversion features	(592,293)	(997,514)
Ending balance	$1,560,437	$586,910

F-17

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Fair Value Measurement, continued

The derivative conversion feature liabilities are measured at fair value using the Black Scholes pricing model and are classified within Level 3 of the valuation hierarchy. The significant assumptions and valuation methods that the Company used to determine fair value and the change in fair value of the Company’s derivative financial instruments are discussed in Note 9 – Convertible Promissory Notes and in Note 13 – Stockholders’ Equity and Redeemable Preferred Stock.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivate liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, that reports to the Chief Financial Officer, determines its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department with support from the Company’s consultants and which are approved by the Chief Financial Officer.

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company uses the Black-Scholes option valuation model to value Level 3 financial liabilities at inception and on subsequent valuation dates. This model incorporates transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, as well as, volatility.

A significant decrease in the volatility or a significant decrease in the Company’s stock price, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the derivative liabilities are recorded in Change in Fair Value of Derivative Liabilities within Other Expense (Income) on the Company’s Consolidated Statements of Operations.

As of December 31, 2011 and March 31, 2012 , there were no transfers in or out of level 3 from other levels in the fair value hierarchy.

In accordance with the provisions of ASC 815, the Company presented the conversion feature liabilities at fair value on its consolidated balance sheet, with the corresponding changes in fair value recorded in the Company’s consolidated statement of operations for the applicable reporting periods. As disclosed in Notes 9 – Convertible Promissory Notes and 13 – Stockholders’ Equity and Redeemable Preferred Stock, the Company computed the fair value of the derivative liability at the date of issuance and the reporting date of December 31, 2011 using both the Black-Scholes option pricing and Monte Carlo pricing methods. The Company determined that the conversion feature included an implied downside protection feature. As such, the Company performed a Monte-Carlo simulation and concluded that the value of the downside protection feature is de minimus and the use of the Black-Scholes valuation model is considered to be a reasonable method to value the conversion feature derivative liability.

The fair value of the Company’s common stock was derived from the valuation of the Company using a combination of the discounted cash flows method and comparable companies’ methods that included multiples based upon the last twelve months and forward revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”). Management determined that the results of its valuation are reasonable. The term represents the remaining contractual term of the derivative. The volatility rate was developed based on analysis of the historical volatility rates of several other similarly situated companies (using a number of observations that was at least equal to or exceeded the number of observations in the life of the derivative financial instrument at issue). The risk free interest rates were obtained from publicly available US Treasury yield curve rates. The dividend yield is zero because the Company has not paid dividends and does not expect to pay dividends in the foreseeable future.

F-18

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Convertible Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance. ASC 815 “Derivatives and Hedging Activities,” (“ASC 815”) and ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”), which require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounts for convertible debt instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt. The Company also records, when necessary, deemed dividends for the fair value of conversion options embedded in preferred stock.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provides a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company's own stock as defined in ASC 815-40 "Contracts in Entity's Own Equity" (“ASC 815-40”). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).  The Company assesses classification of common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required.

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as stockholders’ equity. The Company’s preferred shares feature certain redemption rights that are considered by the Company to be outside the Company’s control. Accordingly, the Series A Stock is presented as temporary equity in the mezzanine section of the Company’s consolidated balance sheets.

F-19

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Stock-Based Compensation

The Company accounts for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

The Company accounts for equity instruments issued to employees in accordance with accounting guidance that requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. The Company recognizes compensation costs over the requisite service period of the award, which is generally the vesting term of the equity instrument issued.

Leases

The Company leases office space with lease terms ranging from month to month, to up to 10 years. These lease agreements typically contain tenant improvement allowances and rent holidays. In instances where one or more of these items are included in a lease agreement, the Company records allowances as a deferred rent liability in its consolidated balance sheets. These amounts are amortized on a straight-line basis over the term of the lease as a reduction to rent expense. Lease agreements sometimes contain rent escalation clauses, which are recognized on a straight-line basis over the life of the lease. For leases with renewal options, the Company records rent expense and amortizes the leasehold improvements on a straight-line basis over the shorter of the useful life or original lease term, exclusive of the renewal period, unless the renewal period is reasonably assured. When a renewal occurs, the Company records rent expense over the new term. The Company expenses any rent costs incurred during the period of time it performs construction activities on newly leased property.

The Company leases computer hardware and software, office equipment and vehicles with lease terms ranging from 3 to 6 years. Before entering into a lease, an analysis is performed to determine whether a lease should be classified as a capital or an operating lease.

Income Taxes

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2011, December 31, 2010 and March 31, 2012, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2011 and December 31, 2010, nor during the three months ended March 31, 2012 and 2011.

F-20

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements

In December 2010, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-28, Intangibles – Goodwill and Other (“ASU 2010-28”), related to the way companies test for impairment of goodwill. Pursuant to ASU 2010-28, goodwill of the reporting unit is not impaired if the carrying amount of a reporting unit is greater than zero and its fair value exceeds its carrying amount. In that event, the second step of the impairment test is not required. However, if the carrying amount of a reporting unit is zero or negative, the second step of the impairment test is required to be performed to measure the amount of impairment loss, if any, when it is more likely than not that goodwill impairment exists. In considering whether it is more likely than not that goodwill impairment exists, a company must evaluate whether there are qualitative factors that could adversely affect goodwill. Consistent with the prior requirements, this test must be performed annually or, if an event occurs or circumstances exist that indicate that it is more likely than not that goodwill impairment exists, in the interim. The amendments in ASU 2010-28 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. This standard did not have a material impact on the Company’s reported results of operations or financial position.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This pronouncement is effective for interim and annual reporting periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

On September 15, 2011, the FASB issued ASU 2011-08, Intangibles-Goodwill and Other (“ASU 2011-08”), which simplifies how an entity is required to test goodwill for impairment. ASU 2011-08 would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two step quantitative goodwill impairment test. Under ASU 2011-08, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. ASU 2011-08 includes a number of factors to consider in conducting the qualitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

Management’s Evaluation of Subsequent Events

Management evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

F-21

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – REVERSE BUSINESS COMBINATION AND RECAPITALIZATION

On January 25, 2011, EQ entered into the Beacon Merger Agreement with Beacon and Acquisition Sub. On February 7, 2011, pursuant to the Beacon Merger Agreement, EQ merged with and into Acquisition Sub, and continued as the surviving corporation and as a wholly-owned subsidiary of Beacon. The Beacon Merger was accounted for as a reverse business combination and recapitalization, whereupon EQ was deemed to be the acquirer and Beacon was deemed the acquired company for accounting purposes. Accordingly, our historical financial statements for periods prior to the Beacon Merger are those of EQ.

Pursuant to the terms of the Beacon Merger Agreement, the former stockholders of EQ were issued a total of 33,185,049 shares of the Company’s common stock, including 11,433,858 shares held in escrow pursuant to the terms of the Beacon Merger Agreement (the “Escrow Shares”), and 952,381 shares of the Series A Stock, in exchange for their shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock. The Beacon Merger Agreement provided that all of the Escrow Shares would be released to their holders on February 7, 2012 unless either the $1.00 per gallon federal biodiesel tax credit that expired on December 31, 2009 and was retroactively reinstated through the end of 2011 (the “Federal Biodiesel Tax Credit”) was extended at least through December 31, 2012 or the Biodiesel Production Facility met certain performance goals, and otherwise, the Escrow Shares could have been released in payment of certain indemnification obligations under the Beacon Merger Agreement. On February 7, 2012, all of the Escrow Shares were released to their holders. The shares of Series A Stock issued pursuant to the Beacon Merger Agreement are convertible, at the option of the holder, into a total of 8,571,429 shares of the Company’s common stock at a conversion price of $0.35 per share (subject to adjustment in accordance with the terms of the Series A Certificate of Designation).

On February 7, 2011, in connection with the Beacon Merger, a total of $350,000 of advances to pay Beacon’s operating expenses prior to the Beacon Merger made to Beacon by its former Chief Executive Officer and a former director of the Company, were converted into a subordinated promissory note in the principal amount of $350,000, accruing interest at 10% per annum and due and payable on February 7, 2014 (the “Beacon Director Note”). The Beacon Director Note was subordinate to the Company’s obligations to its senior lender and was secured by a lien on the Company’s assets other than (i) the Biodiesel Production Facility and (ii) the Company’s ownership interest in EQ and its successors and the products and proceeds thereof. On March 30, 2012, the Company paid the noteholder $300,000 in cash as payment in full of the Beacon Director Note, including the outstanding $350,000 unpaid principal and $40,466 accrued but unpaid interest thereon, and the Beacon Director Note was cancelled. On February 7, 2011, in connection with the Beacon Merger, the holders of $1,650,000 aggregate principal amount of secured promissory notes of Beacon, accruing interest at 15% per annum interest rate and due and payable on April 10, 2012 (the “Old Beacon Notes”), were issued (i) in exchange for the aggregate principal amount outstanding under the Old Beacon Notes, new subordinated convertible promissory notes of the Company in the aggregate principal amount of $1,650,000, accruing interest at 10% per annum and due and payable on February 7, 2014 (the “Beacon Merger Notes”), and (ii) in exchange for the accrued but unpaid interest under the Old Beacon Notes, a total of 311,780 shares of the Company’s common stock. The principal and accrued interest of the Beacon Merger Notes are convertible, at the option of the holder, into a total of 1,187,136 and 106,354 shares, respectively, of the Company’s common stock as of December 31, 2011 and 1,187,136 and 135,626 as of March 31, 2012 at an exercise price of $1.3899 per share (subject to adjustment in accordance with the terms of the Beacon Merger Notes), are subordinate to the Company’s obligations to its senior lender, and are secured by a lien on the Biodiesel Production Facility. The Beacon Merger Notes provide for customary events of default, the occurrence of which may result in all of the Beacon Merger Notes then outstanding becoming immediately due and payable. The aggregate amount of accrued and unpaid interest under the Beacon Merger Notes as of December 31, 2011 and March 31, 2012 was $147,822 and $188,507, respectively.

F-22

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – REVERSE BUSINESS COMBINATION AND RECAPITALIZATION, continued

In connection with the Beacon Merger, the Company was deemed to have acquired the net assets of Beacon, consisting principally of the Biodiesel Processing Facility.

The following details the allocation of the purchase price consideration:

Cash	$5,337
Accounts receivable	227,879
Plant and equipment	4,849,477
Accounts payable	(611,527)
Interest payable	(430,008)
Accrued expenses	(816,158)
Beacon Merger Notes	(1,650,000)
Beacon Director Note	(350,000)
Total	$1,225,000

Purchase price consideration	$1,225,000

F-23

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – REVERSE BUSINESS COMBINATION AND RECAPITALIZATION, continued

The total fair value of the net assets of Beacon was determined by the Company to be approximately $1,225,000 based on the consideration transferred.  The total consideration was based on the number of equity interests the Company would have had to issue to give the shareholders of Beacon the same percentage of equity interest in the combined entity that results from the reverse business combination, at its fair value.

The results of operations for the acquired Biodiesel Processing Facility are included in the results of the Company from February 7, 2011.

The following presents the unaudited pro forma combined financial information, as if the Beacon Merger had occurred as of January 1, 2011 and January 1, 2010, respectively:

	For the years ended December 31		For the three months
	2011	2010	ended March 31, 2011
Revenues	$77,372,285	$70,750,232	$14,117,248
Net loss	$(5,330,451)	$(6,476,304)	$(1,623,009)
Pro forma basic and diluted net loss per common share	$(0.18)	$(0.21)	$(0.06)
Pro forma weighted average common shares outstanding - basic and diluted	29,128,419	31,428,540	28,903,639

The pro forma combined results of operations for the year ended December 31, 2010 include an impairment charge of $3,918,892, which Beacon recorded in order to write down its assets to their fair value.

The pro forma combined results of operations are not necessarily indicative of the results of operations that actually would have occurred had the Beacon Merger been completed as of January 1, 2011 or January 1, 2010, nor are they necessarily indicative of future consolidated results.

NOTE 4 - DISCONTINUED OPERATIONS

During 2009, the Company determined that it was no longer profitable to continue the operation of EQES, a subsidiary of the Company, and the Company began the process of disposition. As of December 31, 2010, the EQES operations were fully shut down.

Results of discontinued operations are as follows:

	For the years ended December 31,
	2011	2010
Revenues	$-	$-
Loss from discontinued operations:
Loss on disposal	-	(40,604)
Loss from discontinued operations	-	-
Income tax benefit	-	16,242
Total loss from discontinued operations	$-	$(24,362)

There were no assets or liabilities related to discontinued operations on the Company’s consolidated balance sheet as of December 31, 2011 or 2010 or March 31, 2012.

F-24

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment are as follows:

	As of December 31,		As of March 31,
	2011	2010	2012
Land	$118,366	$-	$118,366
Buildings and improvements	1,152,435	220,679	1,180,913
Machinery and equipment – other	2,184,730	2,160,261	2,211,695
Machinery and equipment – biodiesel facilities	3,884,727	-	3,972,145
Furniture and fixtures	75,001	62,794	75,001
	7,415,259	2,443,734	7,558,120
Less – Accumulated depreciation and amortization	(1,954,649)	(1,273,515)	(2,149,786)
	$5,460,610	$1,170,219	$5,408,334

Total depreciation and amortization expense on the Company’s property and equipment for the years ended December 31, 2011 and 2010 amounted to $803,748 and $367,616 and for the three months ended March 31, 2012 and 2011 amounted to $195,137 and $168,469, respectively.

NOTE 6 - INTANGIBLE ASSETS

Intangible assets as of December 31, 2011 are as follows:

	Cost	Accumulated amortization	Net
Customer Relationships	$5,575,647	$1,281,805	$4,293,842
Patents	13,043	1,232	11,811
Non-compete agreements	50,700	50,700	-
Trademark	159,900	-	159,900
Total intangible assets	$5,799,290	$1,333,737	$4,465,553

Intangible assets as of December 31, 2010 are as follows:

	Cost	Accumulated amortization	Net
Customer Relationships	$5,575,647	$921,566	$4,654,081
Patents	13,043	362	12,681
Non-compete agreements	50,700	50,700	-
Trademark	159,900	-	159,900
Total intangible assets	$5,799,290	$972,628	$4,826,662

F-25

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INTANGIBLE ASSETS, continued

Intangible assets as of March 31, 2012 are as follows:

	Cost	Accumulated amortization	Net
Customer Relationships	$5,575,647	$1,371,866	$4,203,781
Patents	13,043	1,449	11,594
Non-compete agreements	50,700	50,700	-
Trademark	159,900	-	159,900
Total intangible assets	$5,799,290	$1,424,015	$4,375,275

The estimated future amortization expense for each of the next five years and thereafter is as follows:

For the year ended December 31,		For the twelve months ended March 31,
2012	$361,109	2013	$356,386
2013	342,220	2014	332,775
2014	304,440	2015	304,440
2015	304,440	2016	304,440
2016	304,440	2017	304,440
Thereafter	2,689,004	Thereafter	2,612,894
Total	$4,305,653	Total	$4,215,375

Amortization expense for intangible assets was $361,109 and $395,375 for the years ended December 31, 2011 and 2010, and $90,278 and $90,277 for the three months ended March 31, 2012 and 2011, respectively. Customer relationships are amortized over fifteen years, patents are amortized over four years, and trademarks are determined to have an indefinite life. The weighted average remaining amortization period of customer relationships and patents is 13.2 years and 13.6 years, respectively, as of December 31, 2011. The weighted average remaining amortization period of customer relationships and patents is 13.0 years and 13.3 years, respectively, as of March 31, 2012.

NOTE 7 – FINANCING AGREEMENT

On October 31, 2006, EQ entered into a financing agreement with a bank (the “Bank”) providing for a revolving credit facility and a letter of credit facility, which agreement was amended to add EQ Engineers, LLC, a wholly-owned subsidiary of EQ, as an additional borrower bearing interest at the London Inter-Bank Offered Rate (“LIBOR”), plus 2.5% through October 2011 and LIBOR plus 3.0% thereafter (3.28%, 2.76% and 3.24% as of December 31, 2011 and 2010, and March 31, 2012 respectively). As of December 31, 2011 and March 31, 2012, there was a maximum credit of $12,000,000 under the agreement subject to a borrowing base calculation. The financing agreement is secured by the assets of EQ, is guaranteed by Company and expires on March 31, 2013. As of December 31, 2011 and March 31, 2012, the available borrowing base under the financing agreement totaled approximately $8,700,000 and $6,500,000, respectively, including $2,000,000 of the borrowing base attributable to obligations under outstanding letters of credit. As of December 31, 2011 and 2010 and March 31, 2012, borrowings of $5,967,733, $5,578,819 and $3,272,626, respectively, were outstanding under the financing agreement.

The financing agreement contains financial covenants that require EQ to maintain a minimum level of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and a minimum fixed charge coverage ratio, as defined in the financing agreement. As of December 31, 2011 and December 31, 2010, EQ was not in compliance with the fixed charge coverage ratio requirements. Effective May 18, 2011, the Bank provided a default waiver letter, which waived the existing defaults at December 31, 2010. On January 31, 2012, in an amendment to the financing agreement, the Bank waived the events of default that occurred during the year ended December 31, 2011. As of and for the quarterly period ended March 31, 2012, the Company was in compliance with its financial covenants under the Financing Agreement.

F-26

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – FINANCING AGREEMENT, continued

In connection with the financing agreement, EQ is required to maintain a lockbox whereby substantially all of its customer funds are deposited. Therefore, since the contractual provisions of the financing agreement require that in the ordinary course of business the cash receipts from the EQ’s customers (without another event occurring) are used to repay the existing revolving credit obligation, amounts owed under the financing agreement are considered to be a short term obligation.

On February 4, 2011, EQ entered into an amendment to the financing agreement, in order to, among other things, permit EQ to complete the Beacon Merger. The Company also entered into a guaranty agreement and a pledge agreement in support of the financing agreement.

NOTE 8 – NOTES PAYABLE

December 2010 Notes

On December 31, 2010, in connection with the repurchase and cancellation of 3,513,959 shares of its common stock, the Company paid an aggregate consideration of $515,361, consisting of $128,841 in cash and issued $386,520 in aggregate principal amount of promissory notes to two former employees of the Company (the “December 2010 Notes”). The December 2010 Notes accrue interest at a rate of 0.35% per annum, are subordinate to the Company’s obligations to the Bank, are payable in annual installments aggregating $128,840, plus accrued interest, and mature on December 30, 2013. During December 2011, pursuant to the terms of such subordination, the Company was precluded from making the 2011 annual installment and, accordingly, the Company deferred the payment of the 2011 annual installment until December 2012.

EQ Officer Advance Note

On February 1, 2011, Beacon Energy Corp., a wholly owned subsidiary of the Company, issued to an officer of the Company a promissory note in principal amount of $400,000, accruing interest at 10% per annum, and due and payable on January 31, 2012 (the “EQ Officer Advance Note”). On December 30, 2011 the EQ Officer Advance Note was exchanged for (i) a Private Placement Note in the amount of $250,000 and (ii) the EQ Officer Transition Note in the amount of $150,000 (See Note 9 – Convertible Promissory Notes).

Demand Notes

On November 4, 2011, the Company issued $1,535,000 in 10% demand notes (“Demand Notes”) to certain officers and directors of the Company. These were due upon the demand of the holder on or after January 3, 2012 unless, prior to that date, the holder was able to exchange these notes for 10% subordinated convertible notes. On December 30, 2011, the holders exchanged the $1,535,000 unpaid principal and $23,879 accrued and unpaid interest under their Demand Notes for new Private Placement Notes and the Demand Notes were cancelled (See Note 9 – Convertible Promissory Notes).

Notes payable consists of:

	As of December 31,		As of March 31,
	2011	2010	2012
December 2010 Notes	$386,520	$386,520	$386,520
Beacon Director Note	350,000	-	-
EQ Officer Advance Note	150,000	-	-
Total notes payable	886,520	386,520	386,520
Less current portion	(407,680)	(257,680)	(257,680)
Total notes payable, long-term portion	$478,840	$128,840	$128,840

F-27

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – NOTES PAYABLE, continued

Future minimum principal payments of the notes payable are as follows:

For the years ended December 31,	Amount	For the twelve months ended March 31,	Amount
2012	$407,680	2013	$257,680
2013	128,840	2014	128,840
2014	350,000	2015	-
Total	$886,520	Total	$386,520

NOTE 9 – CONVERTIBLE PROMISSORY NOTES

Private Placement Notes

On March 15, 2011 (“March 15 Notes”), May 13, 2011 (“May 13 Notes”), December 30, 2011 (“December 30 Notes”) and March 30, 2012 (“March 2012 Note”), pursuant to the terms of note purchase agreements by and between the Company and each investor (each a “Private Placement Note Purchase Agreement”), the Company completed the sale of $2,500,000, $500,000, $1,858,879, and $188,959 aggregate principal amount of subordinated convertible notes (collectively, the “Private Placement Notes”), respectively, to accredited investors in private placements. Of the total amount sold of $1,858,579 for the December 30 Notes, $1,535,000 was converted from principal amount of the Demand Notes (See Note 8 –Notes Payable), $23,879 from accrued interest on the Demand Notes, $250,000 from the EQ Officer Transition Note (See Note 8 – Notes Payable), and $50,000 was received in cash. Of the total amount sold of $188,959 for the March 2012 Notes, $150,000 was issued in exchange for the EQ Officer Transition Note and $38,959 in accrued and unpaid interest thereon. The aggregate amount of accrued and unpaid interest under the Private Placement Notes as of December 31, 2011 and March 31, 2012 was $229,452 and $349,260, respectively.

The Private Placement Notes bear interest at a rate of 10% per annum, are due and payable on the third anniversary of their issuance (except for the March 2012 Note, which is due and payable on December 31, 2014), and are unsecured and subordinate to the Company’s obligations to its senior lender and the Beacon Merger Notes. The principal and accrued interest of the Private Placement Notes are convertible, at the option of the holder, into a total of 12,147,198 and 573,630 shares, respectively, of the Company’s common stock as of December 31, 2011 and 12,619,595 and 873,150 shares, respectively, as of March 31, 2012, at a conversion price of $0.40 per share (subject to adjustment in accordance with the terms of the Private Placement Notes). More specifically, the weighted average down round ratchet provision compensates the holder for certain dilutive events. The Private Placement Notes also provide for customary events of default, the occurrence of which may result in all of the Private Placement Notes then outstanding becoming immediately due and payable.

At any time after the one-year anniversary after the issuance of a March 15 Note or May 13 Note, if and only if the Company’s common stock has traded at an average price per share that is above two times the conversion price for 60 consecutive days, the Company may, in its discretion, convert any March 15 Note or May 13 Note into shares of the Company’s common stock in full satisfaction of such March 15 Note or May 13 Note. Additionally, in connection with the sale of the May 13 Notes, the Company and the holders of the May 13 Notes entered into a registration rights agreement, dated as of May 13, 2011, providing for certain piggyback registration rights with respect to the shares of common stock underlying the May 13 Notes.

F-28

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – CONVERTIBLE PROMISSORY NOTES, continued

Private Placement Notes, continued

At any time after the one-year anniversary after the issuance of a December 30 Note or the March 2012 Note, the Company may, at its discretion, convert any December 30 Note or the March 2012 Note into shares of its common stock in full satisfaction of such December 30 Note or the March 2012 Note if (i) the common stock is trading on a national securities exchange, (ii) the shares underlying a December 30 Note or the March 2012 Note have been registered for resale with the SEC and the resale registration statement is effective, (iii) the average weekly trading volume of the common stock over the preceding three-months is equal to at least 1% of the total issued and outstanding shares of common stock, and (iv) the average closing price or last sale price per share of common stock has been at least two times the then-effective conversion price for any 60 consecutive trading days during the preceding six-months.  Under the purchase agreements entered into in connection with the sale of the December 30 Notes and March 2012 Note, the Company agreed to certain covenants, including but not limited to the following: (i) the Company will prepare and file with the SEC, on or before June 30, 2012, a registration statement on Form 10 with respect to its common stock and use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC; and (ii) the Company will prepare and file with the SEC a registration statement on Form S-3 or such other available form covering the resale of the shares of its common stock issuable upon the conversion of the December 30 Notes and March 2012 Note and shall cause such registration statement to become effective on or before June 30, 2014.  Additionally, in connection with the sale of the December 30 Notes and March 2012 Note, the Company and the holders of the December 30 Notes and March 2012 Note entered into a registration rights agreement, dated as of December 30, 2011 and amended on March 30, 2012, providing for certain demand and piggyback registration rights with respect to the shares of common stock underlying the December 30 Notes and March 2012 Note.

Accounting for Convertible Promissory Notes

Pursuant to the terms of the Private Placement Notes, the applicable conversion prices are subject to adjustment in the event that the Company subsequently issues common stock or other equity or debt securities convertible into common stock at a price less than such conversion price. More specifically, the weighted average down round ratchet provision compensates the holder for certain dilutive events. The Company bifurcated the conversion option derivative from its debt host in accordance with ASC 815. During the year ended December 31, 2011, the issuance date fair value of the derivatives amounted to an aggregate of $1,160,302, consisting of $640,897, $127,925, and $391,480 for each of the March 15 Notes, May 13 Notes, and December 30 Notes, respectively. During the three months ended March 31, 2012, the issuance date fair value of the derivative for the March 2012 Note was $15,917. During the year ended December 31, 2011, and the three months ended March 31, 2012, the Company recorded an additional derivative liability of $45,401 and $4,193, respectively for the accrued interest on the Private Placement Notes, which also was convertible. The Company amortized the respective discounts over the terms of the notes, using the effective interest method. During the years ended December 31, 2011 and 2010, and the three months ended March 31, 2012 and 2011, $180,869, $0, $93,225 and $8,056 respectively, of the discount has been charged to interest expense.

The Company estimated the fair value of these derivative conversion features using the Black Scholes valuation model. The significant assumptions which the Company used to measure the fair value for each tranche of the Private Placement Notes for the conversion option derivative liability was as follows:

	March 15 Notes	May 13 Notes	December 30 Notes	March 2012 Note
Stock price	$0.24	$0.24	$0.24	$0.18
Term	3 years	3 years	3 years	2.8 years
Volatility	84.2%	84.2%	73.4%	63.0%
Risk-free interest rate	1.08%	0.96%	0.36%	0.42%
Dividend yield	0%	0%	0%	0%

F-29

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – CONVERTIBLE PROMISSORY NOTES, continued

Accounting for Convertible Promissory Notes

As of December 31, 2011 and March 31, 2012, after the mark-to-market adjustment, the aggregate fair value of the conversion liability was $934,923 and $364,339, respectively, representing the fair value of the conversion feature of both the principal and the interest for the Private Placement Notes.

Convertible promissory notes consist of:

	As of December 31,		As of March 31,
	2011	2010	2012
Beacon Merger Notes	$1,650,000	$-	$1,650,000
March 15 Notes, net of a discount on the conversion feature of $488,788 and $438,713 at December 31, 2011 and March 31, 2012, respectively.	2,011,212	-	2,061,287
May 13 Notes, net of a discount on the conversion feature of $103,905 and $94,066 at December 31, 2011 and March 31, 2012, respectively.	396,095	-	405,934
December 30 Notes, net of a discount on the conversion feature of $391,163 and $362,060 at December 31, 2011 and March 31, 2012, respectively.	1,467,716	-	1,496,819
March 2012 Note, net of a discount on the conversion feature of $15,902 at March 31, 2012.	-	-	173,057
Total convertible promissory notes, net	$5,525,023	$-	$5,787,097

Future minimum principal payments of these convertible promissory notes are as follows:

For the years ended December 31,	Amount	For the twelve months ended March 31,	Amount
2012	$-	2013	$-
2013	-	2014	4,150,000
2014	6,508,879	2015	2,547,838
Total	$6,508,879	Total	$6,697,838
Less discount	(983,856)	Less discount	(910,741)
Total, net	$5,525,023	Total, net	$5,787,097

F-30

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – OBLIGATIONS UNDER CAPITAL LEASES

The following is a schedule of future minimum payments required under capital leases that have initial or remaining non-cancelable lease terms in excess of one year:

As of December 31, 2011		As of March 31, 2012
2012	$54,882	2013	$52,491
2013	41,389	2014	33,166
2014	14,603	2015	13,594
2015	9,453	2016	6,302
Total minimum capital lease payments	120,327	Total minimum capital lease payments	105,553
Less portion representing interest	(15,833)	Less portion representing interest	(12,913)
Total	$104,494	Total	$92,640
Less current portion	(45,209)	Less current portion	(45,209)
Long-term portion	$59,285	Long-term portion	$47,431

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is involved in various claims, legal actions and regulatory proceedings arising from time to time in the ordinary course of business. Other than the matter set forth below, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s combined financial position, results of operations or cash flows.

Biodiesel Supplier Claim

Included in accrued expenses at December 31, 2011 and 2010 and March 31, 2012 is approximately $250,515, $0 and $250,515, respectively, in connection with the Company’s potential liabilities related to asserted and unasserted claims against the Company.

The Company has included in accounts payable $145,329 in connection with a potential liability to a former supplier to the Biodiesel Production Facility. On July 9, 2009, Beacon received a demand letter from a supplier through its legal counsel for the payment of $357,729 in alleged raw material purchases and commitments made by Beacon in 2008. On March 11, 2010, the supplier filed a lawsuit against Beacon in the Superior Court of the State of Delaware with regard to its claims against the Company amounting to $357,729. The Company believes it is not liable for any amount exceeding $145,329. The Company has engaged legal counsel and intends to defend its position. There is no assurance that the Company’s ultimate liability for this matter will not exceed $145,329.

EPA Claim for Equitable Adjustment

On January 23, 2012, the Company filed a request to the EPA for an equitable adjustment in connection with a contract that ended during the fiscal year 2011 (“EPA Claim”). Under the EPA Claim, the Company has asserted that it suffered a major financial loss as a result of certain volume under runs in connection with an excavation project. The Company is not able to determine the amount that might be received in connection with this claim. Any amount received in future periods will be recorded as a gain upon the receipt of such amounts.

F-31

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – COMMITMENTS AND CONTINGENCIES, continued

Tolling Arrangement

On November 1, 2011 the Company entered into a tolling agreement pursuant to which the Company produced biodiesel for a third party (the “Tolling Purchaser”) using the Tolling Purchaser’s feedstock. The tolling agreement was extended in January, 2012 and expired on February 29, 2012. Effective April 1, 2012, the Company entered into a new two year “Tolling Agreement” with the Tolling Purchaser. During the term of the agreement, the Company will dedicate and use the entire productive capacity of the Biodiesel Production Facility to produce biodiesel for the Tolling Purchaser. In exchange, the Tolling Purchaser will supply all working capital for feedstock purchases and commit to purchase all finished biodiesel produced from this feedstock by the Biodiesel Production Facility. Under the terms of the agreement, the Tolling Purchaser will also pay the Company a price per gallon of finished biodiesel produced that covers the Biodiesel Production Facility’s operating costs and includes a service fee for production that is inclusive of the Company’s profit margin per gallon. Pursuant to the Tolling Agreement, the Tolling Purchaser has the right to terminate the Tolling Agreement if certain production measures are not met and/or if the Tolling Purchaser is unable to earn certain margins on the biodiesel produced.

Revenues from this tolling agreement were $1,045,854 and $0, for the years ended December 31, 2011 and 2010, and $2,257,515 and $0 for the three months ended March 31, 2012 and 2011, respectively. The Company had accounts receivable due from the Tolling Purchaser of $198,468, $0, and $152,005 as of December 31, 2011 and 2010 and March 31, 2012, respectively.

Executive Employment Agreements

Effective January 1, 2012, EQ entered into employment agreements with Mr. Wendle to serve as President and Chief Operating Officer, Mr. Galvin to serve as Chief Financial Officer and Mr. Greber to serve as Sr. Vice President. Each agreement provides for an initial term of 2 years, certain automatic renewal provisions, performance based bonus compensation and for certain payments in the case of a change in control of the Company.

Operating Leases

The Company leases its facilities and various equipment with terms that range from month-to-month to 10 years.

The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year:

For the years ended December 31,		For the twelve months ended March 31,
2012	$1,283,582	2012	$1,267,111
2013	1,113,346	2013	1,013,946
2014	678,177	2014	651,099
2015	595,562	2015	434,764
Total minimum lease payments	$3,670,667	Total minimum lease payments	$3,366,920

Rental expense was $1,584,485 and $1,705,804 for the years ended December 31, 2011 and 2010 ,respectively, and $401,018 and $400,763 for the three months ended March 31, 2012 and 2011, respectively. Rent expense is recorded on a straight-line basis for lease agreements containing escalation clauses.

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EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – COMMITMENTS AND CONTINGENCIES, continued

Joint Ventures

As of December 31, 2011 and March 31, 2012, the Company had joint venture arrangements with five entities. The joint ventures were formed beginning in 2007, whereby the Company was responsible to provide subcontracting services, at the direction of and on behalf of the general partner, in connection with the performance and servicing of such projects. The Company’s ownership interest in these joint ventures ranged between 20%-49%. As of December 31, 2011, all of the joint venture projects were completed and currently there are no new projects in process (operations are essentially inactive). During the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012 and 2011, the Company recorded its share of net losses and net profits from these joint ventures, which amounted to approximately $20,000 and $47,000 and $0 and $20,000, respectively. The Company accounted for the activities of the joint ventures on the equity method of accounting. Any inter-company profits, if material, have been eliminated. As of December 31, 2011 and March 31, 2012, the joint venture investments are being reflected in the consolidated financial statements at a value of zero. As of December 31, 2011 and March 31, 2012, the Company had a receivable from such joint ventures of $327,000 and $327,000, respectively for which a claim has been filed for an equitable adjustment to recover unbilled costs.

NOTE 12 – INCOME TAXES

As of December 31, 2011 and 2010, the Company’s deferred tax assets (liabilities) consisted of the effects of temporary differences attributable to the following:

	December 31,
	2011	2010
Current deferred tax assets (liabilities):
Reserves and allowances	$572,069	$423,039
Accrued vacation	77,497	92,539
Contribution carryover	5,127	-
Net operating loss carryovers	763,268	42,781
Total current deferred tax assets	1,417,961	558,359

Non-current deferred tax assets (liabilities):
Excess of tax over book depreciation	(673,629)	(354,759)
Goodwill	(38,371)	(29,418)
Other intangible assets	(1,426,341)	(1,765,924)
Deferred rent	55,020	65,145
Net operating loss carryovers	1,827,046	-
Derivative liability	341,450	-
Convertible debt	(374,287)	-
Stock based compensation	109,310	-
Total non-current deferred tax asset (liability)	(179,802)	(2,084,956)

Net deferred tax assets (liabilities)	$1,238,159	$(1,526,597)

F-33

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – INCOME TAXES, continued

The Company has computed its deferred tax assets and liabilities by using the applicable tax rates expected to be in effect at the time such taxes shall be due. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon this assessment, management has determined that no valuation allowance is required at December 31, 2011 and December 31, 2010.

As of December 31, 2011 and 2010, deferred income tax liabilities included a naked credit of $38,371 and $29,418, respectively. Naked credits relate to assets with an indefinite life and cannot be used as a source of income to support the realization of deferred tax assets.

The income tax (benefit) provision as of December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
Federal
Current	$84,747	$75,917
Deferred	(2,617,992)	(182,535)
State and local
Current	75,268	152,114
Deferred	(146,764)	(32,212)
Total income tax (benefit) provision	$(2,604,741)	$13,284

The expected tax (benefit) expense based on the statutory rate is reconciled with actual tax (benefit) expense as follows:

	December 31,
	2011	2010
U.S. federal statutory rate	(34.0)%	(34.0)%
State income tax, net of federal benefit	(2.5)	103.2
Nondeductible fines and penalties	0.4	9.1
Nondeductible key-man insurance	0.1	8.2
Nondeductible meals & entertainment	0.1	11.1
Other permanent differences	(2.3)	-
Deferred tax true-up	-	(88.4)
Income tax (benefit) provision	(38.2)%	9.2%

F-34

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – INCOME TAXES, continued

For the years ended December 31, 2011 and December 31, 2010, the Company had approximately $6,949,695 and $98,000 federal net operating loss carryovers (“NOLs”), respectively. As of December 31, 2011 and December 31, 2010, the Company had approximately $1,924,608 and $40,000 of state NOLs, respectively. The federal NOLs expire in years 2026 through 2031. The state NOLs expire in years 2015 through 2031. If not used, these NOLs may be subject to limitation under Internal Revenue Code Section 382 (“Section 382”) should there be a greater than 50% ownership change as determined under the regulations. The Company has conducted a preliminary Section 382 analysis and has determined that there was a change of ownership on February 7, 2011 (the date of the Beacon Merger) and that Beacon’s premerger NOLs are subject to an annual limitation of $54,758. The gross amount of NOLs included in the Company’s deferred tax asset for Beacon’s premerger NOLs have been reduced from $15,890,540 to $1,040,392 since $14,850,148 of these income tax losses will expire unused due to the annual limitation.

The Company files tax returns in United States federal and various state jurisdictions and the Company’s tax returns are subject to examination by tax authorities for years beginning with December 31, 2008.

NOTE 13 – STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK

Authorized Stock and Common Stock

As of December 31, 2011, December 31, 2010 and March 31, 2012, the Company had authorized 75,000,000 shares of capital stock, par value $0.001 per share, of which 70,000,000 are shares of common stock and 5,000,000 are shares of preferred stock.

Preferred Stock

The Company is authorized to issue shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is authorized, without stockholder approval, to issue preferred stock with dividend, liquidation conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The Company is authorized to issue a total of 5,000,000 shares of preferred stock of which 952,381 preferred shares have been designated as the Company’s Series A Stock and 4,047,619 preferred shares remain undesignated and authorized for issuance.

Redeemable Convertible Stock

The Company has designated 952,381 shares of Series A Stock, par value $0.001 per share, in accordance with the Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on February 4, 2011 (the “Series A Certificate of Designation”). As of December 31, 2011 and March 31, 2012, 952,381 shares of Series A Stock were issued and outstanding, all of which were held by Argentum Capital Partners II, L.P.

Ranking

The Series A Stock ranks senior to the Company’s common stock and to all series of any other class of the Company’s equity securities (collectively, the “Junior Stock”). The Series A Stock is subordinate and ranks junior to all indebtedness of the Company.

F-35

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK, continued

Optional Conversion

Holders of Series A Stock may at any time convert their shares of Series A Stock into such number of shares of the Company’s common stock equal to the quotient of (i) the aggregate stated value (initially $3.15) of the shares of Series A Stock being converted (the “Stated Value”), divided by (ii) the conversion price (initially $0.35) then in effect (the “Series A Conversion Price”) as of the date of the delivery by such holder of its notice of election to convert, without any further payment thereafter.

The Series A Conversion Price is subject to adjustment in certain circumstances, including but not limited to (i) stock splits and combinations of the Company’s common stock, and (ii) the issuance of shares of the Company’s common stock or its equivalents at a per share price, or effective per share price, less than the Series A Conversion Price, subject to certain limited exceptions. More specifically, the weighted average down round ratchet provision compensates the holder for certain dilutive events.

Optional Redemption

Holders of Series A Stock may, at any time after the earlier of February 7, 2014 or pursuant to certain liquidity events require the Company to redeem all or a portion of the holder’s shares of Series A Stock at a price per share equal to the Stated Value (initially $3.15).

Accounting for Redeemable Convertible Preferred Stock

Pursuant to the terms of the Series A Stock, the applicable conversion prices are subject to adjustment in the event that the Company subsequently issues common stock or other equity or debt securities convertible into common stock at a price less than such conversion price. More specifically, the weighted average down round ratchet provision compensates the holder for certain dilutive events. The Company bifurcated the conversion option derivative from its host in accordance with ASC 815. The Company recorded the conversion option in the amount of $947,027 as a derivative liability and also recorded a deemed dividend for the same amount. Since the conversion feature was fully vested upon issuance, the Company fully accreted the deemed dividend on the date of issuance.

The Company estimated the fair value of these derivative conversion features using the Black Scholes valuation model. The significant assumptions which the Company used to measure the fair value of the conversion option derivative liability was as follows:

Stock price	$0.24
Term	3 years
Volatility	84.2%
Risk-free interest rate	1.08%
Dividend yield	0%

The fair value of the conversion liability in connection with the Series A Stock at December 31, 2011 and March 31, 2012 was $625,514 and $222,771, respectively.

The Company accounted for the Series A Stock at its liquidation preference of $3,000,000 at the mezzanine level on the balance sheet since holders had certain redemption rights that were not within the control of the Company.

F-36

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – STOCK BASED COMPENSATION

Adoption of 2011 Stock Option Plan

Effective as of March 29, 2011, the Board adopted the EQM Technologies & Energy, Inc. 2011 Stock Option Plan (the “2011 Stock Option Plan”). The 2011 Stock Option Plan is administered by the Compensation Committee of the Board, and provides for the issuance of incentive and non-incentive stock options for the purchase of up to a total of 5,000,000 shares of the Company’s common stock (limited to a total of 4,750,000 shares underlying non-incentive stock options) to the Company’s key employees (as determined by the Board) and non-employee directors. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant options under the 2011 Stock Option Plan for the purchase of more than 1,500,000 shares of the Company’s common stock to any individual during any calendar year and each option grant must have an exercise price at or above fair market value (as determined under the 2011 Stock Option Plan) on the date of grant.

Stock Options

The Company estimated the fair value of employee stock options using the Black-Scholes option pricing model. The fair value of employee stock options granted during the year ended December 31, 2011 was estimated using the following weighted-average assumptions:

Dividend Yield	0%
Expected Volatility	69.4%
Risk-free interest rate	2.41%
Expected Life	5.75 years

The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by SAB 107 for “plain vanilla” options which defines the expected life as the average of the contractual term and the vesting period.

On March 29, 2011, the Company granted options for the purchase of an aggregate of 3,650,000 shares of its common stock at an exercise price of $0.30 per share under the 2011 Stock Option Plan to approximately 100 employees, three members of the Board, and three executive officers. The options have a ten year term and vest 25% on the grant date, and an additional 25% on each of the first, second and third anniversaries of the grant date. The options have an aggregate grant date fair value of $512,278 utilizing the Black-Scholes option pricing model, with the following assumptions used: expected term of 5.75 years; volatility of 69.4%; dividends of 0%; and a risk free interest rate of 2.50% per annum.

On October 6, 2011, the Company granted an option for the purchase of 205,000 shares of its common stock at an exercise price of $0.35 per share to an officer of the Company. The option has a 10 year term, and vests 25% on the grant date, and an additional 25% on each of the first, second and third anniversaries of the grant date. The option has a grant date fair value of $26,459 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of 5.75 years; volatility of 69.5%; dividends of 0%; and a risk free interest rate of 1.20% per annum.

On December 10, 2011, the Company granted an option for the purchase of 50,000 shares of its common stock at an exercise price of $0.35 per share to an officer of the Company. The option has a 10 year term, and vests 25% on the grant date, and an additional 25% on each of the first, second and third anniversaries of the grant date. The option has a grant date fair value of $6,440 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of 5.75 years; volatility of 69.5%; dividends of 0%; and a risk free interest rate of 1.11% per annum.

F-37

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – STOCK BASED COMPENSATION, continued

Stock Options, continued

The fair value of stock options is amortized on a straight line basis over the requisite service periods of the respective awards. Stock based compensation expense related to stock options was $233,583 and $0 for the years ended December 31, 2011 and 2010 and $34,080 and $123,023 for the three months ended March 31, 2012 and 2011, respectively and was reflected in compensation expense on the accompanying consolidated statements of operations. As of December 31, 2011 and March 31, 2012, the unamortized value of options held by employees was $311,594 and $282,559, respectively. As of December 31, 2011 and March 31, 2012, the unamortized portion will be expensed over a period of 2.3 and 2.0 years, respectively.

The following table is a summary of activity under the 2011 Stock Option Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Intrinsic Value
Options outstanding at January 1, 2010	-
Granted	-
Exercised	-
Forfeited	-
Options outstanding at December 31, 2010	-
Granted	3,905,000	$0.30	$0.14
Exercised	-
Forfeited	-
Options outstanding at December 31, 2011	3,905,000	$0.30	$0.14	9.3 years	$-
Granted	-
Exercised	-
Forfeited	-
Options outstanding at March 31, 2012	3,905,000	$0.30	$.014	9.0 years	$-
Exercisable at January 1, 2011	-
Vested	976,250	$0.30	$0.14		$-
Exercisable at December 31, 2011	976,250	$0.30	$0.14	9.3 years	$-
Vested	912,500
Exercisable at March 31, 2012	1,888,750	$0.30	$0.14	9.0 years	$-

Stock Awards

On January 23, 2011, the Company sold 870,913 shares of its common stock with an aggregate fair value of $231,600, to employees of the Company for approximately $0.01 per share, realizing aggregate proceeds of $9,650. Stock based compensation of $221,950, representing the aggregate excess of the fair value of the common stock over the selling price on the date issued, was accounted for as stock based compensation in accordance with ASC 718 “Stock Compensation”, and was reflected in compensation expense on the accompanying consolidated statements of operations.

On May 11, 2011 the Company issued an aggregate of 100,000 shares valued at $24,000 to two members of the Board as compensation for their service as directors during 2011.

F-38

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – STOCK BASED COMPENSATION, continued

Stock Based Compensation

Stock based compensation expense was $484,578 and $0 for the years ended December 31, 2011 and 2010 and $34,080 and $350,018 for the three months ended March 31, 2012 and 2011, respectively, and was reflected in compensation expense on the accompany statements of operations. The following table summarizes total stock based compensation costs.

	For the years ended December 31,		For the three months ended March 31,
	2011	2010	2012	2011
Amortization of stock options	$233,583	-	$34,080	$123,023
Shares sold to employees at $0.01 per share	221,950	-	-	221,950
Warrant issued to an advisor for services	5,045	-	-	5,045
Shares issued to directors for services	24,000	-	-	-
Total	$484,578	-	$34,080	$350,018

NOTE 15 – STOCK WARRANTS

On February 7, 2011, in connection with the Beacon Merger, warrants to purchase a total of 176,815 shares of the Company’s common stock were issued at an exercise price of $0.01 per share.

On March 29, 2011, the Company issued a warrant to purchase 25,000 shares of the Company’s common stock, at an exercise price of $0.30 per share, to an advisor of the Company for services provided, which warrant was valued at $5,045.

NOTE 16 – MAJOR CUSTOMERS

The Company’s two largest customers within the Environmental Services segment accounted for approximately 51% and 14% of consolidated revenues, and 65% and 18% of segment revenues, respectively, during the year ended December 31, 2011, and accounted for 36% and 28% of total revenues, respectively, during the year ended December 31, 2010. Both of the largest customers within the Environmental Services segment represent work performed under government contracts.

The Company’s two largest customers within the Environmental Services segment accounted for approximately 44% and 23% of consolidated revenues, and 53% and 28% of segment revenues, respectively, during the three months ended March 31, 2012, and accounted for 58% and 30% of total revenues, respectively, during the three months ended March 31, 2011. Both of the largest customers within the Environmental Services segment represent work performed under government contracts.

The Company’s largest customer within the Biodiesel Production segment accounted for 16% of consolidated revenues and 77% of segment revenues during the year ended December 31, 2011.

The Company’s largest customer within the Biodiesel Production segment accounted for 16% of consolidated revenues and 100% of segment revenues during the three months ended March 31, 2012.

F-39

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – SEGMENTS

The Company’s reportable operating segments consist of the following two business segments: Environmental Services and Biodiesel Production. The Company’s reportable segments are organized, managed and operated along key product and service lines. These product and service lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Environmental Services segment provides environmental consulting, remediation, construction and engineering design in support of the industrial and public sectors.

The Biodiesel Production segment produces and sells biodiesel at the Company’s Biodiesel Production Facility. The Biodiesel Production segment was acquired in connection with the Beacon Merger.

The following tables summarize financial information about the Company’s business segments:

	For the Year Ended December 31, 2011
	Environmental Services	Biodiesel Production	Corporate	Consolidated
Revenues	$60,830,207	$16,542,078	$-	$77,372,285
Loss from Operations	$(4,760,173)	$(1,680,129)	$-	$(6,440,302)
Identifiable Assets	$23,327,839	$7,596,200	$-	$30,924,039
Depreciation and Amortization	$1,035,118	$398,933	$-	$1,434,051
Interest Expense (Income)	$280,862	$36,425	$613,377	$930,664
Capital Expenditures, including through capital leases	$378,523	$101,939	$-	$480,462

	For the Year Ended December 31, 2010
	Environmental Services	Biodiesel Production	Corporate	Consolidated
Revenues	$70,032,639	$-	$-	$70,032,639
Income from operations	$105,891	$-	$-	$105,891
Identifiable Assets	$30,632,376	$-	$-	$30,632,376
Depreciation and Amortization	$949,891	$-	$-	$949,891
Interest Expense	$258,224	$-	$-	$258,224
Capital Expenditures, including through capital leases	$579,572	$-	$-	$579,572

F-40

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – SEGMENTS, continued

	For the Three Months Ended March 31, 2012
	Environmental Services	Biodiesel Production	Corporate	Consolidated
Revenues	$11,959,055	$2,257,515	$-	$14,216,570
(Loss) / Income from Operations	$(293,055)	$46,835	$-	$(246,220)
Identifiable Assets	$20,813,680	$5,652,099	$-	$26,465,779
Depreciation and Amortization	$221,209	$113,843	$-	$335,052
Interest Expense (Income)	$57,819	$20,975	$253,718	$332,512
Capital Expenditures, including through capital leases	$26,967	$115,895	$-	$142,862

	For the Three Months Ended March 31, 2011
	Environmental Services	Biodiesel Production	Corporate	Consolidated
Revenues	$14,117,248	$-	$-	$14,117,248
Income from operations	$(892,205)	$(426,159)	$-	$(1,318,364)
Identifiable Assets	$24,517,943	$7,441,200	$-	$31,959,143
Depreciation and Amortization	$249,953	$71,508	$-	$321,461
Interest Expense	$71,373	$11,303	$31,563	$114,239
Capital Expenditures, including through capital leases	$99,793	$-	$-	$99,793

F-41

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - RELATED PARTIES

Argentum Capital Partners II, L.P., Argentum Capital Partners, L.P., Walter Barandiaran and Daniel Raynor

Mr. Barandiaran serves as the Company’s Chairman of the Board. Mr. Barandiaran and Mr. Raynor are co-managing members of Argentum Investments, LLC, which is the managing member of Argentum Partners II, LLC, which is the general partner of Argentum Capital Partners II, L.P. (“ACP II”). Additionally, Mr. Barandiaran is the President and Mr. Raynor is the chairman of B.R. Associates, Inc., which is the general partner of Argentum Capital Partners, L.P. (“ACP”).  As of December 31, 2011 and March 31, 2012, ACP II, ACP, Mr. Barandiaran and Mr. Raynor, collectively, owned 21,313,086 shares of the Company’s common stock, including 7,965,548 shares held in escrow as of December 31, 2011, and 100% of the Company’s Series A Stock.

Effective as of January 1, 2010, the Company entered into an agreement with an affiliate of ACP II, pursuant to which the Company engaged such affiliate as its exclusive investment banker and financial advisor, to provide assistance in identifying and analyzing potential mergers, acquisitions and financing transactions, among other things (the “Advisory Agreement”).  Pursuant to the Advisory Agreement, the Company paid $10,000 per month in cash as a non-refundable monthly retainer (the “Monthly Retainer”). Effective November 1, 2011, the Advisory Agreement was amended, lowering the Monthly Retainer to $5,000. Additionally, the affiliate may be entitled to additional transaction fees should the affiliate be successful in raising money or assisting with mergers and acquisitions, as provided for in the Advisory Agreement. Total fees paid to the affiliate for the years ended December 31, 2011 and 2010, and for the three months ended March 31, 2012 and 2011 were $110,000, $120,000, $15,000 and $30,000, respectively.

During June 2012, the Advisory Agreement was amended and restated, effective July 1, 2012, as a Management Services Agreement (the “Management Services Agreement”). The Management Services Agreement provides for the payment of minimum annual fees to Argentum Equity Management, LLC as follows: $120,000 for the period January 1, 2013 to December 31, 2013, $150,000 for the period January 1, 2014 to December 31, 2014, and $180,000 for the period January 1, 2015 to December 31, 2015.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, the Company issued to ACP II 20,518,724 shares of common stock, including 7,965,548 Escrow Shares, and 952,381 shares of Series A Stock in exchange for its shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock.  All of the Escrow Shares were released from escrow and delivered to ACP II on or about February 7, 2012.

On February 7, 2011, in connection with the Beacon Merger, the Company issued to ACP a Beacon Merger Note in principal amount of $100,000 and 18,328 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $26,061 of accrued and unpaid interest thereon, the Company issued to ACP II a Beacon Merger Note in principal amount of $300,000 and 54,982 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $78,183 of accrued and unpaid interest thereon, and the Company issued to Mr. Barandiaran a Beacon Merger Note in principal amount of $150,000 and 27,491 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $38,210 of accrued and unpaid interest thereon.  As of December 31, 2011, $108,959, $326,877, and $163,438, including accrued and unpaid interest, was outstanding under the Beacon Merger Notes held by ACP, ACP II and Mr. Barandiaran, respectively. As of March 31, 2012, $111,425, $334,274 and $167,137 including accrued and unpaid interest, was outstanding under the Beacon Merger Notes held by ACP, ACP II and Mr. Barandiaran, respectively.

On March 15, 2011, ACP purchased a March 15 Note in principal amount of $300,000 for $300,000 in cash, ACP II purchased a March 15 Note in principal amount of $300,000 for $300,000 in cash, Mr. Barandiaran purchased a March 15 Note in principal amount of $100,000 for $100,000 in cash, a trust controlled by Mr. Raynor purchased a March 15 Note in principal amount of $50,000 for $50,000 in cash, and a second trust controlled by Mr. Raynor purchased a March 15 Note in principal amount of $50,000 for $50,000 in cash.  On May 13, 2011, ACP purchased a May 13 Note in principal amount of $50,000 for $50,000 in cash.  As of December 31, 2011, $376,932, $323,753, $107,918, $53,959 and $53,959, including accrued and unpaid interest, was outstanding under the Private Placement Notes held by ACP, ACP II, Mr. Barandiaran and the two Raynor trusts, respectively. As of March 31, 2012, $385,534, $331,151, $110,384, $55,192 and $55,192, including accrued and unpaid interest, was outstanding under the Private Placement Notes held by ACP, ACP II, Mr. Barandiaran and the two Raynor trusts, respectively.

On November 4, 2011, ACP II purchased a Demand Note in principal amount of $1,000,000 for $1,000,000 in cash and Mr. Barandiaran purchased a Demand Note in principal amount of $100,000 for $100,000 in cash.  These Demand Notes were cancelled on December 30, 2011 in connection with the purchase by ACP II and Mr. Barandiaran of December 30 Notes, as discussed below.

On December 30, 2011, ACP II purchased a December 30 Note in principal amount of $1,015,556 in exchange for $1,000,000 unpaid principal amount and $15,556 accrued and unpaid interest on the Demand Note held by ACP II, Mr. Barandiaran purchased a December 30 Note in principal amount of $101,556 in exchange for $100,000 unpaid principal amount and $1,556 accrued and unpaid interest on the Demand Note held by Mr. Barandiaran, and a trust controlled by Mr. Raynor purchased a December 30 Note in principal amount of $50,000 for $50,000 in cash.  As of December 31, 2011, $1,015,556, $101,556 and $50,000, including accrued and unpaid interest, were outstanding under these Private Placement Notes held by ACP II, Mr. Barandiaran and the Raynor trust, respectively. As of March 31, 2012, $1,040,597, $104,060 and $51,233, including accrued and unpaid interest, were outstanding under these Private Placement Notes held by ACP II, Mr. Barandiaran and the Raynor trust, respectively.

F-42

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – RELATED PARTIES, continued

Carlos Agüero and Metalico, Inc.

Mr. Agüero is a director of the Company and serves as the Chairman, President and Chief Executive Officer of Metalico, Inc. (“Metalico”) (on June 12, 2012, Mr. Agüero resigned as a director of the Company). Additionally, Mr. Agüero served as the Chairman of the Board of Beacon from September 2006 to February 2011, and as the President of Beacon from February 2009 to February 2011. As of December 31, 2011 and March 31, 2012, Mr. Agüero and Metalico, collectively, owned 2,888,828 shares of the Company’s common stock.

On February 7, 2011, in connection with the Beacon Merger, the Company issued to Mr. Agüero (the “Beacon Director Note”) in the principal amount of $350,000 in exchange for $350,000 of advances made prior to the Beacon Merger to pay Beacon’s operating expenses. As of December 31, 2011, $381,356, including accrued and unpaid interest, was outstanding under the Beacon Director Note. On March 30, 2012, the Company paid Mr. Aguero $300,000 in cash as payment in full of the Beacon Director Note, including the outstanding $350,000 unpaid principal and $40,466 accrued but unpaid interest thereon, and the Beacon Director Note was cancelled.

On February 7, 2011, in connection with the Beacon Merger, the Company issued to Mr. Agüero a Beacon Merger Note in principal amount of $150,000 and 27,533 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $39,092 of accrued and unpaid interest thereon. As of December 31, 2011 and March 31, 2012, $163,438 and $167,137, respectively, including accrued and unpaid interest, was outstanding under this Beacon Merger Note.

On May 13, 2011, Mr. Agüero purchased a May 13 Note in principal amount of $50,000 for $50,000 in cash. As of December 31, 2011 and March 31, 2012, $53,178 and $54,384, respectively including accrued and unpaid interest, was outstanding under this Private Placement Note.

Jack Greber

Mr. Greber is a director and Senior Vice President of EPA Programs and Business Development of the Company and served as the Company’s President from 2000 through November 2011 and Chief Executive Officer from March 2008 to November 2011. As of December 31, 2011, Mr. Greber owned 3,058,314 shares of the Company’s common stock.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, the Company issued to Mr. Greber 2,918,184 shares of common stock, including 799,065 Escrow Shares, in exchange for his shares of EQ common stock and junior preferred stock, and all accrued but unpaid dividends on his shares of junior preferred stock. All of the Escrow Shares were released from escrow and delivered to Mr. Greber on or about February 7, 2012.

On February 7, 2011, in connection with the Beacon Merger, the Company issued to Mr. Greber a Beacon Merger Note in principal amount of $200,000 and 39,093 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $52,122 of accrued and unpaid interest thereon. As of December 31, 2011 and March 31, 2012, $217,918 and $222,849, respectively including accrued and unpaid interest, was outstanding under this Beacon Merger Note.

On March 15, 2011, Mr. Greber purchased a March 15 Note in principal amount of $375,000 for $375,000 in cash. As of December 31, 2011 and March 31, 2012, $404,692 and $413,938, respectively, including accrued and unpaid interest, was outstanding under this Private Placement Note.

On November 4, 2011, Mr. Greber purchased a Demand Note in principal amount of $125,000 for $125,000 in cash. This Demand Note was cancelled on December 30, 2011 in connection with the purchase by Mr. Greber of a December 30 Note, as discussed below.

F-43

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - RELATED PARTIES, continued

Jack Greber, continued

On December 30, 2011, Mr. Greber purchased a December 30 Note in principal amount of $376,944 in exchange for (i) $125,000 principal amount and $1,944 accrued and unpaid interest on the Demand Note held by him, and (ii) $250,000 principal amount under the EQ Officer Advance Note. As a result of this transaction the Demand Note held by Mr. Greber was cancelled. The amount of accrued and unpaid interest under this Private Placement Note as of December 31, 2011 and March 31, 2012 was $376,944 and $386,239, respectively.

Additionally, on December 30, 2011, the Company issued to Mr. Greber a subordinated promissory note in the principal amount of $150,000 (the “EQ Officer Transition Note”) in exchange for the remaining $150,000 in principal amount under the EQ Officer Advance Note, as a result of which the EQ Officer Advance Note was cancelled. The EQ Officer Transition Note accrued interest at 10% per annum, was due and payable on December 31, 2012, and was unsecured and subordinate to our obligations to our senior lender, the Beacon Merger Notes and the Beacon Director Note. As of December 31, 2011, $186,425, including accrued and unpaid interest, was outstanding under the EQ Officer Transition Note.

On March 30, 2012, the Company issued to Mr. Greber a March 2012 Note in the principal amount of $188,959, in exchange for $150,000 in principal amount under the EQ Officer Transition Note and $38,959 in accrued and unpaid interest thereon.

James Wendle, Robert Galvin and Jon Colin

James E. Wendle serves as the Company’s President and Chief Operating Officer, Robert R. Galvin serves as the Company’s Chief Financial Officer, and Jon Colin serves as a director of the Company.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, the Company issued to Messrs. Wendle and Galvin 497,124 and 621,405 shares of common stock, including 136,124 and 170,155 Escrow Shares, respectively, in exchange for their shares of EQ common stock. All of the Escrow Shares were released from escrow and delivered to Messrs. Wendle and Galvin on or about February 7, 2012.

On March 15, 2011, Messrs. Wendle and Galvin purchased March 15 Notes in principal amounts of $50,000 and $50,000, respectively, for $50,000 and $50,000 in cash. As of December 31, 2011, $53,959 and $53,959, including accrued and unpaid interest, was outstanding under these Private Placement Notes held by Messrs. Wendle and Galvin, respectively. As of March 31, 2012, $55,192 and $55,192, including accrued and unpaid interest, was outstanding under these Private Placement Notes held by Messrs. Wendle and Galvin, respectively.

On May 13, 2011, Messrs. Wendle and Colin purchased May 13 Notes in principal amounts of $50,000 and $100,000, respectively, for $50,000 and $100,000 in cash. As of December 31, 2011, $53,178 and $106,356, including accrued and unpaid interest was outstanding under these Private Placement Notes held by Messrs. Wendle and Colin, respectively. As of March 31, 2012, $54,384 and $108,767, including accrued and unpaid interest was outstanding under these Private Placement Notes held by Messrs. Wendle and Colin, respectively.

On November 4, 2011, Mr. Wendle purchased Demand Notes in principal amount of $60,000 for $60,000 in cash. This Demand Note was cancelled on December 30, 2011 in connection with the purchase by Mr. Wendle of a December 30 Note, as discussed below.

On December 30, 2011, Mr. Wendle purchased a December 30 Note in principal amount of $60,933 in exchange for $60,000 principal amount and $933 accrued and unpaid interest on the Demand Note held by him. As of December 31, 2011 and March 31, 2012, $60,933 and $62,435, respectively including accrued and unpaid interest, was outstanding under this Private Placement Note held by Mr. Wendle.

F-44

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - RETIREMENT PLANS

The Company sponsors a retirement plan that provides benefits for substantially all employees through salary reduction plans under Internal Revenue Code Section 401(k). The Company’s contributions to the plan are made in accordance with specified formulas. Benefit payments are based on amounts accumulated from such contributions. During the years ended December 31, 2011 and 2010, and the three months ended March 31, 2012 and 2011, the Company’s contribution to the plan was $167,774, $0, $37,836 and $42,391, respectively.

NOTE 20 – SUBSEQUENT EVENTS

On June 7, 2012, Mr. Agüero resigned as a director of the Company.

On June 8, 2012, the Board elected Mr. Kurien Jacob to serve on the Board.

F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders

of Beacon Energy Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Beacon Energy Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beacon Energy Holdings, Inc. and Subsidiaries as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum llp

New York, New York
June 27, 2012

F-46

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of December 31, 2010

ASSETS

Current assets
Cash and cash equivalents	$2,721
Accounts receivable, net	227,879

Total current assets	230,600

Property and equipment, net	4,849,477

Total assets	$5,080,077

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$624,459
Accrued expenses and other liabilities	799,319
Due to related party	1,011,971

Total current liabilities	2,435,749

Interest payable	410,091
Long-term debt	1,650,000

Total liabilities	$4,495,840

Commitments and contingencies

Stockholders' equity
Preferred stock, 5,000,000 shares authorized, none issued and outstanding	$-
Common stock, $0.001 par value, 70,000,000 shares authorized; issued and outstanding 6,876,615	6,877
Additional paid-in capital	21,623,217
Accumulated deficit	(21,045,857)

Total stockholders' equity	584,237

Total liabilities and stockholders' equity	$5,080,077

The accompanying notes are an integral part of these consolidated financial statements.

F-47

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

Revenues	$717,593
Cost of Revenues	1,646,160
Gross Loss	(928,567)

Operating expenses
General and administrative	847,653
Impairment of property and equipment	3,918,892
Total operating expenses	4,766,545

Loss from operations	(5,695,112)

Other income (expenses)
Interest expense	(681,058)
Interest income	65
Total other expense, net	(680,993)

Net loss	$(6,376,105)

Net loss per share - basic and diluted	$(0.90)
Weighted average shares outstanding - basic and diluted (1)	7,053,430

(1)	Weighted average shares outstanding for the year ended December 31, 2010 including the underlying shares exercisable with respect to the issuance of 176,815 warrants exercisable at $0.01 per share. In accordance with ASC 260, Earnings Per Share, the Company has given effect to the issuance of these warrants in computing basic net loss per share.

The accompanying notes are an integral part of these consolidated financial statements.

F-48

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Year Ended December 31, 2010

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2010	6,876,615	$6,877	$21,623,217	$(14,669,752)	$6,960,342

Net loss	-	-	-	(6,376,105)	(6,376,105)

Balance, December 31, 2010	6,876,615	$6,877	$21,623,217	$(21,045,857)	$584,237

The accompanying notes are an integral part of these consolidated financial statements.

F-49

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(6,376,105)
Adjustments to reconcile net loss to net cash
used in operating activities:

Amortization of deferred financing costs	22,500
Amortization of debt discount	419,554
Impairment of property and equipment	3,918,892
Changes in assets and liabilities:
Accounts receivable	171,885
Inventory	244,875
Prepaid expenses and other current assets	102,378
Accounts payable, accrued expense and other liabilities	825,047
Due to related party	381,798
NET CASH USED IN BY OPERATING ACTIVITIES	(289,176)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(289,176)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	291,897

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,721

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$-
Income taxes	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-50

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 1 - BUSINESS

Overview

Beacon Energy Holdings, Inc. (“Beacon”) is a holding company that operates a biodiesel production facility, which resumed producing biodiesel in April 2011 after being shut down since March 2010. Beacon and its subsidiaries are collectively referred to herein as the “Company”. The Company was headquartered in Cranford, NJ with its biodiesel production facility operating out of Cleburne, TX.

On February 7, 2011, the Company consummated a merger (The “Beacon Merger”) (See Note 11 – Subsequent Events).

Prior to the Beacon Merger, the Company’s main asset was a biodiesel production facility located in Cleburne, TX (the “Biodiesel Production Facility”). The Biodiesel Production Facility was designed and constructed to specialize in the processing of animal fats and other secondary feedstock, and utilizes a state-of-the-art fats processing technology to produce high quality biodiesel. At full production capacity, the Biodiesel Production Facility can produce 12 million gallons of biodiesel per year. In early March 2010, the Company shut down the Biodiesel Production Facility due to the Company’s inability to secure sufficient working capital financing.

In connection with the closure of the Biodiesel Production Facility, the Company recorded an impairment charge of $3,918,892 to write down the Biodiesel Production Facility to its fair value (See Note 3 – Property and Equipment).

In December 2010, a $1.00 per gallon federal biodiesel tax credit that expired on December 31, 2009 was retroactively reinstated through the end of 2011 (the “Federal Biodiesel Tax Credit”).  In connection with the reinstatement of the Federal Biodiesel Tax Credit, the Company filed a tax credit claim with the U.S. Treasury of approximately $219,000 for its qualifying sales volume in 2010 and at December 31, 2010, this amount was reflected in accounts receivable. This amount was received in full in March 2011.

The Company has restarted the Biodiesel Production Facility and during April 2011 resumed producing biodiesel for sale (See Note 11 – Subsequent Events).

Management’s Liquidity Plans

As of December 31, 2010, the Company’s cash on hand was approximately $2,721. The Company incurred a net loss of approximately $6,376,105 for the year ended December 31, 2010. At December 31, 2010, its accumulated deficit was approximately $21,045,857. The Company has historically met its liquidity requirements principally through the sale of equity and debt securities issued to related parties, individual investors and institutional investors.

The Biodiesel Production Facility was shut down for the period from early March 2010 through early April 2011. During this period the Company received only nominal operating cash inflows, while continuing to incur certain fixed costs related to insurance, taxes, and utilities.

F-51

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance and in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

All share and per share information has been adjusted to reflect the Company’s 1 for 5 reverse split of the Company’s common stock effective February 4, 2011.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, Beacon, and its wholly owned subsidiaries, Beacon Energy (Texas) Corp., AgriFuel United Biofuels, Inc., AgriFuel BBD Holding Co, Inc. and AgriFuel Terra Farms LLC., All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management periodically assesses the accuracy of these estimates and assumptions. Actual results could differ from those estimates. Estimates are used when accounting for various items, such as allowances for doubtful accounts, investments, asset impairments, depreciation and amortization, income taxes, and other contingencies. A more complete discussion of all of the Company’s significant accounting policies is discussed below.

Revenue

Revenue from product sales is recognized at the time the product is shipped, when evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. The Company records revenue from federal incentive programs related to the production of biodiesel when the Company has produced and sold the biodiesel and completed all the requirements of the applicable incentive program.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts.

F-52

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Cash and Cash Equivalents

For the purpose of reporting cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less, and money market accounts to be cash equivalents.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash balances in financial institutions that are insured by the Federal Depository Insurance Corporation (“FDIC”) and the Securities Investor Protection Corporation which may be subject to certain limitations. At times, cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of those deposits.

As of December 31, 2010, accounts receivable due from the Internal Revenue Service (“IRS”) related to the federal incentive programs on the production of biodiesel was approximately $219,000. During March 2011, the Company collected the outstanding receivable due from the IRS.

Property and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated service lives of the respective classes’ assets ranging between (i) 3 years for office furniture and vehicles, (ii) 15 to 31 years for building and building improvements and (iii) 7 to 18 years for machinery and equipment. Due to the shutdown of the Biodiesel Production Facility, the Company did not record depreciation expense during the year ended December 31, 2010.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”), which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Such indicators include significant technological changes, adverse changes in market conditions and/or poor operating results. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows is less than its carrying value, and the amount of impairment loss recognized is the difference between the estimated fair value and the carrying value of the asset or asset group. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

Based on conditions which existed within the biodiesel market, the shutdown of the Biodiesel Production Facility and the Merger (See Note 11 – Subsequent Events), the Company performed an evaluation of the fair value of the Biodiesel Production Facility. Based upon this evaluation, the Company recorded an impairment charge of $3,918,892, as of March 31, 2010, to reduce the carrying value of the Biodiesel Production Facility to its fair value.

F-53

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Income Taxes

Income taxes are accounted for under the provisions of ASC Topic 740, “Accounting for Income Taxes” (“ASC 740”). Accordingly, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding valuation allowance is established. The determination of the required valuation allowance against net deferred tax assets was made without taking into account the deferred tax liabilities created from the book and tax differences on indefinite-lived assets

When the Company has claimed tax benefits that may be challenged by a tax authority, these uncertain tax positions are accounted for under ASC 740, “Accounting for Uncertainty in Income Taxes, an Interpretation of ASC 740” (“ASC 740”). The Company adopted ASC 740 beginning January 1, 2007. Under ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2010. The Company does not expect any significant changes in its unrecognized tax benefits within the next twelve months.

The Company classifies interest expense and related penalties related to income tax uncertainties as a component of income tax expense. No interest or penalties have been recognized during the year ended December 31, 2010.

Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;

•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Net Loss per Common Share

Basic net loss per common shares is computed based on the weighted average number of shares of common stock outstanding, as adjusted, during the years presented. In accordance with ASC 260, “Earnings Per Share”, the Company has given effect to the issuance of warrants for the purchase of 176,815 shares of common stock, exercisable at $0.01 per share, the exercise price of which was deemed to be de minimus. There were no other potentially dilutive common share equivalents for the year ended December 31, 2010.

F-54

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements

The FASB has issued Accounting Standards Update (“ASU”) 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). ASU 2010-29 affects any public entity as defined by Topic 805, Business Combinations that enters into business combinations that are material on an individual or aggregate basis. The comparative financial statements should present and disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In December 2010, the Financial Accounting Standards Board (“FASB”) issued ASU 2010-28, “Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”). ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts by requiring an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. This update will be effective for fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This pronouncement is effective for interim and annual reporting periods beginning on or after December 15, 2011, with early adoption prohibited. The new guidance will require prospective application. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are as follows:

December 31,
2010
Land	$118,366
Buildings and improvements	1,454,511
Machinery and equipment	3,255,321
Furniture and fixtures	21,279
Construction in progress	-
4,849,477
Less - Accumulated depreciation	-
$4,849,477

Based on conditions which existed within the biodiesel market, the shutdown of the Biodiesel Production Facility and the merger (See Note 11 – Subsequent Events), the Company performed an evaluation of the fair value of the Biodiesel Production Facility. Based upon this evaluation, the Company recorded an impairment charge of $3,918,892, as of March 31, 2010, to reduce the carrying value of the Biodiesel Production Facility to its fair value.

Upon the recognition of the impairment loss, the adjusted carrying amounts of the assets became their new cost basis. The Company will not incur depreciation expense until such time as the Biodiesel Production Facility is placed back in service.

F-55

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 4 - RELATED PARTY

Metalico Inc. (“Metalico”) is a stockholder of the Company and its Chairman and Chief Executive Officer is a former director of the Company and previously served as the Company’s President and Chairman of the Board from September 2006 to the completion of the Beacon Merger on February 7, 2011 (See Note 11 – Subsequent Events).

Metalico provided office space, management and administrative support to the Company on a month to month basis. General and administrative expenses paid to Metalico during the years ended December 31, 2010 were as follows:

For the years ended December 31,
2010
Management fees	$33,000
Rent	14,400
Administrative fees	12,600
$60,000

At December 31, 2010, included within due to related parties were obligations to Metalico of $481,471 for general corporate and administrative expenses and $230,500 for advances made for feedstock purchases and for utilities payments.

Additionally, as of December 31, 2010, included within due to related parties was $300,000 for an obligation to the Chief Executive Officer for advances made to the Company. In connection with the Beacon Merger, on February 7, 2011, this amount plus an additional $50,000 in advances made during fiscal 2011 were exchanged for a note payable (See Note 11 – Subsequent Events).

NOTE 5 – MAJOR CUSTOMER

Included in revenues for the year ended December 31, 2010 was a Federal Biodiesel Tax Credit of approximately $219,000 which was reflected in accounts receivable at December 31, 2010. This amount was collected in March 2011.

F-56

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 6 – LONG-TERM DEBT

In April 2009, the Company entered into note purchase agreements (each a “Beacon Note Purchase Agreement”) with certain investors pursuant to which the Company sold secured promissory notes, accruing interest at 15% per annum interest rate and due and payable on April 10, 2012 (the “Beacon Notes”), in an aggregate principal amount of $1,650,000 (including $150,000 aggregate principal amount of Beacon Notes issued to the Company’s President and Chairman of the Board). All principal and interest on the Beacon Notes were due at the maturity date of April 10, 2012 and, pursuant to the terms of the Beacon Notes and that certain Deed of Trust and Security Agreement dated as of April 10, 2009, the Beacon Notes were secured by the Biodiesel Production Facility. Pursuant to the Beacon Note Purchase Agreements, the note holders also were issued warrants to purchase a total of 4,167,777 shares of the Company’s common stock at an exercise price of $0.01 per share, such warrants expiring on April 10, 2019 (the “Beacon Warrants”). The aggregate fair value of the Beacon Warrants of $1,292,010 was computed using the Black-Sholes option-pricing model. Variables used in the Black-Sholes option-pricing model include (i) risk-free interest rate at the date of the grant, which was 2.02%, (ii) expected option life based on the weighted average of 5 years, (iii) expected volatility computed at 122% and (iv) zero expected dividends. The Company recorded the value of the warrant at its relative fair value of $724,619, and recorded a debt discount for this amount. During the year ended December 31, 2010, the Company recorded interest expense related to the amortization of the debt discount of $419,554. During the year ended December 31, 2010, the Company recorded interest expense on the Beacon Notes of $239,004 and recorded interest expense related to the amortization of deferred financing costs of $22,500. Accrued interest payable on the Beacon notes as of December 31, 2010 is $410,091. As of December 31, 2010, the long term debt, net of discount of $0 was $1,650,000.

In connection with the Beacon Merger, all of the Beacon Notes and the accrued but unpaid interest under the Beacon Notes were exchanged for new subordinated convertible promissory notes of the Company in the aggregate principal amount of $1,650,000, accruing interest at 10% per annum and due and payable on February 7, 2014, and a total of 311,780 shares of the Company’s post-merger common stock (See Note 11 – Subsequent Events).

NOTE 7 – STOCK WARRANTS

As of December 31, 2010, Beacon Warrants to purchase a total of 176,815 shares of the Company’s common stock were outstanding, all of which were exercisable at an exercise price of $0.01 per share.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings and Other Commitments

On July 9, 2009, the Company received a demand letter for the payment of $357,729 from Gavilon LLC (“Gavilon”), one of the Company’s suppliers, for alleged raw material purchases and commitments made by the Company in 2008.  The Company is currently in discussions with Gavilon to resolve the matter.  As of December 31, 2010, the Company has included in accounts payable an obligation to Gavilon in the amount of $145,000.  The Company believes it is not liable for any amount in excess of the $145,000 amount.

In connection with the Company’s interests in Terra Bioenergy LLC (“Terra”) the Company guaranteed $250,000 (plus accrued but unpaid interest and related expenses) of $1,250,000 of subordinated debt incurred by Terra.  Beacon has the right to receive a fee of approximately $10,000 per year plus the allocation of certain tax credits in exchange for such guarantee.  As of December 31, 2010, Terra has made no claim to the Company and the Company has not received or recognized any revenue related to this guarantee.

Included in accrued expenses at December 31, 2010 is approximately $470,000 in connection with the Company’s potential liabilities related to these legal and other commitment obligations.

F-57

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 9 - INCOME TAXES

The income tax provision (benefit) consists of the following:

Year ended December 31, 2010
Federal
Current	-
Deferred	(2,576,150)
State and Local
Current	-
Deferred	(1,034,642)
Change in valuation allowance	3,610,792
Income tax provision (benefit)	-

Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes. Temporary differences that give rise to a significant portion of deferred tax assets and liabilities at December 31, 2010 are approximately as follows:

Net operating loss carryovers	$6,052,828
Capital loss carryovers	1,859,000
Inventory	4,568
Property, plant and equipment	1,217,396
Subtotal	9,133,792
Valuation allowance	(9,133,792)
Total deferred tax asset, net of valuation allowance	$-

The provision/(benefit) for income taxes on continuing operations varies from the amounts computed by applying the U.S. federal statutory tax rate as a result of the following approximate differences:

Federal income tax benefit at statutory rate	$(2,167,876)
State income taxes, net of federal benefit	(378,741)
Deferred tax true-up	(1,068,510)
Other permanent differences	4,335
Change in valuation allowance	3,610,792
Total (benefit) provision for income taxes	$-

F-58

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 9 - INCOME TAXES, continued

As of December 31, 2010, the Company has approximately $14 million of federal and state net operating carryovers (“NOLs”). These net operating loss carryovers will begin to expire in 2027.

The Company’s ability to use these NOLs can be negatively impacted if there is a future “ownership change” as defined in Section 382 of the Internal Revenue Code. In the event an “ownership change” were to occur, the Company’s ability to utilize these net operating losses could be significantly limited and could cause the Company to pay federal income taxes much sooner than currently anticipated.

The net change in the valuation allowance for the years ended December 31, 2010 was $1.6 million. The establishment of the valuation allowance is primarily due to the uncertainty of realizing the full benefit of the NOL carryforwards. In evaluating the amount of the valuation allowance needed, the Company considers the prior operating results and future plans and expectations. The utilization period of the NOL carryforwards and the turnaround period of other temporary differences are also considered. As of December 31, 2010, the Company has fully reserved against its net deferred tax assets since it is not considered more likely than not that these benefits will be realized. .

The Company files consolidated federal income tax returns and also files returns in various state and local jurisdictions. While the Company is not currently under audit, the Company’s tax returns are subject to audit in federal and state jurisdictions beginning with the 2006 tax year.

NOTE 10 – STOCKHOLDERS’ EQUITY

As of December 31, 2010 the Company had authorized 75,000,000 shares of capital stock, par value $0.001 per share, of which 70,000,000 are shares of common stock and 5,000,000 are shares of preferred stock.

NOTE 11 – SUBSEQUENT EVENTS

Merger

On February 7, 2011, Beacon completed the Beacon Merger, where Environmental Quality Management, Inc. (“EQ”) merged with and into Beacon Acquisition, Inc., a wholly-owned subsidiary of Beacon (“Merger Sub”), with EQ continuing as the surviving corporation and as a wholly-owned subsidiary of Beacon , pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 25, 2011, by and among Beacon, Merger Sub and EQ (the “Merger Agreement”). The Merger was accounted for as a reverse business combination, with EQ as the surviving corporation for accounting purposes.

On February 4, 2011, pursuant to the terms of the Merger Agreement, Beacon filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation affecting a 1 for 5 reverse split of Beacon’s common stock. All shares of Beacon’s common stock and prices per share are provided on a post-reverse split basis.

Additionally, on February 4, 2011, pursuant to the terms of the Merger Agreement, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Convertible Preferred Stock (“Series A Certificate of Designation”) creating a new series of preferred stock of the Company, par value $0.001 per share, designated as “Series A Convertible Preferred Stock” (“Series A Stock”).

F-59

BEACON ENERGY HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

NOTE 11 – SUBSEQUENT EVENTS, continued

Merger, continued

On February 7, 2011, the reverse business combination was deemed effective upon which Beacon and EQ closed the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the former stockholders of EQ were issued a total of 33,185,049 shares of Beacon’s common stock, including 11,433,858 shares held in escrow pursuant to the terms of the Merger Agreement (the “Escrow Shares”), and 952,381 shares of Series A Stock, in exchange for their shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock. The Merger Agreement provided that all of the Escrow Shares would be released to their holders on February 7, 2012 unless either the Federal Biodiesel Tax Credit was extended at least through December 31, 2012 or the Biodiesel Production Facility met certain performance goals, and otherwise the Escrow Shares could have been released in payment of certain indemnification obligations under the Merger Agreement. On February 7, 2012, all of the Escrow Shares were released to their holders. The shares of Series A Stock issued pursuant to the Merger Agreement are convertible, at the option of the holder, into a total of 8,571,429 shares of Beacon’s common stock at a conversion price of $0.35 per share (subject to adjustment in accordance with the terms of the Series A Certificate of Designation).

On February 7, 2011, in connection with the Beacon Merger, a total of $350,000 of advances to pay Beacon’s operating expenses prior to the Beacon Merger made to Beacon by its Chief Executive Officer were converted into a subordinated promissory note of Beacon in the principal amount of $350,000, accruing interest at 10% per annum and due and payable on February 7, 2014 (the “Beacon Director Note”).

On February 7, 2011, in connection with the Beacon Merger, the holders of the Beacon Notes, were issued (i) in exchange for the aggregate principal amount outstanding under the Beacon Notes, new subordinated convertible promissory notes of Beacon in the aggregate principal amount of $1,650,000, accruing interest at 10% per annum and due and payable on February 7, 2014 (the “Merger Notes”), and (ii) in exchange for the accrued but unpaid interest under the Beacon Notes, a total of 311,780 shares of Beacon’s common stock. The principal of the Merger Notes are convertible, at the option of the holder, into a total of 1,187,136 shares of Beacon’s common stock at an exercise price of $1.3899 per share (subject to adjustment in accordance with the terms of the Merger Notes), are subordinate to EQ’s obligations to its senior lender, and are secured by a lien on the Biodiesel Production Facility. The Merger Notes provide for customary events of default, the occurrence of which may result in all of the Merger Notes then outstanding becoming immediately due and payable.

Effective February 7, 2011, pursuant to the terms of the Merger Agreement, Beacon’s incumbent directors resigned and Beacon elected new directors. Also, effective February 7, 2011, Beacon appointed a new Chief Executive Officer, President, Chief Operating Officer; and Chief Financial Officer, Secretary and Treasurer.

On February 7, 2011, pursuant to the terms of the Merger Agreement, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation changing the Company’s name to “EQM Technologies & Energy, Inc.”

F-60

EQM TECHNOLOGIES & ENERGY, INC.

INTRODUCTION TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 (Unaudited)

On February 7, 2011, Environmental Quality Management, Inc. (“EQ”) consummated a “reverse business combination” transaction with Beacon Energy Holdings, Inc. (“Beacon”), a Delaware corporation, and Beacon Acquisition, Inc. (“Acquisition Sub”), an Ohio corporation and a wholly-owned subsidiary of Beacon. EQ merged with and into Acquisition Sub with the result that, on February 7, 2011, EQ became a subsidiary of Beacon (the “Beacon Merger”). Following the Beacon Merger, the former stockholders of EQ owned 78% of the merged company and the former stockholders of Beacon owned 22% of the merged company.

Following the Beacon Merger, Beacon changed its name to “EQM Technologies & Energy, Inc.”, which together with its subsidiaries is referred to herein as the “Company” or “EQM”. As a result of the Beacon Merger, EQ’s former stockholders acquired a majority of EQM’s common stock and EQ’s officers and directors became the officers and directors of EQM. For accounting purposes, the Beacon Merger has been treated as an acquisition of Beacon by EQ, whereby EQ was deemed to be the accounting acquirer. The historical consolidated financial statements prior to February 7, 2011 are those of EQ. In connection with the Beacon Merger, EQ has restated its statements of stockholders’ equity and redeemed preferred stock on a recapitalization basis so that all equity accounts are now presented as if the recapitalization had occurred at the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statement of operations gives effect to the above described reverse business combination.

Since the reverse business combination was consummated on February 7, 2011, the EQM consolidated statement of operations for the year ended December 31, 2011 already incorporates Beacon from February 7, 2011. Accordingly, this pro forma condensed combined statement of operations reports the pro forma effect as of the business combination had occurred on January 1, 2011. References are made to the notes to the pro forma statements and a detailed explanation of this combination.

This pro forma condensed combined statement of operations may not be indicative of what would have occurred if the reverse business combination had actually occurred on the indicated dates and they should not be relied upon as an indication of future results of operations.

On February 7, 2011, pursuant to the terms of the Merger Agreement, the former stockholders of EQ were issued a total of 33,185,049 shares of the Company’s common stock, including 11,433,858 shares held in escrow pursuant to the terms of the Merger Agreement (the “Escrow Shares”), and 952,381 shares of the Company Series A Convertible Preferred Stock (“Series A Stock”), in exchange for their shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock. The Merger Agreement provided that all of the Escrow Shares would be released to their holders on February 7, 2012 unless either the $1.00 per gallon federal biodiesel tax credit that expired on December 31, 2009 and was retroactively reinstated through the end of 2011 was extended at least through December 31, 2012 or Beacon’s biodiesel production facility met certain performance goals, and otherwise the Escrow Shares could have been released in payment of certain indemnification obligations under the Merger Agreement. On February 7, 2012, all of the Escrow Shares were released to their holders The conversion feature of Series A Stock was deemed to be a derivative liability. The shares of Series A Stock issued pursuant to the Merger Agreement are convertible, at the option of the holder, into a total of 8,571,429 shares of the Company’s common stock at a conversion price of $0.35 per share (subject to adjustment in accordance with the terms of the Series A Certificate of Designation).

In addition, on February 7, 2011, pursuant to the terms of the Merger Agreement, the former holders of $1,650,000 aggregate principal amount of Beacon’s secured promissory notes, accruing interest at 15% per annum interest rate and due and payable on April 10, 2012, were issued (i) in exchange for the aggregate principal amount outstanding under such notes, new subordinated convertible promissory notes of EQM in the aggregate principal amount of $1,650,000, accruing interest at 10% per annum and due and payable on February 7, 2014 (the “10% Convertible Notes”). The conversion feature of these 10% Convertible Notes was deemed to be a derivative liability, and (ii) in exchange for the accrued but unpaid interest under such notes, a total of 311,780 shares of the Company’s common stock. The 10% Convertible Notes are convertible, at the option of the holder, into a total of 1,187,174 shares of the Company’s common stock at an exercise price of $1.3899 per share (subject to adjustment in accordance with the terms of the 10% Convertible Notes), are subordinate to EQM’s obligations to its senior lender, and are secured by a lien on the biodiesel production facility.

F-61

Immediately following the Merger, the former stockholders of EQ held approximately 78% and 83% of the fully converted common shares outstanding, assuming none or all of the 11,433,858 Escrow Shares were released, respectively.

In contemplation of the Merger, Beacon evaluated the fair value of its biodiesel production facility. Based upon this evaluation, the Company recorded an impairment charge of $3,918,892 to reduce the carrying value of this facility to its fair value.

F-62

EQM TECHNOLOGIES & ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

	EQM	Beacon			Pro forma
	Technologies	Energy			EQM
	& Energy, Inc.	Holdings, Inc.	Pro forma		Technologies
	(historical)	(historical)	adjustments	Note	& Energy, Inc.
	Note A	Note B
Revenues	$77,372,285	$-	$-		$77,372,285

Cost of revenues	65,628,039	-	-		65,628,039
Gross profit	11,744,246	-	-		11,744,246

Operating expenses:
Selling, general and administrative expenses	16,750,497	92,642	-		16,843,139
Depreciation and amortization	1,434,051	63,962	-		1,498,013
Total operating expenses	18,184,548	156,604	-		18,341,152

Operating loss	(6,440,302)	(156,604)	-		(6,596,906)

Other income (expense), net:
Change in fair value of derivative liabilities	592,293	-	-		592,293
Interest expense	(930,664)	(20,750)	8,708	C	(942,706)
Other income (expense)	(40,846)	-	-		(40,846)
Other income (expense), net	(379,217)	(20,750)	8,708		(391,259)

Loss before income taxes	(6,819,519)	(177,354)	8,708		(6,988,165)

Income tax benefit	(2,604,741)	-	-		(2,604,741)

Net loss	$(4,214,778)	$(177,354)	$8,708		$(4,383,424)

Deemed dividend on redeemable Series A
convertible preferred stock	(947,027)	-	$-		(947,027)

Net loss available to common stockholders	$(5,161,805)	$(177,354)	$8,708		$(5,330,451)

Basic and diluted net loss per share	$(0.18)				$(0.18)

Weighted average number of common shares outstanding - basic and diluted	28,381,796		746,623	D	29,128,419

See footnotes to this unaudited pro forma condensed combined financial statement

F-63

EQM Technologies & Energy, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

I.	Merger

Merger with Environmental Quality Management, Inc.

On January 25, 2011, Environmental Quality Management Inc., (“EQ”) entered into the Beacon Merger Agreement with Beacon Energy Holdings (“Beacon”) and Beacon Acquisition, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Beacon. On February 7, 2011, pursuant to the Beacon Merger Agreement, EQ merged with and into Acquisition Sub, and continued as the surviving corporation and as a wholly-owned subsidiary of Beacon. Following the Beacon Merger, Beacon changed its name to “EQM Technologies & Energy, Inc.”, which together with its subsidiaries is referred to herein as the “Company” or “EQM”.

The Beacon Merger was accounted for as a reverse business combination and recapitalization, whereupon EQ was deemed to be the acquirer and Beacon was deemed the acquired company for accounting purposes. Accordingly, the Company’s historical financial statements for periods prior to the Beacon Merger are those of EQ.

As a part of the Beacon Merger, EQM acquired a biodiesel production facility in Cleburne, Texas (the “Biodiesel Production Facility’) which specializes in the processing of animal fats and other secondary feedstock, utilizing a state-of-the-art fats processing technology to produce high quality biodiesel. At full production capacity, the Biodiesel Production Facility can produce 12 million gallons of biodiesel per year. In early March 2010, the Biodiesel Production Facility had been shut down due to Beacon’s inability to secure sufficient working capital financing. The Company restarted the Biodiesel Production Facility and resumed producing biodiesel for sale during April 2011.

II.	Purchase Price Allocation

In connection with the Beacon Merger, the Company was deemed to have acquired the net assets of Beacon, consisting principally of the Biodiesel Processing Facility.

The following details the allocation of the purchase price consideration:

Cash	$5,337
Accounts receivable	227,879
Plant and equipment	4,849,477
Accounts payable	(611,527)
Interest payable	(430,008)
Accrued expenses	(816,158)
Beacon Merger Notes	(1,650,000)
Beacon Director Note	(350,000)
Total	$1,225,000

Purchase price consideration	$1,225,000

The total fair value of the net assets of Beacon was determined by the Company to be approximately $1,225,000 based on the consideration transferred.  The total consideration was based on the number of equity interests the Company would have had to issue to give the shareholders of Beacon the same percentage of equity interest in the combined entity that results from the reverse business combination, at its fair value.

F-64

EQM Technologies & Energy, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III.	Pro Forma Adjustments

Pro Forma Condensed Combined Statement of Operations - For the Year ended December 31, 2011

Note A Derived from EQM’s audited financial statements for the year ended December 31, 2011 as presented within Item 15 of this Registration Statement

Note B Derived from the internal unaudited financial statements Beacon Energy Holdings, Inc. for the period January 1, 2011 through February 7, 2011.

Note C To record the Pro Forma effect of interest reduction of $8,708 on the $1,650,000 of 10% Convertible Notes reflecting the reduction in the interest rate to 10% from 15% per annum for January 1, 2011 through February 7, 2011.

Note D To record the Pro Forma effect of the Beacon Merger on the weighted average shares outstanding as if the Merger was consummated on January 1, 2011.

	Actual – EQM	Pro forma	Adjustment
Balance – January 1, 2011	32,314,136	32,314,136	-
Escrow Shares	(11,433,858)	(11,433,858)	-
Shares sold to employees	818,420	818,420	-
EQM stock issued in exchange for accrued interest	280,175	311,780	31,605
Beacon common stock at merger	6,179,647	6,876,741	697,094
Beacon penny warrants at merger	158,893	176,817	17,924
Common stock issued to directors	64,384	64,384	-

Total weighted average shares outstanding – year ended December 31, 2011	28,381,797	29,128,420	746,623

F-65